Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

THE SELLERS SET FORTH ON ANNEX I HERETO,

PEAK EXPLORATION & PRODUCTION, LLC,

EPSILON ENERGY USA, INC.,

EPSILON ENERGY LTD.

AND

YORKTOWN ENERGY PARTNERS XI, L.P.

(as Sellers’ Representative)

DATED AS OF AUGUST 11, 2025

APPENDICES

Appendix A – Definitions

ANNEXES

Annex I – Schedule of Sellers

EXHIBITS

Exhibit A-1 – Leases

Exhibit A-2 – Wells

Exhibit A-3 – Surface Interests

Exhibit A-4 – Real Property Interests

Exhibit A-5 – Office Leases

Exhibit A-6 – Permits

Exhibit B – Form of Assignment Agreement

Exhibit C – Form of Lock-Up Agreement

Exhibit D – Form of Registration Rights Agreement

Exhibit E – R&W Insurance Policy

SCHEDULES

Schedule 3.2 – Purchase Price Allocation Schedule

Schedule 3.3(a)(i) – Appraised Value of the Durango Building

Schedule 3.3(b)(vi) – Improvements in Pennsylvania

Schedule 3.4 – Allocated Values

Schedule 5.5 – No Conflicts

Schedule 5.6 – Capitalization

Schedule 5.8 – Litigation

Schedule 5.10 – Credit Support

Schedule 6.1(a) – Knowledge of the Company

Schedule 6.5 – No Conflicts

Schedule 6.6(b) – Outstanding Interests of the Company

Schedule 6.6(c) – Other Interests of the Company

Schedule 6.6(d) – Agreements Affecting Company Interests

Schedule 6.7 – Subsidiaries

Schedule 6.8 – Litigation

Schedule 6.9 – Taxes and Assessments

Schedule 6.10 – Capital Commitments

Schedule 6.12 – Material Contracts

Schedule 6.13 – Payments for Production and Imbalances

Schedule 6.15 – Non-Consent Operations

Schedule 6.16 – Plugging and Abandonment

Schedule 6.17 – Environmental Matters

Schedule 6.18 – Permits

Schedule 6.19 – Suspense Funds; Royalties

Schedule 6.20 – Specified Bank Accounts

Schedule 6.22 – Credit Support

Schedule 6.23 – Bank Accounts

Schedule 6.26 – Undisclosed Liabilities

Schedule 6.27 – Absence of Changes

Schedule 6.28(a)(i) – Employees

Schedule 6.28(a)(ii) – Contingent Workers

Schedule 6.29(a) – Benefit Plans

Schedule 6.29(c) – Qualified Benefit Plans

Schedule 6.30 – Insurance

Schedule 6.31(a) – Intellectual Property

Schedule 6.32 – Indebtedness

Schedule 6.33 – Related Party Transactions

Schedule 6.34 – Condemnation

Schedule 6.36 – Wells

Schedule 6.37 – Company Hedges

Schedule 6.38 – Operations

Schedule 6.39 – Financial Statements

Schedule 7.1(a) – Purchaser’s Knowledge

Schedule 7.5 – No Conflicts

Schedule 7.9 – Consents, Approvals or Waivers

Schedule 7.12(c) – Agreements Affecting Purchaser Parent Interests

Schedule 8.2 – Operation of Business

Schedule 8.18 – Conduct of Purchaser Parent

Schedule 10.2(e) – Officers, Managers and Directors to Resign

Schedule 10.2(i) – Acknowledgements

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of August 11, 2025 (the “Execution Date”), by and among (i) the Sellers set forth on Annex I hereto  (each, a “Seller” and collectively, “Sellers”), (ii) PEAK EXPLORATION & PRODUCTION, LLC, a Delaware limited liability company (the “Company”), (iii) EPSILON ENERGY USA, INC., an Ohio corporation (“Purchaser”), (iv) EPSILON ENERGY LTD., a limited liability company organized under the laws of Canada (“Purchaser Parent”), and (v) YORKTOWN ENERGY PARTNERS XI, L.P., a Delaware limited partnership (“Yorktown XI”), as representative of Sellers (in such capacity, “Sellers’ Representative”). Sellers, the Company, Purchaser, Purchaser Parent and Sellers’ Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Sellers own 100% of the issued and outstanding Interests of the Company (the “Company Interests”), and the Company Group owns 100% of the Assets; and

WHEREAS, the Parties desire that, at the Closing, Sellers shall sell and transfer to Purchaser, and Purchaser shall purchase and acquire from Sellers, the Company Interests, in the manner and upon the terms and subject to the conditions hereafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

Article 1

DEFINITIONS AND INTERPRETATION

Section 1.1Defined Terms. In addition to the terms defined in the Preamble and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A. A defined term has its defined meaning throughout this Agreement regardless of whether such defined term appears before or after the place where such defined term is defined, and its other grammatical forms have corresponding meanings.

Section 1.2References and Rules of Construction. All references in this Agreement to Exhibits, Annexes, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions refer to the corresponding Exhibits, Annexes, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Annexes, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. All references to “$” shall be deemed references to Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Unless expressly provided to the contrary, the word “or,” “either” or “any” is not exclusive. As used herein, the word (a) “day” means calendar day; (b) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (c) “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause, or other subdivision unless expressly so limited; (d) “this Article,” “this

Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection, and clause hereof in which such words occur; and (e) “including” (in its various forms) means including without limiting the foregoing in any respect. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. Exhibits, Annexes, Schedules and Appendices referred to herein are attached to this Agreement and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date or as hereafter amended. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. References to a specific time shall refer to prevailing Mountain Time, unless otherwise indicated. If any period of days referred to in this Agreement ends on a day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day. References to a Person are also to its permitted successors and permitted assigns. The phrases “disclosed in writing to Purchaser”, “provided to Purchaser” or “made available to Purchaser” or similar phrases as used in this Agreement shall mean that the subject documents were posted to the Data Room at least two (2) Business Days prior to the Execution Date. Unless expressly provided to the contrary, any agreement, instrument or writing defined or referred to herein means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified.

Article 2

PURCHASE AND SALE

Section 2.1Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, (a) Sellers agree to sell, transfer, and convey the Company Interests to Purchaser, free and clear of any Encumbrances (other than transfer restrictions contained in the Company Organizational Documents, this Agreement, and applicable federal or state securities Laws and subject to Purchaser’s obligations pursuant to Section 10.3(d)) and (b) Purchaser agrees to purchase, accept, and pay for the Company Interests.

Section 2.2Effective Time. Subject to the other terms and conditions of this Agreement, the Company Interests shall be transferred from Sellers to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 12:01 a.m., Mountain Time, on January 1, 2025 (the “Effective Time”).

Article 3

PURCHASE PRICE

Section 3.1Purchase Price. On the terms and subject to the conditions of this Agreement, the purchase price for the purchase and sale of the Company Interests shall be Five Million, Eight Hundred Thousand (5,800,000) common shares, no par value, of Purchaser Parent (such Purchaser Parent common shares, the “Purchaser Parent Common Stock”, and as valued in accordance with Section 3.2, the “Unadjusted Purchase Price”), as adjusted and issued, as applicable, pursuant to and in accordance with this Agreement, including Section 3.3 and Section 10.4.  Notwithstanding the foregoing, if, at any time on or after the Execution Date and prior to the Closing, (a) Purchaser Parent makes, pays, or effects (or any record date is established with respect thereto) (i) any dividend on the Purchaser Parent Common Stock payable in Purchaser Parent Common Stock, (ii) any subdivision or split of Purchaser Parent Common Stock, (iii) any combination or reclassification of Purchaser Parent Common Stock into a smaller number of shares of Purchaser Parent Common Stock, or (iv) any issuance of any securities by reclassification of Purchaser Parent Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Purchaser Parent is the surviving person) or (b) any merger, consolidation, combination, or other transaction is consummated pursuant to which Purchaser Parent Common Stock is converted into the right to receive cash or other securities, then the number of shares of Purchaser Parent Common Stock to be issued to Sellers (or their designees) as the Unadjusted Purchase Price pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (a)(iv) and (b) to provide for the receipt by Sellers, in lieu of any Purchaser Parent Common Stock, the same number or amount of cash and/or securities as is received in exchange for each share of Purchaser Parent Common Stock in connection with any such transaction described in clauses (a)(iv) and (b) hereof.  An adjustment made pursuant to the foregoing sentence shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, merger, combination, reclassification or other transaction.

Section 3.2Allocation of Purchase Price. The Parties agree that the Adjusted Purchase Price and any other amounts treated as consideration for U.S. federal and applicable state, local, or foreign Tax purposes shall be allocated among the Assets of the Company in accordance with Sections 751 and 1060 of the Code and the methodologies and allocations set forth on Schedule 3.2 (the “Purchase Price Allocation Schedule”). The Parties hereby further agree that, for U.S. federal and applicable state, local, or foreign Tax purposes, the Purchaser Parent Common Stock issued as consideration hereunder shall be valued by the Parties based on the volume weighted average price of Purchaser Parent Common Stock as reported on the Nasdaq Global Market for the sixty (60) consecutive trading days prior to the Closing Date. Within sixty (60) days after the Closing, Purchaser shall deliver to Sellers’ Representative a draft Internal Revenue Service Form 8594 prepared in accordance with the Purchase Price Allocation Schedule. Sellers’ Representative shall, within thirty (30) days after receipt of the draft Purchase Price Allocation Schedule, notify Purchaser if Sellers’ Representative disagrees with such draft Purchase Price Allocation Schedule, and if Sellers’ Representative does not so notify Purchaser within such thirty (30) day period, the draft Purchase Price Allocation Schedule shall be final and binding on the Parties. If Sellers’ Representative disagrees with the draft Purchase Price Allocation Schedule, Purchaser and Sellers’ Representative shall make a good faith effort to resolve the dispute. If Purchaser and Sellers’ Representative have been unable to resolve their differences within thirty (30) days after Purchaser has been notified of Sellers’ Representative’s disagreement with the draft Purchase Price Allocation Schedule, then any remaining disputed issues shall be submitted to the Independent Accountant who shall resolve the disagreement in a final binding manner in accordance with the dispute resolution procedures set forth in Section 10.4, mutatis mutandis. The Parties shall use the Form 8594 and Purchase Price Allocation Schedule, as agreed by the Parties or as determined by the Independent Accountant, in reporting this transaction to the applicable Taxing Authorities, and no Party shall file any Tax Return or otherwise take any position for Tax purposes that is inconsistent with the Form 8594 and Purchase Price Allocation Schedule as finalized hereunder. Each Party shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the allocations set forth on Form 8594 or Purchase Price Allocation Schedule, and no Party shall agree to any proposed adjustment to the allocation contained in the Form 8594 or Purchase Price Allocation Schedule by any Taxing Authority unless pursuant to a “determination” within the meaning of Code Section 1313(a).

Section 3.3Adjustments to Purchase Price. All adjustments to the Unadjusted Purchase Price shall be made (a) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP as consistently applied by Sellers, (b) without duplication (in this Agreement or otherwise), and (c) with respect to matters (i) in the case of Section 3.3(b)(i) and Section 3.3(b)(ii), for which notice is given on or before the Claim Date, and (ii) in all of the other cases set forth in Section 3.3(a) and Section 3.3(b), identified on or before the Closing. Each adjustment to the Unadjusted Purchase Price described in Section 3.3(a) and Section 3.3(b) will be calculated in Dollars and shall be allocated among the Assets in accordance with Section 3.4. Without limiting the foregoing, the adjustments to the Unadjusted Purchase Price shall be translated to an increase or decrease (as the case may

be) to the Purchaser Parent Common Stock to be issued by Purchaser by dividing the Dollar amount of such adjustment by the volume weighted average price of Purchaser Parent Common Stock as reported on the Nasdaq Global Market for the sixty (60) consecutive trading days prior to the Closing Date and rounding to the nearest whole number of shares. The result of the adjustments to Unadjusted Purchase Price pursuant to Section 3.3(a) and Section 3.3(b) shall be referred to herein as the “Adjusted Purchase Price”.

(a)The Unadjusted Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)an amount equal to the appraised value of the Durango Building as per Schedule 3.3 (a)(i); and

(ii)any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the Unadjusted Purchase Price.

(b)The Unadjusted Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)any reductions to the Unadjusted Purchase Price to be made in accordance with Section 4.2, reduced by any amounts for Title Benefits determined pursuant to Section 4.3 and Section 4.4;

(ii)any reductions to the Unadjusted Purchase Price to be made in accordance with Section 4.3;

(iii)to the extent not in the Specified Bank Accounts as of Closing, the amount of any Suspense Funds as of Closing, if any;

(iv)any Leakage as of the Closing;

(v)any Company Transaction Expenses in excess of the Fee Cap outstanding as of Closing;

(vi)the appraised value of Purchaser’s non-oil and gas real estate and improvements in Pennsylvania as per Schedule 3.3(b)(vi) attached hereto;

(vii)the unpaid expenses that were incurred in connection with the contemplated initial public offering of securities of Peak Resources LP and Peak Resources GP LLC that (A) Sellers have allocated to the Company and are unpaid as of the Closing and (B) are subject to an obligation of the Company Group to reimburse a Third Party;

(viii)except for the Wyoming Tax Matter, accrued but unpaid Taxes of the Company Group for periods ending on or before the Effective Time, if any; and

(ix)any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the Unadjusted Purchase Price.

Section 3.4Allocated Values. The “Allocated Values” for the Assets (which are provided for, and allocated among, each of the Leases and Wells are set forth on Schedule 3.4. Each adjustment pursuant to Section 3.3 shall be allocated to the particular Assets to which such adjustment relates to the extent, and in the proportion which, such adjustment relates to such Assets and to the extent that it is, in the commercially reasonable discretion of Purchaser, possible to do so. Any adjustment not allocated to a specific Asset or Assets pursuant to the immediately preceding sentence shall be allocated among each Asset in an amount equal to the Allocated Value of such Asset divided by the total Allocated Value on Schedule 3.4. Sellers have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but make no representation or warranty as to the accuracy of such values. For the avoidance of doubt, the Parties agree that the Allocated Values set forth on Schedule 3.4 shall be utilized to determine if the Individual Defect Threshold and Aggregate Defect Deductible are met but all adjustments to the Unadjusted Purchase Price shall be made by utilizing the volume weighted average price of Purchaser Parent Common Stock as reported on the Nasdaq Global Market for the sixty (60) consecutive trading days prior to the Closing Date in accordance with Section 3.3.

Article 4

TITLE AND ENVIRONMENTAL MATTERS

Section 4.1Sellers’ and the Company Group’s Title.

(a)WITHOUT LIMITING PURCHASER’S REMEDIES UNDER THE R&W INSURANCE POLICY, FOR TITLE DEFECTS SET FORTH IN THIS ARTICLE 4 AND PURCHASER’S RIGHT TO TERMINATE THIS AGREEMENT PRIOR TO CLOSING PURSUANT TO SECTION 11.1(F), (I) SELLERS DO NOT MAKE, SELLERS EXPRESSLY DISCLAIM, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO THE COMPANY GROUP’S TITLE TO, OR ANY OTHER PERSON’S TITLE TO, OR ANY DEFICIENCY IN TITLE TO, ANY OF THE ASSETS OR THE DESCRIPTIONS THEREOF (INCLUDING ANY LISTINGS OF NET MINERAL ACRES, PERCENTAGE WORKING INTEREST, OR PERCENTAGE NET REVENUE INTEREST FOR ANY ASSET) AND (II) PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE PROVISIONS OF SECTION 4.5, PURCHASER’S SOLE REMEDY FOR ANY DEFECT OF TITLE OR ANY OTHER TITLE MATTER, INCLUDING ANY TITLE DEFECT, WITH RESPECT TO ANY OF THE ASSETS, (i) ON OR BEFORE THE CLAIM DATE, SHALL BE AS SET FORTH IN SECTION 4.2 AND (ii) FROM AND AFTER THE CLAIM DATE (WITHOUT DUPLICATION), SHALL BE PURSUANT TO THE SPECIAL WARRANTY BY SELLERS SET FORTH IN SECTION 6.25. EXCEPT FOR THE SPECIAL WARRANTY BY SELLERS SET FORTH IN SECTION 6.25  AND WITHOUT LIMITING PURCHASER’S REMEDIES UNDER THE R&W INSURANCE POLICY OR FOR TITLE DEFECTS SET FORTH IN THIS ARTICLE 4, PURCHASER HEREBY WAIVES ANY RIGHT TO ASSERT ANY TITLE DEFECT OR OTHER TITLE MATTER, OR TO OTHERWISE RECEIVE ANY ADJUSTMENT TO THE UNADJUSTED PURCHASE PRICE IN RESPECT OF, ANY TITLE DEFECT OR OTHER TITLE MATTER.

(b)NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER SHALL NOT BE ENTITLED TO PROTECTION UNDER (NOR HAVE THE RIGHT TO MAKE A CLAIM AGAINST) THE SPECIAL WARRANTY BY SELLERS SET FORTH IN SECTION 6.25 FOR ANY EXCLUDED DEFECT OR ANY TITLE DEFECT ASSERTED UNDER THIS ARTICLE 4 (OR ANY MATTER RAISED IN ANY TITLE DEFECT NOTICE) PRIOR TO THE CLAIM DATE.

Section 4.2Notice of Title Defects; Title Defect Adjustments.

(a)Title Defect Notice. To assert a claim of a Title Defect, Purchaser must deliver a claim notice to Sellers’ Representative (a “Title Defect Notice”) no later than 5:00 p.m., Mountain Time, on the day that is forty-five (45) days following the Execution Date (the “Claim Date”). To give Sellers an opportunity to commence reviewing and curing alleged Title Defects asserted by Purchaser, Purchaser shall use Commercially Reasonable Efforts to give Sellers’ Representative, on or before the end of each calendar week prior to the Claim Date, written notice of all alleged Title Defects discovered by Purchaser or Purchaser’s Representatives during such calendar week, which notice may be preliminary in nature and supplemented prior to the Claim Date; provided that the failure to provide any such preliminary notice shall not affect or otherwise prejudice Purchaser’s right to assert Title Defects at any time prior to the Claim Date and the remedies hereunder therefor. To be effective, each Title Defect Notice shall be in writing and include (i) a detailed description of the alleged Title Defect that is reasonably sufficient for Sellers to determine the basis of the alleged Title Defect, (ii) the Lease or Well adversely affected by the Title Defect (each, a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) all documents upon which Purchaser relies for its assertion of a Title Defect, including, at a minimum, supporting documents reasonably necessary for Sellers (as well as any title attorney or examiner hired by Sellers) to evaluate the existence of the alleged Title Defect (if, and to the extent, such documents are in Purchaser’s or its Representative’s possession or control or if of record or part of the Records, references to the same), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computations and information upon which Purchaser’s belief is based, including any analysis by any title attorney or examiner hired by Purchaser. Notwithstanding anything herein to the contrary (except for the special warranty by Sellers set forth in Section 6.25 and without limiting Purchaser’s remedies under the R&W Insurance Policy and Purchaser’s right to terminate this Agreement prior to Closing pursuant to Section 11.1(f), Purchaser forever waives, and Sellers shall have no liability for, Title Defects or any other matters that may otherwise constitute Title Defects not asserted by a Title Defect Notice meeting, in all material respects, all of the requirements set forth in the preceding sentence by the Claim Date.

(b)Sellers’ Right to Cure.

(i)Sellers shall have the right, but not the obligation, to cause the Company to attempt to cure, at Sellers’ sole cost and expense, on or before the date that is two (2) Business Days before the Closing Date (the “Cure Period”), any Title Defects for which Sellers have received a Title Defect Notice from Purchaser prior to the Claim Date. An election by Sellers to cause the Company to attempt to cure a Title Defect shall be without prejudice to its rights under Section 4.6 and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure, such Title Defect.

(ii)At the Closing, the Unadjusted Purchase Price shall be adjusted downward by an amount equal to the sum of, subject to and after taking into account the Individual Defect Threshold and Aggregate Defect Deductible:

(A)the aggregate amount of all Title Defect Amounts (as asserted by Purchaser in good faith in accordance with Section 4.2(a)) for all Title Defects that Sellers have elected to cause the Company to attempt to cure at Sellers’ sole cost pursuant to Section 4.2(b) and that have not been cured or that Sellers have elected to dispute pursuant to Section 4.6; plus

(B)the aggregate amount of all Title Defect Amounts (as asserted by Purchaser in good faith in accordance with Section 4.2(a)) for all Title Defects that Sellers or the Company attempted to cure prior to the Closing but which Purchaser has elected to dispute such cure pursuant to Section 4.6.

(iii)If (A) before the end of the Cure Period, Sellers’ Representative and Purchaser agree that such Title Defect has been cured, or (B) Sellers’ Representative and Purchaser cannot agree, and it is determined by the Consultant(s) pursuant to Section 4.6 that such Title Defect is fully cured, then there shall be no adjustment to the Unadjusted Purchase Price; provided, however, that, if such Title Defect has only been partially cured (or determined to be partially cured), then the Unadjusted Purchase Price shall be adjusted downward based on the Title Defect Amount for such Title Defect as partially cured, as applicable, and such adjustment and releases shall be reflected in the calculations, and any further reconciliation, if necessary, shall be completed, under Section 10.4(b) or Section 4.6, as applicable.

(iv)If (A) upon the end of the Cure Period, Sellers’ Representative and Purchaser agree that such Title Defect has not been cured, or (B) Sellers’ Representative and Purchaser cannot agree, and it is determined by the Consultant(s) pursuant to Section 4.6 that such Title Defect is not cured, then the Unadjusted Purchase Price shall be adjusted downward by the Title Defect Amount for such Title Defect and such adjustment and releases shall be reflected in the calculations, and any further reconciliation, if necessary, shall be completed, under Section 10.4(b) or Section 4.6, as applicable.

(c)Remedy for Title Defects. Subject to Sellers’ Representative’s continuing right to dispute the existence of a Title Defect or dispute the Title Defect Amount asserted with respect thereto, subject to the right of Purchaser to dispute the adequacy of any cure attempted by Sellers, and subject to the right of each Party to terminate this Agreement prior to Closing pursuant to Section 11.1, in the event that any Title Defect timely and effectively asserted by Purchaser in accordance with Section 4.2(a) is not waived in writing by Purchaser or cured by Sellers prior to the end of the Cure Period, then, subject to the application of the Individual Defect Threshold and the Aggregate Defect Deductible in accordance with Section 4.5, reduce the Unadjusted Purchase Price by the Title Defect Amount determined pursuant to Section 4.2(d) or Section 4.6; provided if such Title Defect is disputed pursuant to Section 4.6, reduce the Unadjusted Purchase Price by the Title Defect Amount determined pursuant to Section 4.6. Without limitation of Purchaser’s rights and remedies under the R&W Insurance Policy and Purchaser’s right to terminate this Agreement prior to Closing pursuant to Section 11.1(f), Purchaser shall be deemed to have assumed responsibility for all of the liability attributable to the applicable Title Defect asserted in the Title Defect Notice.

(d)Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following methodology, terms, and conditions:

(i)if Purchaser and Sellers’ Representative agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)if the Title Defect is a lien, encumbrance, or other charge that is undisputed and liquidated in amount (other than the Existing Secured Credit Facility), then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Company Group’s interest in the affected Title Defect Property;

(iii)if the Title Defect reflects a discrepancy (with a proportionate decrease in the Working Interest for the affected Title Defect Property) between (A) the Net Revenue Interest for the affected Title Defect Property and (B) the Net Revenue Interest stated in Exhibit A-2 for such Title Defect Property, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the absolute value of such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit A-2 for such Title Defect Property;

(iv)if the Title Defect reflects a discrepancy (based solely on gross acreage in the lands covered by the affected Lease or the undivided percentage interest in oil, gas, and other minerals covered by the affected Lease) between (A) the Net Mineral Acres for the affected Lease and (B) the Net Mineral Acres stated in Exhibit A-1 for the affected Lease, the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the absolute value of the Net Mineral Acre decrease for such Title Defect Property and the denominator of which is the Net Mineral Acres of such Title Defect Property stated in Exhibit A-1;

(v)if the Title Defect represents an obligation, encumbrance, burden, or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (ii), (iii) or (iv) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Sellers’ Representative, and such other factors as are necessary to make a proper evaluation;

(vi)the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price; and

(vii)notwithstanding anything to the contrary in this Article 4, except in the case of Title Defect Amounts determined pursuant to Section 4.2(d)(ii), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

Section 4.3Title Benefits.

(a)Sellers’ Representative has the right, but not the obligation, to deliver to Purchaser on or before the Claim Date with respect to each Title Benefit discovered by Sellers a notice (a “Title Benefit Notice”) in writing and including (i) a detailed description of the alleged Title Benefit reasonably sufficient to determine the basis of the alleged Title Benefit, (ii) the Lease or Well affected by such Title Benefit (a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) all documents upon which Sellers rely for the assertion of a Title Benefit, including, at a minimum, supporting documents reasonably necessary for Purchaser (as well as any title attorney or examiner hired by Purchaser) to evaluate the existence of the alleged Title Benefit, and (v) the amount by which Sellers reasonably believe the Allocated Value of each Title Benefit Property is increased by such Title Benefit and the computations and information upon which Sellers’ belief is based. Sellers forever waive Title Benefits not asserted by a Title Benefit Notice meeting all the requirements set forth in the preceding sentence by the Claim Date. Purchaser shall, promptly upon discovery, furnish Sellers’ Representative with written notice of any Title

Benefit discovered by Purchaser or its Representatives while conducting Purchaser’s due diligence with respect to the Properties prior to the Claim Date.

(b)With respect to each Title Benefit Property affected by Title Benefits reported under Section 4.3(a), the downward adjustment to the Unadjusted Purchase Price pursuant to Section 3.3(b)(i) for Title Defects Amounts shall be decreased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property, as determined pursuant to Section 4.3(c). For the avoidance of doubt, the application of any Title Benefit Amounts to the Unadjusted Purchase Price shall be applicable only as an offset to those Title Defect Amounts that would otherwise result in a downward adjustment to the Unadjusted Purchase Price pursuant to Section 4.2(c) and Section 3.3(b)(i).

(c)The Title Benefit Amount resulting from a Title Benefit shall be the amount by which the Allocated Value of the Title Benefit Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit and shall be determined in accordance with the following methodology, terms, and conditions:

(i)if Purchaser and Sellers’ Representative agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii)if the Title Benefit reflects a difference (with a proportional increase in the Working Interest for the affected Title Defect Property) between (A) the Net Revenue Interest for the affected Title Benefit Property and (B) the Net Revenue Interest stated in Exhibit A-2 for such Title Benefit Property, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the absolute value of such Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Exhibit A-2 for such Title Benefit Property;

(iii)if the Title Benefit reflects a difference (based solely on gross acreage in the lands covered by the affected Lease or the undivided percentage interest in oil, gas, and other minerals covered by the affected Lease) between (A) the Net Mineral Acres for the affected Lease and (B) the Net Mineral Acres stated in Exhibit A-1 for such Lease, the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Mineral Acres increase for such Title Benefit Property and the denominator of which is the Net Mineral Acres of such Title Benefit Property stated in Exhibit A-1; and

(iv)if the Title Benefit is of a type not described in subsections (ii) or (iii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property benefitted by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit by Purchaser and Sellers, and such other factors as are necessary to make a proper evaluation.

(d)If the Parties cannot reach an agreement on alleged Title Benefits and Title Benefit Amounts prior to Closing, the provisions of Section 4.6 shall apply.

Section 4.4Notice of Environmental Defects; Environmental Defect Adjustments.

(a)Environmental Defect Notice. To assert a claim of an Environmental Defect, Purchaser must deliver a claim notice to Sellers’ Representative (an “Environmental Defect Notice”) no later than the Claim Date. To give Sellers an opportunity to commence reviewing and curing alleged Environmental Defects asserted by Purchaser, Purchaser shall use Commercially Reasonable Efforts to give Sellers’ Representative, on or before the end of each calendar week prior to the Claim Date, written notice of all alleged Environmental Defects discovered by Purchaser or Purchaser’s Representatives during such calendar week, which notice may be preliminary in nature and supplemented prior to the Claim Date; provided that the failure to provide any such preliminary notice shall not affect or otherwise prejudice Purchaser’s right to assert Environmental Defects at any time prior to the Claim Date and the remedies hereunder therefor. To be effective, each Environmental Defect Notice shall be in writing and include (i) a reasonably detailed description of the alleged Environmental Defect (including the specific Environmental Law provision(s) forming the basis for the claim) and the Assets adversely affected by such alleged Environmental Defect (each, an “Environmental Defect Property”), (ii) the Allocated Value of the Environmental Defect Property (or portions thereof) affected thereby, (iii) all material documents upon which Purchaser relies for its assertion of such Environmental Defect, including, at a minimum, supporting documents reasonably necessary to determine the existence of the alleged Environmental Defect and the applicable Remediation Amount (if, and to the extent, such documents are in Purchaser’s or its Representatives’ possession or control) and (iv) a reasonably detailed calculation (recognizing any access limitations) of the Remediation Amount that Purchaser asserts is attributable to such alleged Environmental Defect, which shall describe in reasonable detail the Remediation proposed for the alleged Environmental Defect and identify all material assumptions used by Purchaser or its Representatives in calculating the Remediation Amount, including the standards Purchaser or its Representatives assert must be met to comply with applicable Environmental Laws or applicable leases. Purchaser may not assert an Environmental Defect for any matter disclosed with a reasonably detailed description on Schedule 6.17 or Schedule 6.18. Except for the representations and warranties of Sellers in Section 6.17 and Section 6.18 and without limiting Purchaser’s remedies under the R&W Insurance Policy and Purchaser’s right to terminate this Agreement prior to Closing pursuant to Section 11.1(f) and Section 11.1(d) in respect of such representations and warranties of Sellers in Section 6.17 and Section 6.18, Purchaser forever waives, and Sellers shall have no liability under this Agreement, Environmental Law, applicable leases or otherwise, for, Environmental Defects or any other matters that may constitute Environmental Defects that are not asserted by an Environmental Defect Notice meeting, in all material respects, all of the requirements set forth in the preceding sentence by the Claim Date.

(b)Sellers’ Right to Cure.

(i)Sellers shall have the right, but not the obligation, to cause the Company to attempt to cure, at Sellers’ sole cost and expense, before the end of the Cure Period, any Environmental Defects for which Sellers have received an Environmental Defect Notice from Purchaser prior to the Claim Date. An election by Sellers to cause the Company to attempt to cure an Environmental Defect shall be without prejudice to Sellers’ rights under Section 4.6 and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure or remediate, such Environmental Defect.

(ii)At the Closing, the Unadjusted Purchase Price shall be adjusted downward by an amount equal to the sum of, subject to and after taking into account the Individual Defect Threshold and Aggregate Defect Deductible:

(A)the aggregate amount of all Remediation Amounts (as asserted by Purchaser in good faith in accordance with Section 4.4(a)) for all Environmental Defects that Sellers have elected to cause the Company to attempt to cure at Sellers’ sole cost pursuant to Section 4.4(b) and that have not been cured or that Sellers have elected to dispute pursuant to Section 4.6; plus

(B)the aggregate amount of all Remediation Amounts (as asserted by Purchaser in good faith in accordance with Section 4.4(a)) for all Environmental Defects that Sellers or the Company attempted to cure prior to the Closing but which Purchaser has elected to dispute such cure pursuant to Section 4.6.

(iii)If (A) before the end of the Cure Period, Sellers’ Representative and Purchaser agree that such Environmental Defect has been cured, or (B) Sellers’ Representative and Purchaser cannot agree, and it is determined by the Consultant(s) pursuant to Section 4.6 that such Environmental Defect is fully cured, then there shall be no adjustment to the Unadjusted Purchase Price; provided, however, that, if such Environmental Defect has only been partially cured (or determined to be partially cured), then the Unadjusted Purchase Price shall be adjusted downward based on the Remediation Amount for such Environmental Defect as partially cured and such adjustment and releases shall be reflected in the calculations, and any further reconciliation, if necessary, shall be completed, under Section 10.4(b) or Section 4.6, as applicable.

(iv)If (A) upon the end of the Cure Period, Sellers’ Representative and Purchaser agree that such Environmental Defect has not been cured, or (B) Sellers’ Representative and Purchaser cannot agree, and it is determined by the Consultant(s) that such Environmental Defect is not cured, then the Unadjusted Purchase Price shall be adjusted downward by the Remediation Amount for such Environmental Defect and such adjustment and releases shall be reflected in the calculations, and any further reconciliation, if necessary, shall be completed, under Section 10.4(b) or Section 4.6, as applicable.

(c)Remedy for Environmental Defects. Subject to Sellers’ continuing right to dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto, subject to the right of Purchaser to dispute the adequacy of any cure attempted by Sellers, and subject to the right of each Party to terminate this Agreement prior to Closing pursuant to Section 11.1, in the event that any Environmental Defect timely and effectively asserted by Purchaser in accordance with Section 4.4(a) is not waived in writing by Purchaser or cured prior to the end of the Cure Period, Sellers shall, subject to the applicable Individual Defect Threshold and the Aggregate Defect Deductible in accordance with Section 4.5, reduce the Unadjusted Purchase Price by the Remediation Amount relating to such Environmental Defect; provided if such Environmental Defect is disputed pursuant to Section 4.6, reduce the Unadjusted Purchase Price by the Remediation Amount determined pursuant to Section 4.6. Without limitation of Purchaser’s rights and remedies under the R&W Insurance Policy or Purchaser’s right to terminate this Agreement prior to Closing pursuant to Section 11.1(f), Purchaser shall be deemed to have assumed responsibility for all of the liability attributable to the applicable Environmental Defect asserted in the Environmental Defect Notice.

(d)Exclusive Remedy. Except for the representations and warranties of Sellers set forth in Section 6.17 and Section 6.18, Purchaser’s right to terminate this Agreement prior to Closing pursuant to Section 11.1(d) in respect of such representations and warranties, Purchaser’s right to terminate this Agreement prior to Closing pursuant to Section 11.1(f), and Purchaser’s remedies under the R&W Insurance Policy, the provisions set forth in Section 4.2(c) and Section 4.4(c) shall be the sole and exclusive right and remedy of Purchaser with respect to the Company Group’s failure to have Defensible Title to any

Asset or any other title matter and with respect to any Environmental Defect affecting any Asset, respectively.

(e)Without limiting the disclaimers and acknowledgements set forth in Article 8:

(i)SUBJECT TO, AND WITHOUT LIMITATION OF, SELLERS’ REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 6.17 AND SECTION 6.18 (AS RELATED TO PERMITS UNDER ENVIRONMENTAL LAWS) AND PURCHASER’S RIGHTS UNDER THE R&W INSURANCE POLICY RELATED TO SUCH REPRESENTATIONS AND WARRANTIES, PURCHASER (ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING, FROM AND AFTER CLOSING, THE COMPANY GROUP) FROM AND AFTER CLOSING WAIVES AND RELEASES ANY REMEDIES OR CLAIMS (WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, LIQUIDATED OR UNLIQUIDATED, AND WHETHER ARISING AT LAW OR IN EQUITY) THAT IT MAY HAVE AGAINST SELLERS OR SELLERS’ AFFILIATES UNDER APPLICABLE LAWS WITH RESPECT TO ENVIRONMENTAL DEFECTS (INCLUDING ANY CLAIMS ARISING UNDER CERCLA OR OTHER ENVIRONMENTAL LAWS) OR OTHER ENVIRONMENTAL MATTERS, EXCEPT SOLELY FOR THOSE REMEDIES SET FORTH IN THIS ARTICLE 4.

(ii)SUBJECT TO AND WITHOUT LIMITATION OF PURCHASER’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT AND THE R & W INSURANCE POLICY, PURCHASER ACKNOWLEDGES THAT (A) THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, PRODUCTION, GATHERING, AND TRANSPORTATION OF OIL AND GAS AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES, SCALE, NORM, HAZARDOUS SUBSTANCES, OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON, OR UNDER THE ASSETS OR ASSOCIATED WITH THE ASSETS; (B) EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM, OR OTHER HAZARDOUS SUBSTANCES; (C) NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, PIPELINES, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS; (D) THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE ASSETS OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES; (E) NORM CONTAINING MATERIAL OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS, OR SEDIMENT; AND (F) SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM, AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS.

(iii)EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER AGREEMENT OR INSTRUMENT DELIVERED HEREUNDER, SELLERS DO NOT MAKE, SELLERS EXPRESSLY DISCLAIM, AND PURCHASER (ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING, FROM AND AFTER CLOSING, THE COMPANY GROUP) WAIVES ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE PRESENCE OR ABSENCE OF ASBESTOS, NORM, OR OTHER WASTES OR HAZARDOUS SUBSTANCES IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED.

Section 4.5Limitations on Applicability.

(a)The right of Purchaser or Sellers’ Representative to assert a Title Defect, Environmental Defect or Title Benefit, respectively, under this Article 4 shall terminate on the Claim Date, except that until the alleged Title Defect, Environmental Defect, Title Benefit, Title Defect Amount, cure, Remediation Amount or Title Benefit Amount, as applicable, is resolved in accordance with this Agreement, there shall be no termination of Purchaser’s or Sellers’ rights under this Article 4 with respect to any alleged Title Defect, Environmental Defect, Title Benefit, Title Defect Amount, cure, Remediation Amount or Title Benefit Amount properly reported in accordance with Section 4.6 on or before the Claim Date. Subject to and without limitation of Purchaser’s rights and remedies under the R&W Insurance Policy, if a matter which would constitute a Title Defect or Environmental Defect under this Article 4 (if a claim for such matter were asserted) results from any matter that could also result in the breach of any representation or warranty of Sellers or the Company as set forth in Article 5 or Article 6, and Purchaser has knowledge of such matter prior to the Claim Date, then Purchaser shall be precluded from also asserting such matter as the basis of a breach of any such representation or warranty for purposes of Section 9.2(a).

(b)Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Unadjusted Purchase Price or other remedies available in respect of (i) (A) Title Defects under this Article 4 for any Title Defect Amount with respect to an individual Title Defect Property, if such amount does not exceed $75,000 with respect to such Title Defect, and (B) Environmental Defects under this Article 4 for any Remediation Amount with respect to an individual Environmental Defect Property, if such amount does not exceed $75,000 with respect to such Environmental Defect (each, an “Individual Defect Threshold”), and (ii) Title Defects or Environmental Defects under this Article 4 unless the amount of all such Title Defect Amounts and Remediation Amounts (provided that each such Title Defect Amount and Remediation Amount exceeds the applicable Individual Defect Threshold) in the aggregate (excluding any Title Defect Amounts with respect to Title Defects or Remediation Amounts with respect to Environmental Defects cured by Sellers in accordance with this Article 4) exceeds $1,000,000 (the “Aggregate Defect Deductible”), after which point, subject to the applicable Individual Defect Threshold and Section 4.3(b), Purchaser shall be entitled to adjustments to the Unadjusted Purchase Price only with respect to Title Defect Amounts and Remediation Amounts in excess of such Aggregate Defect Deductible and only to the extent that Title Defect Amounts and Remediation Amounts in the aggregate exceed the Aggregate Defect Deductible.

(c)Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that, as set forth more fully in Section 14.13, time is of the essence in performing their obligations and exercising their rights under this Article 4, and, as such, that each and every date and time by which such performance or exercise is due shall be the firm and final date and time.

Section 4.6Title and Environmental Disputes.

(a)The Parties shall attempt to agree on all Title Defects, Environmental Defects, Title Benefits, Title Defect Amounts, Remediation Amounts and Title Benefit Amounts prior to Closing. If, on or before the Closing, the Parties are unable to agree on an alleged Title Defect, Environmental Defect or Title Benefit (including, in the case of Title Defects or Environmental Defects, the adequate cure therefor) or Title Defect Amount, Remediation Amount or Title Benefit Amount (the “Disputed Matters”), such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 4.6. By not later than two (2) Business Days prior to the Closing Date, Sellers’ Representative shall provide to Purchaser in the case of Title Defects, Environmental Defects, Title Defect Amounts and Remediation Amounts, and Purchaser shall provide to Sellers’ Representative in the case of Title Benefits and Title Benefit Amounts, a written notice that such Party is disputing the Disputed

Matters, such notice to describe in reasonable detail the nature and specifics of the dispute, together with all supporting documentation for such dispute (with such Party providing the notice being referred to herein as the “Disputing Party”). Purchaser, with respect to Title Benefits, and Sellers, with respect to Title Defects and Environmental Defects, shall be deemed to have conclusively waived any dispute or disagreement with respect to unresolved Title Defects, Environmental Defects or Title Benefits which such Party fails to submit for resolution as provided in this Section 4.6(a) and the Title Defect Amount, Remediation Amount or Title Benefit Amount, as applicable, set forth in the Title Defect Notice, Environmental Defect Notice or Title Benefit Notice, respectively, shall be deemed accepted by the Parties.

(b)The Disputed Matters shall be submitted to (i) in the case of Title Defects or Title Benefits, an attorney with at least ten (10) years’ experience examining oil and gas titles in the geographic area where the Assets subject to such dispute are located, and (ii) in the case of Environmental Defects, an environmental attorney practicing with at least ten (10) years in the jurisdiction and geographic area where the Assets subject to such dispute are located (each such Person, a “Consultant”); provided, however, that the Consultant(s) shall not have performed professional services for any Party or any of its Affiliates during the previous five (5) years, shall have no ethical conflict in serving as the Consultant and shall at all times remain neutral. In the event Sellers’ Representative and Purchaser are unable to agree on any Consultant within thirty (30) days after receipt of the initiating notice, Sellers’ Representative on the one hand and Purchaser on the other hand will each appoint one Consultant within twenty (20) days thereafter and the two Consultants so appointed will appoint a third Consultant within twenty (20) days after the second Consultant is appointed, and the three Consultants so appointed will resolve such matter.

(c)Within ten (10) Business Days following the selection of the Consultant(s), Purchaser and Sellers’ Representative shall submit one copy to the Consultant(s) of (i) this Agreement, with specific reference to this Section 4.6 and the other applicable provisions of this Article 4, (ii) the Title Defect Notice, Environmental Defect Notice or Title Benefit Notice, as applicable, (iii) the Disputing Party’s written description of the Disputed Matters, together with the supporting documents that were provided to the other Party, and (iv) the other Party’s written position on the Disputed Matters, together with the supporting documents that were provided to the Disputing Party. Purchaser may only assert violations or defects set forth in the applicable Title Defect Notice or Environmental Defect Notice and may not assert any new or additional defect, violation of law or dispute in such written statement. The Consultant(s) shall resolve the Disputed Matters based only on the foregoing submissions. Neither Purchaser nor Sellers’ Representative shall have the right to submit additional documentation to the Consultant(s) nor to demand discovery on the other Party.

(d)The Consultant(s) shall make its determination by written decision within thirty (30) days following receipt of the written statements described in Section 4.6(c) (the “Consultant Decision”). The Consultant Decision shall be in writing and final and binding upon the Parties, without right of appeal, and shall be enforceable against the Parties in any court of competent jurisdiction. In making its determination, the Consultant(s) shall be bound by the provisions of this Article 4. The Consultant(s) may consult with and engage disinterested Third Parties to advise the Consultant(s), but shall disclose to the Parties the identities of such Third Parties and shall only use such Third Parties to the extent necessary to resolve the Disputed Matters. In determining the proper value attributable to a Disputed Matter, the Consultant(s) shall not assign a value to a Title Defect or Environmental Defect higher than the value asserted by Purchaser nor assign a value to a Title Benefit higher than the value asserted by Sellers, as applicable.

(e)The Consultant(s) shall act as an expert for the limited purpose of determining the specific Disputed Matter and shall not act as arbitrators, shall not consider, hear or decide any matters except the specific Disputed Matters presented to them and shall not award damages, interest or penalties (including punitive or exemplary damages, lost profits, consequential, special or indirect damages) to either

Party. In addition, the Consultant(s) shall agree in writing to keep strictly confidential the specifics and existence of any Disputed Matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Consultant(s) in the process of resolving such Disputed Matters.

(f)Each Party shall each bear its own legal fees and other costs of preparing and presenting its case. The fees, costs, and expenses of each Consultant pursuant to this Section 4.6 shall be borne by Sellers, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Purchaser, respectively, bears to the aggregate amount actually contested by Sellers and Purchaser.

(g)Subject to the provisions in Section 9.1(d) and Section 9.2(d), nothing herein shall operate to cause the Closing to be delayed on account of any unresolved dispute involving Title Defects, Environmental Defects, Title Defect Amounts, Remediation Amounts, Title Benefits and/or Title Benefit Amounts or any arbitration conducted pursuant to this Section 4.6, and to the extent any adjustments are not agreed upon by Sellers’ Representative and Purchaser in writing as of the Closing, the Unadjusted Purchase Price shall not be adjusted therefor at the Closing, and subsequent adjustments to the Unadjusted Purchase Price, if any, will be made pursuant to this Section 4.6 or Section 10.4(b).

Section 4.7Casualty or Condemnation Loss. If, after the Execution Date, but prior to the Closing Date, any portion of the Assets is damaged, destroyed, or made unavailable or unusable for the intended purpose by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), Sellers’ Representative shall promptly notify Purchaser in writing thereof and provide Purchaser with all reasonably requested information with respect thereto, including allowing Purchaser and its Representatives to visit and survey the damage resulting therefrom (as applicable) and Purchaser shall nevertheless be required to close and (i) there shall be no reduction of the Unadjusted Purchase Price in respect of such Casualty Loss, and (ii) upon Closing, Purchaser and the Company shall be entitled to all rights of Sellers or the Company to any insurance proceeds (whenever received) under insurance policies issued by Third Parties to Sellers or their Affiliates (including the Company), to condemnation awards (whenever received) and to other claims against Third Parties with respect to the Casualty Loss and Sellers shall, and shall cause their Affiliates to, enter into customary agreements pursuant to which Sellers or their Affiliates, as applicable, will deliver to Purchaser all sums paid to Sellers or their Affiliates in respect of such Casualty Loss and neither Sellers nor the Company shall assign, convey or distribute any such proceeds to any other Person. Further, Sellers’ Representative shall use Commercially Reasonable Efforts between the occurrence of any Casualty Loss occurring after the Execution Date and prior to Closing to (A) make any applicable insurance claims and obtain any potential insurance recoveries therefor and (B) pursue or otherwise preserve all rights and claims against Persons associated therewith.

Article 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 5.1Generally.

(a)Any representation or warranty qualified “to such Seller’s knowledge” or with any similar knowledge qualification in this Article 5 is limited, to the extent such Seller is an individual, to matters within the actual knowledge of such individual, and to the extent such Seller is not an individual, to matters within the Actual Knowledge of the individuals signing this Agreement on behalf of such Seller.

(b)Subject to Section 5.1(a), the disclaimers and waivers contained in, and the other terms and conditions of, this Agreement, and the exceptions and matters set forth on the Schedules attached to this Agreement, each Seller represents and warrants, severally and not jointly, to Purchaser the following:

Section 5.2Existence and Qualification. To the extent such Seller is an entity, such Seller is duly formed or incorporated, as applicable, validly existing and in good standing under the Laws of the state of its formation or incorporation, as applicable, and is duly qualified to do business in all jurisdictions in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, as applicable, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not been and would not reasonably be expected to have a Material Adverse Effect.

Section 5.3Power. To the extent such Seller is an entity, such Seller has all requisite organizational power, as applicable, and authority to own, lease and operate its property (including the Company Interests and, indirectly, the Assets) and to carry on its business as now conducted. To the extent such Seller is an entity, such Seller has the requisite organizational power, as applicable, to enter into, execute, deliver and perform this Agreement and each Transaction Document to which such Seller is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents.

Section 5.4Authorization and Enforceability. The execution, delivery, and performance of this Agreement, all documents required to be executed and delivered by such Seller at Closing and all other Transaction Documents to which such Seller is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action. This Agreement has been duly executed and delivered by such Seller (and all documents required hereunder to be executed and delivered by such Seller at Closing and all other Transaction Documents will be duly executed and delivered by such Seller) and no other corporate proceedings on the part of such Seller are necessary to approve and authorize the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of such Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.5No Conflicts. Except as set forth on Schedule 5.5, and assuming the receipt of all consents and approvals from Third Parties in connection with the transactions contemplated hereby and the waiver of or compliance with all Preferential Rights applicable to the transactions contemplated hereby, the execution, delivery, and performance of this Agreement and the other Transaction Documents by such Sellers, and the transactions contemplated hereby and thereby, will not (a) contravene, conflict with or result in a violation or breach of any provision of the Organizational Documents of such Seller, (b) conflict with, result in a violation or default (with or without due notice or lapse of time or both) or, except for Permitted Encumbrances, result in the creation of any lien or Encumbrance or give rise to any right of termination, modification, cancellation or acceleration under or loss of any material benefit under, or require consent, approval or waiver from, or giving of notice to any Person in connection with, any note, bond, mortgage, indenture, Permit or other Contract to which such Seller is a party or by which its assets are bound, (c) contravene, conflict with, violate or result in a default under any Order applicable to such Seller, or (d) contravene, conflict with, or result in a violation of or default under any Law applicable to such Seller in any material respect or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement, except, in the event of any matters described in subsections (b), (c) or (d) above, that would not have a Material Adverse Effect.

Section 5.6Capitalization.

(a)As of the Execution Date, such Seller is the direct owner, holder of record and beneficial owner of the Company Interests set forth adjacent to such Seller’s name on Schedule 5.6, free and clear of all Encumbrances, other than those transfer restrictions (i) contained in the Organizational Documents of the Company (the “Company Organizational Documents”) (which shall be waived in connection with the Closing), or (ii) arising pursuant to applicable federal or state securities Laws.

(b)At the Closing, the consummation of the transactions contemplated herein will vest Purchaser with good and valid title to the Company Interests, free and clear of all Encumbrances, other than (i) those transfer restrictions contained in the Company Organizational Documents (which shall be waived in connection with the Closing) or arising pursuant to applicable federal or state securities Laws, (ii) Encumbrances related to the Existing Secured Credit Facility, or (iii) Encumbrances arising exclusively by, through or under Purchaser or its Affiliates from and after Closing.

Section 5.7Liability for Brokers’ Fees. Purchaser shall not directly or indirectly have any responsibility, liability, or expense, as a result of undertakings or agreements of such Seller or any of its Affiliates (including the Company Group), for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.8Litigation. Except as set forth on Schedule 5.8, there are no Proceedings pending, or to such Seller’s knowledge, threatened, with respect to such Seller that would materially impair such Seller’s ability to perform their obligations under this Agreement or any other Transaction Document, or which is reasonably likely to materially impair or delay such Seller’s ability to perform its obligations under this Agreement or any other Transaction Document, or which seeks to enjoin, alter, challenge, delay or prevent the consummation of the transactions contemplated by this Agreement by such Seller. Notwithstanding the foregoing, such Seller makes no representation or warranty as to any Proceedings, including any state or federal rulemaking or similar proceedings by any Governmental Body, which are, or contain issues, of broad applicability to, or which broadly affect, the Hydrocarbon exploration and production industry

Section 5.9Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership, or similar Proceedings pending against, being contemplated by, or, to such Seller’s knowledge, threatened against such Seller.

Section 5.10Credit Support. Schedule 5.10 sets forth a complete and accurate list of all bonds, letters of credit, guarantees and similar instruments posted or entered into by such Seller or any of its Affiliates in support of the Company Group with Third Parties.

Article 6

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP AND THE ASSETS

Section 6.1Generally.

(a)Any representation or warranty qualified “to the Company’s knowledge” or with any similar knowledge qualification in this Article 6 is limited to matters within the Actual Knowledge of the individuals listed in Schedule 6.1(a).

(b)Subject to Section 6.1(a), the disclaimers and waivers contained in and the other terms and conditions of this Agreement, and the exceptions and matters set forth on the Schedules attached to this Agreement, the Company represents and warrants to Purchaser the following:

Section 6.2Existence and Qualification. The Company is a limited liability company, duly formed, validly existing and in good standing under the Laws of State of Delaware and is duly qualified to do business in all jurisdictions in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not been and would not reasonably be expected to have a Material Adverse Effect.

Section 6.3Power. The Company has all requisite company power to own, lease, and operate its properties and to carry on its business as is now being conducted except, where the failure to have such power, individually or in the aggregate, has not been and would not reasonably be expected to have a Material Adverse Effect. The Company has the requisite company power to enter into and perform this Agreement and each other Transaction Document to which the Company is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents.

Section 6.4Authorization and Enforceability. The execution, delivery, and performance of this Agreement, all documents required to be executed and delivered by the Company at Closing and all other Transaction Documents to which Company is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of the Company. This Agreement has been duly executed and delivered by the Company (and all documents required hereunder to be executed and delivered by the Company at Closing and all other Transaction Documents will be duly executed and delivered by the Company) and no other limited liability company proceedings on the part of the Company are necessary to approve and authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of the Company, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 6.5No Conflicts. Except as set forth on Schedule 6.5, and assuming the receipt of all consents and approvals from Third Parties in connection with the transactions contemplated hereby and the waiver of or compliance with all Preferential Rights applicable to the transactions contemplated hereby, the execution, delivery, and performance of this Agreement and the other Transaction Documents by the other Parties, and the transactions contemplated hereby and thereby, will not (a) contravene, conflict with or result in a violation or breach of any provision of the Organizational Documents of the Company Group, (b) conflict with, result in a violation or default (with or without due notice or lapse of time or both) or, except for Permitted Encumbrances, result in the creation of any lien or Encumbrance or give rise to any right of termination, modification, cancellation or acceleration under or loss of any material benefit under, or require consent, approval or waiver from, or giving of notice to any Person in connection with, any note, bond, mortgage, indenture, Permit, Lease, Material Contract to which any member of the Company Group is a party or by which its assets are bound, (c) contravene, conflict with, violate or result in a default under any Order applicable to any member of the Company Group, or (d) contravene, conflict with, or result in a violation of or default under any Law applicable to any member of the Company Group in any material respect or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement, except, in the event of any matters described in subsections (b), (c) or (d) above, that would not have a Material Adverse Effect.

Section 6.6Capitalization.

(a)As of the Execution Date, the Company Interests consist of: (i) 2,325,510 Common Units and (ii) 958,864 Preferred Units. As of the Execution Date, there were 346,029 Tier I Profits Units and 525,259 Tier II Profits Units authorized but no Tier I Profits Units or Tier II Profits Units outstanding.

(b)Schedule 6.6(b) sets forth Company a true, correct and complete list that accurately reflects all of the issued and outstanding Interests of the Company and the record and beneficial owners thereof. Sellers, directly or indirectly, own all of the issued and outstanding Interests of the Company, free and clear of all Encumbrances, other than those (i) transfer restrictions contained in the Company Organizational Documents (which shall be waived in connection with the Closing) or (ii) arising pursuant to applicable federal or state securities Laws.

(c)Except for the Company Interests set forth on Schedule 6.6(c), neither Sellers nor the Company has issued or agreed to issue any: (i) Interests; (ii) option, warrant, subscription, call, or any right or privilege capable of becoming an agreement or option, convertible securities or other rights, agreements, arrangements or commitments, including any appreciation rights, agreements, arrangements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or Contracts of any kind or character, contingent or not, for the purchase, subscription, allotment or issue of any Interests of the Company or otherwise obligating Sellers or the Company to issue, transfer, convey, assign, sell, pledge, dispose of or encumber any of the Interests in the Company; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for Interests having the right to vote. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or other rights to participate in the revenues, profits or equity (or the value thereof) or similar rights affecting the Company Interests.

(d)Without limiting the generality of the foregoing, none of Sellers or the Company are subject to any voting trust, proxy, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of the Company Interests, other than as set forth on Schedule 6.6(d). Except as set forth on Schedule 6.6(d), neither Sellers nor the Company have any obligation to make any dividend or distribution of any kind with respect to any of the Company Interests, or to provide funds (in the form of a capital contribution) to, or make any investment (in the form of a capital contribution) in, any other Person or to register under federal or state securities Laws any of the Company Interests. There are no preemptive rights, rights of first refusal or first offer, option grants or exercise rights, voting or veto rights, voting trusts, change of control or similar rights, anti- dilution protections or other rights that any equity holder, officer, employee, manager or director of the Company either is or would be entitled to invoke as a result of the transactions contemplated by this Agreement.

(e)The Company Interests are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights, rights of first refusal, right of first offer, purchase option, call option, or other similar rights of any Person.

(f)True, correct, and complete copies of the Organizational Documents of the Company Group have been made available to Purchaser and reflect all material amendments and modifications made thereto at any time prior to the Execution Date. Neither Sellers nor any member of the Company Group are in material violation of any of the provisions of such Organizational Documents.

Section 6.7Subsidiaries. Schedule 6.7 sets forth a true, correct, and complete list of all Subsidiaries of the Company, and, except for such Subsidiaries, the Company does not own, nor, has the Company owned at any time, either directly or indirectly, any Interests in any Person. Each Subsidiary is duly formed, validly existing and in good standing under the Laws of the state of its formation and is duly qualified to do business in all jurisdictions in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not been and would not reasonably be expected to have a Material Adverse Effect, as applicable.

Section 6.8Litigation. Except as set forth on Schedule 6.8, there are no Proceedings pending, or to the Company’s knowledge, threatened, against the Company Group, any Affiliate Operator with respect to the Assets, the Company Interests or the Assets or otherwise relating to or with respect to the Assets, the Company Interests, the Company Group or any Affiliate Operator with respect to the Assets, including any Proceedings pending, or to the Company’s knowledge, threatened against Sellers. Notwithstanding the foregoing, the Company makes no representation or warranty as to any Proceedings, including any state or federal rulemaking or similar proceedings by any Governmental Body, which are, or contain issues, of broad applicability to, or which broadly affect, the Hydrocarbon exploration and production industry, other than any such Proceedings in which any member of the Company Group is a named party. There exist no material unsatisfied Orders against the Company Group, any Affiliate Operator with respect to the Assets or, to the Company’s knowledge, the Assets that could result in impairment or loss of the Company’s interest in any part of the Assets.

Section 6.9Taxes and Assessments. Except as disclosed in Schedule 6.9, as of the Execution Date:

(a)All material Tax Returns required to be filed by, or with respect to, the Company Group and the Assets have been timely filed (taking into account any valid extensions), and all such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by or with respect to the Company Group and the Assets have been paid in full (whether or not shown to be due on such Tax Returns).

(b)The Company Group has deducted or withheld and paid over to a Taxing Authority all material Taxes required to have been deducted or withheld in connection with amounts paid or owing to any employee, contract worker, creditor, customer, member or other party, and the Company Group has complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including maintenance of required records with respect thereto (including IRS Forms W-2 and 1099 and other applicable forms).

(c)No extension or waiver of any statute of limitations has been given or requested for the assessment or payment of any Tax of or with respect to the Company Group (other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business).

(d)No Tax deficiency, dispute or claim has been asserted or assessed in writing by any Taxing Authority against any of member of the Company Group (or to the Company’s knowledge, has been threatened or proposed), except for any deficiency, dispute or claim that has been fully paid and resolved.

(e)There is no pending or threatened audit, demand, claim, proposed adjustment, assessment, examination or other administrative or court proceeding with respect to any Taxes of, or with respect to, the Company Group and neither the Company Group nor Sellers has received written notice of any such Tax Proceeding (and, to the Company’s knowledge, no such Tax Proceeding has been threatened).

(f)There are no Encumbrances for Taxes upon any Asset, other than Permitted Encumbrances.

(g)The Company Group is not a party to or bound by any Tax indemnification, Tax allocation, Tax sharing or similar agreement (excluding, for this purpose, any commercial agreement that is not primarily related to Taxes, such as leases, licenses, purchase agreements or credit agreements).

(h)No member of the Company Group has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(i)No member of the Company Group has participated in or been party to any “listed transaction,” as defined Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(j)All material related party transactions involving the Company Group or the Assets do and have complied in all material respects with Section 482 of the Code and Treasury Regulations promulgated thereunder (and any corresponding or similar provisions of state, local or non-U.S. law) and any other applicable law on transfer pricing.

(k)The Company is, and at all times since its formation has been, properly classified as a partnership for federal Income Tax purposes, and no election or Tax Return to the contrary has been filed. Each Subsidiary is, and at all times since its formation has been, a disregarded entity for federal Income Tax purposes, and no election or Tax Return to the contrary has been filed.

(l)No claim has been made in the last five (5) years by a Taxing Authority in a jurisdiction where the Company Group does not file Tax Returns or pay Taxes that the Company or any Asset may be subject to Taxes or Tax Return filing obligations in such jurisdiction.

(m)No member of the Company Group has ever been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which a member of the Company Group was parent.

(n)The Company Group has no liability for Taxes of any Person outside the Company Group as a transferee, successor, by contract (excluding any commercial contracts, including agreements with customers, vendors, lessors or lenders, in each case, entered into the ordinary course of business and that do not relate primarily to Taxes) or otherwise as a matter of Law.

(o)No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or non-U.S. Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) entered into in a Pre-Closing Tax Period; (iv) use of an improper method of accounting or the cash method of accounting for a Pre-Closing Tax Period; (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) prepaid amount received or deferred revenue accrued outside of the Ordinary Course of Business on or prior to the Closing Date.

(p)No member of the Company Group has any material unpaid liability in respect of escheat or unclaimed property.

(q)No member of the Company Group has: (i) has entered into any agreement or arrangement with any Taxing Authority primarily concerning Taxes that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement; or (ii) has commenced a voluntary Tax disclosure proceeding in any state, local or non-U.S. jurisdiction that has not been fully resolved.

(r)No member of the Company Group is engaged in a trade or business, has a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation.

(s)The Company Group has properly: (i) collected and remitted material sales, use, valued added and similar Taxes, and (ii) retained, to the extent required under applicable Law, any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt.

(t)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will give rise to any “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code) to be made to any Employee.

(u)No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company Group or any Asset.

(v)No Asset is properly classified as a partnership interest for any Tax purposes.

Section 6.10Capital Commitments. Except as set forth on Schedule 6.10, as of the Effective Time and as of the Execution Date, there were no outstanding AFEs or other capital commitments binding on the Assets or the Company Group that could reasonably be expected to require expenditures by the Company after the Effective Time in excess of $250,000, net to the interests of the Company.

Section 6.11Compliance with Laws. The Company and Affiliate Operator (with respect to the Assets) are, and have been since the Ownership Reference Date, in compliance with, and, the Assets (and in the case of Assets not operated by Company or an Affiliate Operator, to the Company’s knowledge) are being, and have been since the Ownership Reference Date operated in compliance with, all applicable Laws in all material respects. The Company nor any Affiliate Operator (with respect to the Assets) has received since the Ownership Reference Date written notice of any material violation of or non-compliance with, or alleged material violation of or non-compliance with any Laws, which remains uncured.

Section 6.12Material Contracts.

(a)Schedule 6.12 sets forth all Applicable Contracts as of the Effective Time of the type described below, in each case, to which any member of the Company Group is a party (or is a successor or assign of a party) or by which any member of the Company Group or the Assets are bound (collectively, the “Material Contracts”):

(i)any Contract that can reasonably be expected to result in aggregate payments by the Company Group of more than $100,000, net to the Company Group’s interest, during the current or any subsequent calendar year (in each case based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues), except for (A) any such Contract that terminates or can be terminated by the Company on not greater than ninety (90) days’ notice without penalty, and (B) customary joint operating agreements entered into in the Ordinary Course of Business;

(ii)any Contract that can reasonably be expected to result in aggregate revenues to the Company Group of more than $100,000, net to the Company Group’s interest, during the current or any subsequent calendar year (in each case, based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues), except for (A) any such Contract that terminates or can be terminated by the Company Group on not greater than ninety (90) days’ notice without penalty, and (B) customary joint operating agreements entered into in the Ordinary Course of Business;

(iii)any Hydrocarbon purchase and sale, storage, marketing, transportation, processing, gathering, treatment, separation, compression, or similar Contract;

(iv)any Contract that includes an acreage dedication, minimum volume commitment, throughput requirement, or demand, take or pay or similar charges;

(v)any Contract evidencing Indebtedness;

(vi)any Contract that constitutes a lease under which any member of the Company Group is the lessor or the lessee of real or personal property, which lease involves an annual base rental of more than $50,000, except for any such Contract that terminates or can be terminated by the Company Group on not greater than ninety (90) days’ notice without penalty;

(vii)any farmout or farmin agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, operating agreement, unit or unitization agreement, production sharing agreement, pooling agreement or similar Contract;

(viii)any Contract for, or that contemplates, (i) the sale, lease, assignment, exchange, transfer or disposition of the Company Group’s interest in the Assets (other than with respect to production of Hydrocarbons sold in the Ordinary Course of Business) from and after the Effective Time or (ii) the purchase by the Company Group of any additional material interest in the Leases or Wells, for which the primary purpose of such Contract has not been performed;

(ix)any Contract that provides for a call upon, option to purchase or similar right under any agreement with respect to the Hydrocarbons from the Assets;

(x)any Contract obligation to make any take or pay payment, advance payment or other similar payment (other than gas balancing arrangements), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving payment therefor at or after the time of delivery;

(xi)any Contract that (A) contains or constitutes an area of mutual interest or similar arrangement or (B) includes non-competition restrictions or other similar restrictions or prohibitions on doing business, including any other Contract that purports to restrict, limit or prohibit the manner in which, or the locations in which, the Company Group conducts business within or adjacent to the Assets;

(xii)any Contract that constitutes a seismic agreement or other geophysical acquisition agreement or license;

(xiii)any Contracts that are plant agreements, injection agreements, repressuring or recycling agreements, or saltwater, wastewater or other produced water disposal or handling agreements;

(xiv)any Contract that would obligate the Company Group to drill additional wells or conduct other material capital expenditures with respect to development operations after the Closing;

(xv)any Contract for the disposal of Hazardous Substances;

(xvi)any Contract that is a purchase and sale agreement, asset purchase agreement or membership interest purchase agreement for which the Company Group has ongoing or remaining material obligation thereunder;

(xvii)any Contract involving payments of more than $50,000 relating to any settlement of any litigation that was pending against the Company Group at any time during the last two (2) years where any settlement amounts remain unpaid or there remain unperformed material covenants (other than covenants of release); and

(xviii)any Contract between any member of the Company Group, on the one hand, and any Sellers or any Affiliate of a Seller or any of their respective officers, directors, or managers, on the other hand, that will not be terminated prior to Closing or which include indemnification obligations or other provisions that contemplate survival beyond termination.

(b)Except as set forth on Schedule 6.12, there exists no default in any material respect under any Material Contract by the Company Group or, to the Company’s knowledge, by any other Person that is a party to such Material Contract and no event, occurrence, condition or act has occurred that, with the giving of notice, the lapse of time or the happening of any other event or condition, would constitute a material default or breach under any such Material Contract by the Company Group or, to the Company’s knowledge, any other Person who is a party to such Material Contract. Neither Sellers, the Company Group nor their Affiliates have received any unresolved written notice from a Third Party alleging a violation of or breach of any Material Contract by the member of the Company Group that is party thereto. Each Material Contract is a valid and binding obligation against the member of the Company Group that is party thereto and, to the Company’s knowledge, each other party thereto, and is enforceable in accordance with its terms against the member of the Company Group that is party thereto and each other party thereto. Prior to the execution of this Agreement, Sellers have deposited in the Data Rooms, notified Purchaser of same and made available to Purchaser true, correct and complete copies of each Material Contract and all material amendments or modifications thereto.

Section 6.13Payments for Production and Imbalances. Except as disclosed in Schedule 6.13, as of Effective Time, (a) neither any member of the Company Group nor any Affiliate Operator with respect to the Assets is obligated by virtue of any take-or-pay payment, advance payment, or other similar payment (other than (i) royalties, overriding royalties, and similar arrangements reflected in the Net Revenue Interest figures set forth on Exhibit A-2; (ii) rights of any lessor to take free gas under the terms of the relevant Lease for its use on the lands covered thereby; (iii) gas balancing arrangements; and (iv) non-consent provisions in the Contracts) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Properties at some future time without receiving full payment therefor at or after the time of delivery, and (b) there are not any Imbalances.

Section 6.14Consents and Preferential Purchase Rights. None of the Assets or the Company Interests, or any portion thereof, are subject to any Preferential Right or Specified Consent Requirement that may be applicable to or triggered by the transactions contemplated by this Agreement, except Customary Post-Closing Consents.

Section 6.15Non-Consent Operations. Except as set forth on Schedule 6.15 or otherwise reflected on Exhibit A-1 or Exhibit A-2, as applicable, since the Ownership Reference Date, no operations are being conducted or have been conducted with respect to the Assets (a) with respect to which any member of the Company Group has elected to be a non-consenting party under the applicable operating agreement, or (b) that have been subject to forced pooling arrangements, and, in each case, with respect to which all the Company Group’s rights have not yet reverted to it. Schedule 6.15 sets forth a true and complete list of the status of any “payout” balance, as of the date set forth on such Schedule, (x) for those Wells that are operated by the Company Group or any Affiliate Operator, or (y) for those Wells that are operated by a Third Party, to the extent such information has been provided by such Third Party operator of such Well, in each case, that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 6.16Plugging and Abandonment. Except as set forth on Schedule 6.16, as of the Execution Date, other than wells that have been plugged and abandoned in accordance with all applicable Laws in all material respects, there are no dry holes or shut in or otherwise inactive wells included in the Assets operated by the Company Group or any Affiliate Operator and, to the Company’s knowledge, operated by any Third Party, that are located on lands burdened by the Leases or on lands pooled or unitized therewith that the Company Group or Affiliate Operator has received any written notice or demands from Governmental Bodies to plug and abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body.

Section 6.17Environmental Matters. Except as set forth on Schedule 6.17:

(a)the Company Group and ownership and operation of the Assets (and in the case of Assets not operated by the Company Group or an Affiliate Operator, to the Company’s knowledge) are, and since the Ownership Reference Date have been, in compliance with applicable Environmental Laws in all material respects;

(b)neither the Company Group, any Affiliate Operator with respect to the Assets, or the Assets is the subject of any pending, or to the Company’s knowledge, threatened material Environmental Claims;

(c)there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions, or plans that affect the Company Group, any Affiliate Operator with respect to the Assets, or the Assets that can reasonably be expected to (i) interfere with or prevent compliance in all material respects or continued compliance in all material respects with all Environmental Laws or any material Environmental Permit, or (ii) give rise to any material liabilities or losses  (including any Remedial Action) under Environmental Laws or any Environmental Permit;

(d)none of the Assets, any Affiliate Operator with respect to the Assets, or the Company Group is subject to any material Environmental Liabilities or Environmental Defects that individually or in the aggregate reasonably could be expected to exceed $250,000;

(e)since the Ownership Reference Date, neither the Company Group nor any Affiliate Operator (with respect of the Assets) has received from any Governmental Body or other Person any written notice of violation of, alleged violation of, non-compliance with, Remedial Action or liability under, any

Environmental Law with respect to ownership or operation of the Assets other than notices with respect to matters that have been fully and finally resolved to the satisfaction of any relevant Governmental Body or are no longer the source of outstanding obligations or requirements, and to the Company’s knowledge, no such written notice is threatened or reasonably expected;

(f)neither the Company Group nor any Affiliate Operator (with respect of the Assets) has assumed, undertaken, or otherwise become subject to any material losses or liabilities or agreed to indemnify any Person for any material losses or liabilities, in each case, relating to or arising from any matters involving Hazardous Substances, or any material violations of, or other obligations arising under, Environmental Laws or any Environmental Permit;

(g)neither the Company Group nor any Affiliate Operator (with respect of the Assets) is required by any Governmental Body pursuant to any Environmental Law or Order or settlement, as a result of the transactions set forth herein and contemplated hereby, (i) to undertake Remedial Action or (ii) give notice to any Person or receive approval from any Governmental Body pursuant to Environmental Laws or any Environmental Permit;

(h)except for de minimis amounts arising in the Ordinary Course of Business (including routine fees, assessments and other expenses incurred in the ordinary course of complying with applicable Environmental Laws or Environmental Permits), no amount is due by the Company Group nor any Affiliate Operator (with respect of the Assets) to any Governmental Body or other Person under any Environmental Laws, including as financial assurance to secure any future losses of the Company Group or the Assets under Environmental Laws;

(i)Sellers have made available to Purchaser copies of the following which are in Sellers’, an Affiliate Operator’s or the Company Group’s possession or control: (i) all material Environmental Permits, (ii) all non-privileged material environmental reports, compliance audits, health and safety audits and inspections, assessments (including Phase I Environmental Site Assessments and Phase II Environmental Site Assessments), environmental sampling and test results, monitoring reports, notices of violation, Orders, written complaints or written claims, in each case ,in the custody, possession or control of Sellers, relating to (A) any Environmental Claim or documents related to any Remedial Action involving the Company Group or the Assets and (B) the Company Group’s or the Assets’ compliance with or liabilities under Environmental Laws, including relating to any property currently or formerly owned, operated, leased or used by any member of the Company Group, and (iii) any material documents concerning planned or anticipated material capital expenditures required to reduce, offset, limit or otherwise control pollution or emissions, manage waste or otherwise ensure compliance in all material respects with current or future Environmental Laws or Environmental Permits (including costs of any Remedial Action, pollution control equipment and operational changes);

(j)no Hazardous Substances generated by or on behalf of the Company Group and transported to or disposed on real property that is not part of the Assets have been transported to or disposed on any facility, property, location, area, or site that is presently or has ever been included on the National Priorities List promulgated pursuant to Section 105 of CERCLA, or that is otherwise designated, listed, or identified by the United States Environmental Protection Agency or any state or territorial environmental agency as a “Superfund Site,” “CERCLA Site,” “State Priority Site,” or by any substantially equivalent nomenclature; and

(k)all Hazardous Substances generated by or on behalf of the Company Group and disposed on or transported to real property that is not part of the Assets have been transported, disposed and handled, including, to the Company’s knowledge, all such transportation, disposal and handling by Third Parties, in compliance with all applicable Laws, including Environmental Laws, Contracts and/or Leases, in each case, in all material respects, and none of such Hazardous Substances have come to be located at a property or facility for which the Company Group reasonably would be expected to suffer or incur material liabilities for investigative, remedial, removal, response, monitoring or other corrective actions, or the costs thereof.

Section 6.18Permits. Except as set forth on Schedule 6.18, the Company Group and Affiliate Operator validly hold, and since the Ownership Reference Date, have validly held when required, all material Permits necessary for the lawful conduct of the ownership and use of the Assets. Each of such Permits is in full force and effect. The Company Group and any Affiliate Operator with respect to the Assets are, and since the Ownership Reference Date, have been, in compliance, in all material respects, with each such Permit and no action, suit or proceeding is pending or, to the Company’s knowledge, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a Material Adverse Effect. None of Sellers, any Affiliate Operator or the Company Group have received any written notice of any default under, cancellation, suspension, revocation, invalidation or non-renewal of any Permit. Applications for the renewal of each such Permit have been timely filed and all fees and charges with respect to the Permits as of the Execution Date have been paid in full, except where such failure to do so would not be material.

Section 6.19Suspense Funds; Royalties. Except as set forth on Schedule 6.19, as of the dates set forth therein, neither the Company Group nor Affiliate Operator holds any Third Party funds in suspense with respect to production of Hydrocarbons from any of the Assets (collectively, “Suspense Funds”) other than amounts less than the statutory minimum amount that the Company Group or any Affiliate Operator, as applicable, is permitted to accumulate prior to payment. To the Company’s knowledge, Schedule 6.19 sets forth the name or names of the Persons claiming the Suspense Funds or to whom the Suspense Funds are owed. Except for Suspense Funds, the Company Group and Affiliate Operators have paid all Burdens, Working Interests, rentals, and shut-in payments due with respect to the Assets or due as a result of the Company Group or any Affiliate Operator acting as operator of any Assets. Except as set forth on Schedule 6.19, to the Company’s knowledge, all proceeds from the sale of Hydrocarbons produced from or attributable to the Assets not operated by the Company Group are being received by the Company in a timely manner and are not being held in suspense by a Third Party. The Company Group and any Affiliate Operator have complied with all escheat obligations and Laws applicable to the Assets in all material respects.

Section 6.20Specified Bank Accounts. Schedule 6.20 sets forth a list of bank accounts maintained by the Company Group in connection with the Suspense Funds (the “Specified Bank Accounts”), together with the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account.

Section 6.21Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership, or similar proceedings pending against, being contemplated by, or, to the Company’s knowledge, threatened against the Company Group.

Section 6.22Credit Support. Schedule 6.22 contains a true and complete list of all surety bonds, letters of credit, guarantees, and other forms of credit support currently maintained, posted, or otherwise held by the Company Group or Affiliate Operator with Third Parties and Governmental Bodies with respect to the Assets. True, correct and complete copies of all such credit support documents have been made available to Purchaser.

Section 6.23Bank Accounts. Schedule 6.23 sets forth a true, complete, and correct list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company Group (including the names of the financial institutions maintaining each such account, and the purpose for which such account is established), (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes, and (c) all outstanding powers of attorney or similar authorizations granted by or with respect to the Company Group.

Section 6.24Books and Records. All books and records of the Company Group, including the Records, are being maintained and, to the Company’s knowledge, have been maintained by the Company Group in accordance with all applicable Law in all material respects and in the Ordinary Course of Business.

Section 6.25Special Warranty. Subject to the Permitted Encumbrances, as of the Claim Date and the Closing Date, the Company warrants Defensible Title to the Leases and Wells unto Purchaser from and against the claims of any and all Persons lawfully claiming or to claim the same or any part thereof, in each case, by, through or under the Company Group or its Affiliates, but not otherwise.

Section 6.26Undisclosed Liabilities. Except as set forth on Schedule 6.26, since the Effective Time, the Company Group has had no material liabilities or obligations of any kind or nature that would be required to be reflected specifically (and adequately reserved against) on a financial statement of the Company Group or in the notes thereto prepared in accordance with GAAP (including, for the avoidance of doubt, any Leakage), except for (i) Suspense Funds, (ii) Asset retirement obligations, (iii) Imbalances, (iv) obligations to Affiliates that will be fully and finally released at Closing, and (v) those incurred in the Ordinary Course of Business and as to which the aggregate amount incurred does not exceed $100,000.

Section 6.27Absence of Changes. Since the Effective Time, except as set forth on Schedule 6.27, (a) the Company Group has been operated and maintained substantially in the Ordinary Course of Business, (b) the Company Group has not suffered a Material Adverse Effect, and (c) there has not been, with respect to the Company Group, any (i) amendment of the Organizational Documents of the Company Group, (ii) split, combination or reclassification of any Interests in the Company Group, (iii) material change in any method of accounting or accounting practice of the Company Group, (iv) any transfer, assignment, sale or other disposition of any Assets outside of the Ordinary Course of Business, (v) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law, and (vi) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 6.28Employment Matters.

(a)Schedule 6.28(a)(i) contains a list of all Employees as of the Execution Date, including any Employee who is on a leave of absence of any nature, and sets forth for each such individual his or her: (i) name, (ii) title or position, (iii) hire date, (iv) current compensation (including annual salary or hourly rate), (v) classification as exempt or non-exempt (or eligible or ineligible) for wage and hour purposes, (vi) active or inactive status (including reason or leave of absence and return to work date, if known) and (vii) employing member of the Company Group. Schedule 6.28(a)(ii) contains a list of all individual independent contractors, consultants, leased employees or other non-employee service providers engaged by or providing services to the Company Group as of the Execution Date (each, a “Contingent Worker”), and sets forth for each Contingent Worker, his, her or its: (A) name, (B) engagement date, (C) services provided, (D) fee arrangement and (E) member of the Company Group through which engaged.

(b)There are no labor agreements or any other labor-related agreements or arrangements that pertain to any of the Employees, and none are currently being negotiated, and no

Employees are represented by any labor union, labor organization, works council, employee representative or group of employees with respect to their employment with the Company Group. There has not been, nor, to the Company’s knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration, or other material labor activity or dispute against or affecting the Company Group. To the Company’s knowledge, since the Ownership Reference Date, there have been no labor organizing activities with respect to any Employees. The Company Group has no legal or contractual requirement to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any labor union, works council, labor organization or employee representative, which is representing any Employee, or any applicable labor tribunal, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(c)The Company Group is, and since the Ownership Reference Date has been, in compliance in all material respects with all applicable Contracts and Laws pertaining to labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, closures and layoffs (including WARN), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance. There are no, and since the Ownership Reference Date there have not been, Actions against the Company Group pending, or to the Company’s knowledge, threatened to be brought or filed, by or with any Employee, Contingent Worker or Governmental Authority, including in any court or tribunal, in connection with the employment or engagement, or termination of employment or engagement of any current or former Employee or Contingent Worker.

(d)Except as would not result in material liability for the Company Group: (i) the Company Group has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to their current or former Employees and Contingent Workers under applicable Laws, Contract or company policy; and (ii) each individual who is providing, or within the past three (3) years has provided, services to the Company Group and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(e)During the past three (3) years, the Company Group has thoroughly and impartially investigated all sexual harassment, or other harassment, discrimination, retaliation or policy violation allegations against officers, directors, partners, employees, contractors or agents of the Company Group that have been reported in writing to the Company Group or of which the Company Group is otherwise aware. With respect to each such allegation (except those the Company Group reasonably deemed to not have merit), the Company Group has taken prompt corrective action reasonably calculated to prevent further improper action.

(f)To the Company’s knowledge, no current or former Employee or Contingent Worker is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant obligation: (i) owed to the Company Group; or (ii) owed to any Third Party with respect to such person’s right to be employed or engaged by the Company Group.

Section 6.29Employee Benefits Matters.

(a)Schedule 6.29(a) contains a list of (i) each employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (ii) each benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, transaction bonus, retention, termination, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy, and program, not described in (i), and (iii) each plan or arrangement providing compensation to employee and non-employee directors, in each case, covering one or more Employees, former employees of the Company Group, or the beneficiaries or dependents of any such Persons, but excluding any government-sponsored or statutorily-mandated plans, programs or arrangements (as listed on Schedule 6.29(a), each, a “Benefit Plan”).

(b)True, complete and correct copies of the following documents, with respect to each material Benefit Plan, where applicable, have previously been delivered or made available to Purchaser: (i) the plan document for such Benefit Plan (or for unwritten Benefit Plans a written description of the material terms of such Benefit Plan) and any funding medium for the Benefit Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent summary plan description; and (v) all material correspondence to and from any Governmental Body.

(c)Except as set forth in Schedule 6.29(c), each Benefit Plan and related trust complies in all material respects with all applicable Laws, including without limitation ERISA, the Code, and the Affordable Care Act in all material respects. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Company’s knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. All benefits, contributions, and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan and the terms of all applicable Laws. No Benefit Plan is, or within the past three (3) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program.

(d)Neither the Company Group nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA Affiliate) with respect to (contingent or otherwise) (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a “multi-employer plan” (as defined in Section 3(37) of ERISA), (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(e)Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life, or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(f)(i) There is no pending or, to the Company’s knowledge, threatened action relating to a Benefit Plan (other than routine claims for benefits), and (ii) no Benefit Plan has been the subject of an examination or audit by a Governmental Body within the three (3) years prior to the Execution Date.

(g)The consummation of the transactions contemplated hereby (whether alone or in conjunction with any subsequent event) could not (A) result in payment to any current or former Employee or Contingent Worker of any money or other property, (B) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee or Contingent Worker, or (C) limit or restrict the ability of Purchaser or its Affiliates to merge, amend, or terminate any Benefit Plan.

(h)Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Benefit Plan is, or to the Company’s knowledge, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(i)There is no Contract, agreement, plan or arrangement to which any member of the Company Group is bound to provide a gross-up or otherwise reimburse any current or former employee, director, service provider or other Person for Taxes that would otherwise be payable by such service provider or Person, including pursuant to Sections 409A or 4999 of the Code.

Section 6.30Insurance. Schedule 6.30 lists each insurance policy maintained by the Company Group or on behalf of or for the Company Group as of the Effective Time and the Execution Date. The Company Group and Sellers are in compliance in all material respects with all applicable insurance requirements of such insurance policies in connection with the Company Group and the Assets. Additionally, neither the Company Group nor Sellers are in breach of any such insurance policy in any material respect in connection with the Company and the Assets and neither Sellers nor the Company Group have received any written notice of cancellation or non-renewal of any such insurance policy in connection with the Company Group and the Assets. All such policies are in full force and effect and all premiums due thereon (covering all periods up to and including the Closing Date) have been paid by the Company Group or Sellers. Except as set forth on Schedule 6.30, there are no outstanding claims under any such insurance policy related to the Company Group or the Assets. There are no claims pending under any such policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights in connection with the Company Group and the Assets. No written notice of non-renewal, cancellation or termination has been received by Sellers or the Company Group with respect to any such insurance policy in connection with the Company Group and the Assets.

Section 6.31Intellectual Property, IT Systems and Data Privacy.

(a)Schedule 6.31(a) contains a complete and accurate list of all Intellectual Property owned or purported to be owned by the Company Group that is the subject of an active application filed with, issued by or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, including, to the extent applicable, (i) the owner of such filing, issuance or registration, (ii) the date of filing, issuance or registration, (iii) the filing, issuance or registration number, (iv) the name of the body where the filing, issuance or registration was made and (v) in the case of domain names and social media accounts, the domain registrar and social media handles. The Company Group exclusively owns all right, title and interest in and to, or has the valid and enforceable right to use, all Intellectual Property material to the conduct of the Business as currently conducted (the “Company Intellectual Property”) free and clear of all Encumbrances. All Intellectual Property owned by the Company Group is subsisting and, to the Company’s knowledge, valid and enforceable. Neither Sellers nor their Affiliates (other than the Company Group) own or are the licensees of any Intellectual Property used in the Business.

(b)To the Company’s knowledge, the Company does not currently and has not in the past three (3) years infringed upon, misappropriated, diluted, or otherwise violated the intellectual property of any Third Party (including, without limitation, pursuant to any Applicable Contract) in any material respect. To the Company’s knowledge, no Third Party has in the past three (3) years or is, currently infringing, misappropriating, diluting or violating the Company Intellectual Property in any material respect.

(c)The Company Group has taken commercially reasonable steps to protect and preserve the Company Intellectual Property and the secrecy and confidentiality of all trade secrets and other material confidential information of the Company Group and any third-party with respect to which the Company Group has an obligation of confidentiality.

(d)All of the Company Group’s material IT Systems are in good working condition in all material respects and are sufficient for the operation of the Business in all material respects. Since the Ownership Reference Date, there has been no malfunction, failure, continued substandard performance, denial-of-service or other cyber incident, including any cyberattack or other impairment of the Company Group’s IT Systems, which has resulted in material disruption or material damage to the business of the Company Group. The Company Group has taken commercially reasonable organizational, physical, administrative and technical measures designed to safeguard the confidentiality, availability, security and integrity of the Company Group’s IT Systems, all data processed thereby, and all Personal Information owned, controlled or stored by the Company Group, including implementing and maintaining commercially reasonable backup, disaster recovery, and software and hardware support arrangements. All of the Company Group’s IT Systems (i) operate and run in a reasonable and efficient business manner in all material respects, and (ii) to the Company’s knowledge, are free from viruses, trojan horses, backdoors, or other malicious code or material deficiencies. The Company Group has implemented, maintained, and tested commercially reasonable backup and recovery plans, procedures and facilities.

(e)The Company Group is, and has been since the Ownership Reference Date, in compliance with all (i) applicable privacy Laws; and (ii) the Company Group’s own respective past and present internal and external, rules, procedures, policies, notices and statements, (iii) industry or self-regulatory standards binding on the Company Group or with which the Company Group purports to comply, and (iv) Contracts to which the Company Group is bound concerning privacy, security, data breach notifications, Company Group’s IT Systems, and the collection, use, processing, storage, transfer and security of Personal Information (collectively, “Data Security Requirements”). Since the Ownership Reference Date, (A) to the Company’s knowledge, the Company Group has not, and Sellers have not (with respect to the Business), experienced any actual, alleged or suspected data breach, unauthorized access to or disclosure of, or other material security incident involving trade secrets or confidential information included in the Company Intellectual Property or processed by or on behalf of the Business or Personal Information of the Business, its customers, or other third parties that is processed by the Business or to which the Business has obligations of confidentiality, (B) the Company Group has not and Sellers have not (with respect to the Business) received any notice of any audit, investigation, complaint or other Action by any Governmental Authority or other Person concerning the Company Group’s or Sellers’ (with respect to the Business) collection, use, processing, storage, transfer or protection of Personal Information or actual, alleged or suspected violation of any Data Security Requirement, and (C) neither the Company Group nor Sellers have been required to notify any Person or Governmental Authority of any of the foregoing.

Section 6.32Indebtedness. Except as set forth on Schedule 6.32, the Company has no outstanding Indebtedness.

Section 6.33Related Party Transactions. Other than this Agreement and the documents required to be executed and delivered hereunder, except as set forth on Schedule 6.33, none of Sellers, any of their interest holders and any of their respective members, directors, officers, employees, Affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Act (other than the Company Group)) (a) is a party to any Contract with the Company Group (including any monitoring, management or similar agreement), (b) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material Contract or material property or right, tangible or intangible, that is or is currently contemplated to be used by the Company Group, (c) licenses Intellectual Property (either to or from the Company Group), or (d) is indebted to or, in the past three (3) years, has borrowed money from or lent money to, the Company.

Section 6.34Condemnation. Except as set forth on Schedule 6.34, since the Ownership Reference Date, none of Sellers, any Affiliate Operator or the Company Group has received any written notice of any pending or threatened taking and there is no pending (and there has been no, since the Ownership Reference Date) actual taking (whether permanent, temporary, whole or partial) of any portion of the Assets by reason of condemnation or the threat of condemnation.

Section 6.35Surface Agreements; Leases. The Assets include all of the material easements, rights-of-way, licenses or authorizations (such easements, rights-of-way, licenses or authorizations which are a part of the Assets, the “Surface Agreements”) necessary to access and operate the Assets as currently operated. Sellers, any Affiliate Operator, the Company Group and, to the Company’s knowledge, each other party to the Leases and the Surface Agreements are in compliance in all material respects with the terms of the Leases and Surface Agreements, as applicable. No unresolved written claim adverse to the rights of Sellers, any Affiliate Operator or the Company Group as lessee or assignee under any of such Leases or Surface Agreements has been received by Sellers, any Affiliate Operator or the Company Group, and, to the Company’s knowledge, no party to any Lease or Surface Agreements or any successor to the interest of such party has threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any Lease or Surface Agreements.

Section 6.36Wells.

(a)Except as set forth on Schedule 6.36, there is no Well included in the Assets drilled by the Company Group or any Affiliate Operator and, to the Company’s knowledge, drilled by any Third Party, that has been drilled and completed in a manner that is not within the limits permitted by all applicable Laws or the Leases.

(b)Except as disclosed on Schedule 6.36, no Well that is operated by the Company Group or any Affiliate Operator is subject to material penalties on allowable production because of any overproduction and, to the Company’s knowledge, no Well that is operated by any Third Party is subject to material penalties on allowable production because of any overproduction, in each case because of any overproduction or any other violation of applicable Laws or Permits or any order or decree of any Governmental Body that would prevent any Well from being entitled to its full legal and regular allowable production from and after the Effective Time.

(c)As of the Execution Date, Schedule 6.36 contains a true, correct and complete list of each Well which is used or held for use for the disposal of saltwater, wastewater, flow back water or similar water or by product of oil and gas operations.

Section 6.37Hedges. Schedule 6.37 sets forth all Hedges which the Company Group is a party to or is bound by or which the Properties are bound or burdened by as of the Effective Time and the Execution Date (the “Company Hedges”).

Section 6.38Operations. Except as set forth on Schedule 6.38, for any Casualty Losses and as would not have a Material Adverse Effect, there exists no event, occurrence, condition or act that has occurred which would reasonably be expected to result in Damages or a claim for Damages for any personal injury (including death) and/or Third Party property damage (excluding any such property damage that is related to or caused by an Environmental Defect and pertains to lands or property on which the Properties are situated) with respect to or arising out of the ownership, management or operation of the Assets during the period between the Ownership Reference Date and the Closing Date.

Section 6.39Financial Statements.

(a)Schedule 6.39 sets forth true and complete copies of the Company Group’s audited consolidated financial statements consisting of the balance sheet of the Company Group as at December 31 in each of the years 2022, 2023 and 2024 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited consolidated financial statements consisting of the consolidated balance sheet of the Company Group as at June 30, 2025 and the related statements of income and retained earnings, members’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (none of which will be material individually or in the aggregate) and the absence of notes. The Financial Statements fairly present the financial condition of the Company Group as of the respective dates they were prepared and the results of the operations of the Company Group for the periods indicated, all in accordance with GAAP. The Financial Statements are consistent with the books and records of the Company.

(b)The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Article 7

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 7.1Generally.

(a)Any representation or warranty qualified “to Purchaser’s knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Schedule 7.1(a).

(b)Purchaser represents and warrants to Sellers as follows:

Section 7.2Existence and Qualification.

(a)Purchaser Parent is duly formed, validly existing and in good standing under the Laws of the state of its incorporation and is duly qualified to do business in all jurisdictions in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not been and would not reasonably be expected to have a Material Adverse Effect.

(b)Purchaser is duly formed, validly existing and in good standing under the Laws of the state of its incorporation and is duly qualified to do business in all jurisdictions in which the Assets are located and in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary and has, or as of the Closing will have, complied with all necessary requirements of Governmental Bodies required for Purchaser’s ownership and operation of the Company Interests and the Assets, as applicable.

Section 7.3Power. Purchaser has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now conducted. Each of Purchaser Parent and Purchaser has the requisite corporate power to enter into and perform this Agreement and each other Transaction Document to which such Party is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents.

Section 7.4Authorization and Enforceability. The execution, delivery, and performance of this Agreement, all documents required to be executed and delivered by Purchaser Parent and/or Purchaser at Closing and all other Transaction Documents to which such Party is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of such Party. This Agreement has been duly executed and delivered by Purchaser Parent and/or Purchaser (and all documents required hereunder to be executed and delivered by Purchaser Party and/or Purchaser, as applicable, at Closing and all other Transaction Documents will be duly executed and delivered by Purchaser Parent and/or Purchaser, as applicable) and no other corporate proceedings on the part of Purchaser Parent or Purchaser are necessary to approve and authorize the execution, delivery and performance by Purchaser Parent or Purchaser of this Agreement and the other Transaction Documents to which Purchaser Parent and/or Purchaser is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser Parent and Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 7.5No Conflicts. Except as set forth on Schedule 7.5, the execution, delivery, and performance of this Agreement and the other Transaction Documents by Purchaser Parent and Purchaser, and the transactions contemplated hereby and thereby, will not (a) contravene, conflict with or result in a violation or breach of any provision of the Organizational Documents of Purchaser Parent or Purchaser, (b) conflict with, result in a violation or default (with or without due notice or lapse of time or both) or, except for Permitted Encumbrances, result in the creation of any lien or Encumbrance or give rise to any right of termination, modification, cancellation or acceleration under or loss of any material benefit under, or require consent, approval or waiver from, or giving of notice to any Person in connection with, any note, bond, mortgage, indenture, or other Contract to which Purchaser Parent and/or Purchaser is a party or by which its assets are bound, (c) contravene, conflict with, violate or result in a default under any Order applicable to Purchaser Parent and/or Purchaser, or (d) contravene, conflict with, or result in a violation of or default under any Law applicable to Purchaser Parent or Purchaser in any material respect or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement, except any matters described in subsections (b) or (c) above that would not have a Material Adverse Effect.

Section 7.6Liability for Brokers’ Fees. Sellers shall not directly or indirectly have any responsibility, liability, or expense, as a result of undertakings or agreements of Purchaser Parent, Purchaser or any of their respective Affiliates, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 7.7Litigation. There are no Proceedings pending, or to Purchaser’s knowledge, threatened, that would materially impair Purchaser Parent’s or Purchaser’s ability to perform its respective obligations under this Agreement or any other Transaction Document. To Purchaser’s knowledge, no such Proceeding has been threatened against Purchaser Parent, Purchaser or any of their respective Affiliates. Notwithstanding the foregoing, Purchaser makes no representation or warranty as to any Proceedings, including any state or federal rulemaking or similar proceedings by any Governmental Body, which are, or contain issues, of broad applicability to, or which broadly affect, the Hydrocarbon exploration and production industry, other than any such actions, suits or proceedings in which Purchaser Parent or Purchaser is a named party.

Section 7.8Independent Evaluation. SUBJECT TO AND WITHOUT LIMITATION OF PURCHASER’S RIGHTS AND REMEDIES UNDER THE R&W INSURANCE POLICY AND THIS AGREEMENT:

(a)PURCHASER IS KNOWLEDGEABLE OF THE OIL AND GAS BUSINESS AND OF THE USUAL AND CUSTOMARY PRACTICES OF OIL AND GAS PRODUCERS, INCLUDING THOSE IN THE AREAS WHERE THE ASSETS ARE LOCATED.

(b)PURCHASER IS A PARTY CAPABLE OF MAKING SUCH INVESTIGATION, INSPECTION, REVIEW, AND EVALUATION OF THE COMPANY INTERESTS AND THE ASSETS AS A PRUDENT PURCHASER WOULD DEEM APPROPRIATE UNDER THE CIRCUMSTANCES, INCLUDING WITH RESPECT TO ALL MATTERS RELATING TO THE COMPANY INTERESTS AND THE ASSETS AND THEIR VALUE, OPERATION, AND SUITABILITY.

(c)IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, PURCHASER HAS RELIED SOLELY ON THE BASIS OF ITS OWN INDEPENDENT DUE DILIGENCE INVESTIGATION OF THE COMPANY INTERESTS AND THE ASSETS AND THE TERMS AND CONDITIONS OF THIS AGREEMENT, AND PURCHASER HAS NOT RELIED ON ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS, STATUTORY, OR IMPLIED, ORAL OR WRITTEN, OR ANY OTHER STATEMENT, ORAL OR WRITTEN, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY CONTAINED IN ARTICLE 5 AND ARTICLE 6 OF THIS AGREEMENT (AND CONFIRMED IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(B)), THE TRANSACTION DOCUMENTS AND THE DISCLOSURE SCHEDULES, AND THEN ONLY TO THE EXTENT REPRESENTED AND WARRANTED (OR CONFIRMED) THEREIN.

(d)WITHOUT LIMITING THE FOREGOING, PURCHASER EXPRESSLY ACKNOWLEDGES THE PROVISIONS SET FORTH IN SECTION 14.7 AND SECTION 14.8.

(e)PURCHASER AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT THE SELLERS GROUP SHALL NOT HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO PURCHASER, PURCHASER PARENT, PURCHASER GROUP, INVESTORS OR CONTROLLING PERSONS ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE) RESULTING FROM THE FURNISHING TO PURCHASER, PURCHASER PARENT, PURCHASER GROUP, OR ANY INVESTORS (OR ANY USE BY PURCHASER, PURCHASER PARENT, PURCHASER GROUP OR

ANY INVESTORS OF) ANY DUE DILIGENCE INFORMATION (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY INFORMATION MADE AVAILABLE TO PURCHASER PURSUANT TO SECTION 8.1 OR OTHERWISE BY OR ON BEHALF OF SELLERS OR THEIR REPRESENTATIVES), EXCEPT TO THE EXTENT CONSTITUTING A BREACH OF A REPRESENTATION OR WARRANTY OF SELLERS AND THE COMPANY CONTAINED IN ARTICLE 5 OR ARTICLE 6.

(f)PURCHASER UNDERSTANDS AND ACKNOWLEDGES THAT NO FEDERAL, STATE OR FOREIGN AGENCY HAS PASSED UPON THE MERITS OF AN INVESTMENT IN (OR WITH RESPECT TO) THE COMPANY INTERESTS OR THE ASSETS, OR MADE ANY FINDING OR DETERMINATION CONCERNING (i) THE FAIRNESS OR ADVISABILITY OF SUCH AN INVESTMENT OR (ii) THE ACCURACY OR ADEQUACY OF THE DISCLOSURES AND INFORMATION MADE TO PURCHASER UNDER THIS AGREEMENT.

Section 7.9Consents, Approvals or Waivers. Except as set forth on Schedule 7.9, Purchaser Parent’s and Purchaser’s execution, delivery, and performance of this Agreement (and any document required to be executed and delivered by Purchaser Parent and/or Purchaser at Closing) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or other Third Party, except consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing.

Section 7.10Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership, or similar Proceedings pending against, being contemplated by, or, to Purchaser’s knowledge, threatened against Purchaser or Purchaser Parent.

Section 7.11Sufficiency of Funds. Purchaser or an Affiliate thereof has, and at Closing will have, sufficient cash on hand, available lines of credit or other sources of immediately available funds (in U.S. Dollars) to enable Purchaser to fulfill the payment obligations of Section 10.3(d) and Section 11.2(d).

Section 7.12Capitalization.

(a)The authorized Interests of Purchaser Parent consist of an unlimited number of Purchaser Parent common shares and an unlimited number of Purchaser Parent preferred shares. As of the Execution Date, 22,058,574 Purchaser Parent common shares, and zero Purchaser Parent preferred shares, are issued and outstanding. Such issued and outstanding Purchaser Parent common shares are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights, rights of first refusal, rights of first offer, purchase option, call option or other similar rights of any Person.

(b)The Purchaser Parent common shares comprising the Purchaser Parent Common Stock, when and if issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will have the rights, preferences and privileges specified in the Organizational Documents of Purchaser Parent, will be free from any Encumbrances (other than transfer restrictions contained in the Organizational Documents of Purchaser Parent, this Agreement, the other Transaction Documents and applicable federal or state securities Laws) and will not be issued in violation of any preemptive rights, rights of first refusal, rights of first offer, purchase option, call option or other similar rights of any Person.

(c)Except as set forth on Schedule 7.12(c), or as contemplated by this Agreement, Purchaser Parent has not issued or agreed to issue any (i) Interests, (ii) option, warrant, subscription, call or option or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any Interests of Purchaser Parent, (iii) stock appreciation right, phantom stock, interest in ownership or earnings of Purchaser Parent or other equity equivalent or equity-based award or right or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for Interests have the right to vote.

(d)Without limiting the generality of the foregoing, to Purchaser’s knowledge, none of the Purchaser Parent common shares is subject to any voting trust, member or partnership agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any such Purchaser Parent common shares.

(e)True, correct and complete copies of the Organizational Documents of Purchaser Parent have been made available to Sellers and reflect all amendments and modifications made thereto at any time prior to the Execution Date.

(f)Purchaser Parent is not, and immediately after the issuance and sale of the Purchaser Parent common shares comprising the Purchaser Parent Common Stock will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” with the meaning of the Investment Company Act of 1940, as amended.

Section 7.13Internal Controls; Listing Exchange.

(a)Purchaser Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act and including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Purchaser Parent in the reports that Purchaser Parent files or submits under the Exchange Act is accumulated and communicated to Purchaser Parent’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure) as required by Rule 13a-15 of the Exchange Act, which such disclosure controls and procedures are designed to ensure that information required to be disclosed by Purchaser Parent in the reports that Purchaser Parent files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and Purchaser Parent has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures were effective as of the end of Purchaser Parent’s most recently completed fiscal quarter. Purchaser Parent has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) designed by, or under the supervision of, Purchaser Parent’s principal executive and principal financial officers, or persons performing similar functions, and effected by Purchaser Parent’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b)Since December 31, 2024, Purchaser Parent has not become aware of, or been advised by its independent auditors of, any material weakness (as defined in Rule 12b-2 of the Exchange Act) in the design or operation of internal controls that is required to be disclosed in Purchaser Parent’s filings with the SEC that has not been so disclosed. Since December 31, 2024, (i) Purchaser Parent has not been advised by its independent auditors of any material weakness in the design or operation of internal controls that could adversely affect Purchaser Parents internal controls, (ii) Purchaser has no knowledge of any fraud that involves management or other employees who have a significant role in Purchaser Parent’s internal controls and (iii) there have been no changes in internal controls or, to Purchaser’s knowledge, in other factors that could reasonably be expected to materially affect internal controls, including any corrective actions with regard to any material weakness.

(c)The Purchaser Parent common shares are registered under Section 12(b) of the Exchange Act and are listed on the Nasdaq Global Market, and Purchaser Parent has not received any notice of delisting. No judgment, Order, ruling, regulation, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Body, or of the Nasdaq Global Market, preventing or suspending trading in any Interests of Purchaser Parent has been issued, and no proceedings for such purpose are, to Purchaser’s knowledge, pending, contemplated or threatened.

Section 7.14SEC Documents; Financial Statements; No Liabilities.

(a)Purchaser Parent has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by Purchaser Parent since December 31, 2024, except to the extent the failure to timely file or furnish such document would not prevent Purchaser Parent’s ability to file a registration statement on Form S-3. All such documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Parent Financial Statements”) and that Parent may file after the Execution Date and prior to the Closing Date, are referred to herein as the “Required Parent SEC Documents,” and such Required Parent SEC Documents, together with any voluntarily filed forms, reports or other document filed by Purchaser Parent with the SEC on or since January 1, 2024 (excluding, in each case, information explicitly deemed “furnished” rather than “filed”), are referred to herein as the “Purchaser Parent SEC Documents.” The Required Parent SEC Documents, at the time filed or furnished, (i) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and (ii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Purchaser Parent SEC Documents, at the time filed or furnished (except to the extent corrected or superseded by a subsequent Purchaser Parent SEC Document filed prior to the Execution Date), did not (A) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) in the case of Purchaser Parent SEC Documents other than registration statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Purchaser Parent Financial Statements were prepared in accordance with GAAP (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K promulgated under the Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and, in the case of interim financial statements, subject to normal year-end adjustments, and fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Purchaser Parent and its Subsidiaries as of the dates and for the periods indicated therein.

(b)There are no liabilities that would be required by GAAP to be reserved, reflected or otherwise disclosed on a consolidated balance sheet of Purchaser Parent other than (i) liabilities reserved, reflected or otherwise disclosed in the consolidated balance sheet of Purchaser Parent as of December 31, 2024 (including the notes thereto) included in the Parent Financial Statements, (ii) liabilities incurred in the ordinary course of business since January 1, 2024, (iii) fees and expenses incurred in connection with the transactions contemplated by this Agreement and the Related Agreements or (iv) liabilities that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.15Absence of Certain Changes. Since the date of Purchaser Parent’s most recently filed financial statements, there has not been any Material Adverse Effect on Purchaser Parent.

Section 7.16State Takeover Statues. The restrictions applicable to business combinations pursuant to any state Law are inapplicable to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. No “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law or any similar anti-takeover provision in the Organizational Documents of Purchaser Parent is, or at the Closing will be, applicable to this Agreement or any of the transactions contemplated hereby.

Section 7.17Form S-3. As of the Execution Date, subject to the Registration Rights Agreements, Purchaser Parent is eligible to register all of the Purchaser Parent Common Stock to be issued to Sellers pursuant to the terms of this Agreement for resale by Sellers under a registration statement on Form S-3 promulgated under the Securities Act.

Article 8

COVENANTS OF THE PARTIES

Section 8.1Access.

(a)Between the Execution Date and the Closing Date (or the earlier termination of this Agreement pursuant to Article 11), Sellers will, and will cause their Affiliates (including the Company Group) to (i) provide Purchaser and its Representatives reasonable access, during normal business hours, to the Assets (subject to obtaining any required consents of Third Parties, including any Third Party operators of the Assets with respect to which the Company shall use Commercially Reasonable Efforts to request and obtain), and access to and the right to copy, at Purchaser’s sole cost, risk, and expense, the Records (or originals thereof) in Sellers’ or the Company Group’s possession and (ii) use Commercially Reasonable Efforts to secure for Purchaser and its Representatives access to the Properties (to the extent requested by Purchaser) from applicable Third Party operators for the purpose of conducting a reasonable due diligence review of such Assets, but in the case of each of clauses (a)(i) and (a)(ii), only to the extent that (A) Sellers or the Company Group may do so without violating any material obligations to any Third Party and (B) the Company Group owns an interest equal to or greater than five percent (5%) in the Assets operated by such Third Party. To the extent permitted by the Third Party operator (if applicable), which such permission the Company shall use Commercially Reasonable Efforts to request and obtain subject to the prior sentence, Purchaser will be entitled to conduct a Phase I Environmental Site Assessment of the Assets and may conduct visual inspections and record reviews relating to such Assets, including their condition and compliance with Environmental Laws, to be conducted by a reputable environmental consulting or engineering firm. Purchaser shall abide by the safety rules, regulations, and operating policies provided to Purchaser in advance of its evaluation (including the execution and delivery of any documentation or paperwork, e.g., boarding agreements or liability releases, required by Third Party operators with respect to Purchaser’s access to any of the Assets) of any applicable Third Party operator while conducting its due diligence evaluation of the Assets. Any conclusions made from any examination done by Purchaser shall result from Purchaser’s own independent review and judgment.

(b)Notwithstanding the foregoing, Purchaser (and its Representatives) shall not operate any testing equipment or conduct any invasive testing, sampling, or other similar activity of soil, groundwater, surface water, storm water, air or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons, or NORM) on or with respect to the Assets (“Invasive Activities”) prior to Closing as part of its Phase I Environmental Site Assessment. If a Phase I Environmental Site Assessment reasonably identifies any “Recognized Environmental Conditions,” as such conditions are defined or described under the current ASTM International Standard Practice Designation E1527-21 and the environmental consultant that carried out such Phase I Environmental Assessment reasonably recommends Invasive Activities to determine the nature, scope of, or costs for Remediation of an Environmental Defect, then Purchaser may request Sellers’ Representative’s consent (which consent may be withheld in Sellers’ Representative’s reasonable discretion) to conduct additional environmental property assessments or inspections on the affected Assets, including the collection and analysis of environmental samples (collectively, the “Phase II Environmental Site Assessment”). If Sellers consent to Purchaser conducting a Phase II Environmental Site Assessment, then such Phase II Environmental Site Assessment procedures and plan concerning any additional investigation shall be submitted to Sellers’ Representative in a written workplan and shall be reasonably based on the “Recognized Environmental Conditions” identified by the Phase I Environmental Site Assessment. Notwithstanding any rejection of Purchaser’s ability to conduct a Phase II Environmental Site Assessment as described above on or with respect to the Assets, in whole or in part, Purchaser may still deliver an Environmental Defect Notice for any alleged Environmental Defect identified with respect to such Assets pursuant to Section 4.4(a) based on information available to Purchaser and Purchaser’s reasonable assumptions, and the lack of such Phase II Environmental Site Assessment shall not, in and of itself, invalidate such Environmental Defect Notice with respect to Section 4.4(a).

(c)The access granted to Purchaser by Sellers under this Section 8.1 shall be limited to Sellers’ normal business hours, and Purchaser shall conduct its investigation in a manner that reasonably minimizes interference with the operation of the Assets. Purchaser shall coordinate its access rights with Sellers (and with applicable Third Party operators) to reasonably minimize any inconvenience to or interruption of the conduct of business by Sellers and the Company Group. Purchaser shall provide the Company with at least forty-eight (48) hours’ written notice before the Assets are accessed pursuant to this Section 8.1, along with a reasonable description of the activities Purchaser intends to undertake, and Sellers shall have the right to accompany Purchaser (and any Representatives of Purchaser) in connection with any physical inspection of the Assets, unless Sellers agree otherwise.

(d)Purchaser acknowledges that, pursuant to its right of access to the Assets, Purchaser will become privy to confidential and other information of Sellers and their Affiliates and that such confidential information (which includes Purchaser’s conclusions with respect to its evaluations) shall be held confidential by Purchaser in accordance with the terms of the Confidentiality Agreement and any applicable privacy Laws regarding personal information; provided that if Closing should occur, the foregoing confidentiality restriction on Purchaser, including the Confidentiality Agreement, shall terminate automatically without any further actions by the parties thereto.

(e)Purchaser shall promptly provide Sellers’ Representative, but in any event by the Claim Date, copies of all final reports, assessments and sampling or test results prepared by Purchaser and/or any of its Representatives that contain data collected or generated from Purchaser’s and its Representatives’ due diligence with respect to any Environmental Defect that Purchaser intends to assert. Neither Sellers nor the Company Group shall be deemed by its receipt of such documents or otherwise to have made any representation or warranty, expressed, implied or statutory as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(f)From and after the Execution Date until the earlier of the Closing Date and termination of this Agreement in accordance with Article 11, Sellers shall continue to provide continuous access to Purchaser and its Representatives to the Data Room; provided that except as otherwise reasonably requested by Purchaser in writing, Sellers shall not be required to add or upload any additional data or information to the Data Rooms from and after the Execution Date.

(g)As soon as reasonably practicable, but in any event promptly upon completion of Purchaser’s due diligence, Purchaser shall at its sole cost and expense and without any cost or expense to Sellers, the Company Group or any of their respective Affiliates (i) repair all physical damage done to the Assets arising out of Purchaser’s and its Representatives’ due diligence activities on site of the Assets, (ii) restore the Assets to substantially the same condition as they were prior to commencement of Purchaser’s and its Representatives’ due diligence and (iii) remove all equipment, tools and other property brought onto the Assets in connection with Purchaser’s or its Representatives’ due diligence.

(h)During all periods that Purchaser or any of its Representatives are on the Assets or are in the Company’s or any of its Affiliates’ offices, Purchaser shall maintain, at its sole cost and expense and with insurers reasonably satisfactory to Sellers, policies of insurance of the types and in the amounts reasonably sufficient to cover such diligence investigation. Upon Sellers’ Representative’s written request, Purchaser shall promptly furnish evidence of such insurance policies to Sellers’ Representative, including evidence as to the effectiveness of such policies.

(i)All investigations and due diligence conducted by Purchaser or any of its Representatives shall be conducted at Purchaser’s sole cost, risk and expense and any conclusions made from any examination done by Purchaser or any of its Representatives shall result from Purchaser’s own independent review and judgment. In connection with the rights of access, examination, and inspection granted to Purchaser under this Section 8.1, (i) PURCHASER (ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING, FROM AND AFTER CLOSING, THE COMPANY GROUP) WAIVES AND RELEASES ALL CLAIMS AGAINST THE SELLERS GROUP FOR ANY PERSONAL INJURY OR PROPERTY DAMAGE OR OTHER LIABILITY ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS EACH MEMBER OF THE SELLERS GROUP AND THIRD PARTY OPERATORS FROM AND AGAINST ANY AND ALL DAMAGES, INCLUDING THOSE ATTRIBUTABLE TO PERSONAL INJURY, DEATH, OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF THE SELLERS GROUP’S OR ANY THIRD PARTY OPERATOR’S RULES, REGULATIONS, OR OPERATING POLICIES OF WHICH PURCHASER WAS INFORMED PRIOR TO ACCESSING THE RELEVANT PROPERTY, ARISING OUT OF, RESULTING FROM, OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW BY THE SELLERS GROUP OR THIRD PARTY OPERATORS; EXCEPTING ONLY (I) DAMAGES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLERS, THE COMPANY GROUP OR THIRD PARTY OPERATORS AND (II) DAMAGES ATTRIBUTABLE TO THE MERE DISCOVERY OF ANY PREVIOUSLY EXISTING CONDITION OF THE ASSETS UNCOVERED OR DISCOVERED BY PURCHASER OR ANY OF PURCHASER’S REPRESENTATIVES DURING THE COURSE OF ANY SUCH ACCESS TO OR INSPECTION OF THE ASSETS TO THE EXTENT SUCH PREVIOUSLY EXISTING CONDITION IS NOT CAUSED OR EXACERBATED BY PURCHASER OR ITS REPRESENTATIVES.

Section 8.2Operation of Business. Except (i) for the matters set forth in Schedule 8.2, (ii) as required by any Lease, Benefit Plan, applicable Material Contract (in the Ordinary Course of Business), applicable Permit or applicable Law, (iii) as required in the event of an emergency to protect life, property, or the environment (provided that the Company shall provide Purchaser with written notice of such event as soon as practicable), (iv) as expressly permitted or otherwise expressly contemplated by this Agreement, or (v) as otherwise approved in writing by Purchaser (which approval shall not be unreasonably withheld, conditioned, or delayed), from the Execution Date until the Closing Date (or the earlier termination of this Agreement pursuant to Article 11), Sellers shall, and shall cause the Company Group to:

(a)conduct the Business, including the ownership, operation and maintenance of the Assets, in the Ordinary Course of Business in all material respects;

(b)not propose any new operations or capital expenditures reasonably anticipated to require future expenditures by the Company Group in excess of $50,000 on an AFE-by-AFE basis and $100,000 in aggregate with respect to all AFEs, in each case, net to the interest of the Company Group;

(c)not enter into any Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 6.12, or voluntarily terminate or waive any material right under or give any material consent with respect to, or materially amend, any Material Contract or any Applicable Contract that, if such Contract had been so amended as of the Execution Date, would have constituted a Material Contract;

(d)not assign any Contract (that, if assigned on or prior to the Execution Date, would be required to be listed on Schedule 6.12);

(e)not transfer, farmout, sell, hypothecate, encumber, or otherwise dispose of any Assets except for sales and dispositions made in the Ordinary Course of Business of (i) Equipment that is no longer necessary in the operation of the Assets or for which replacement equipment of like quality is obtained or (ii) Hydrocarbons;

(f)provide Purchaser with a copy of any material notices received from any Governmental Body pertaining to the Assets or the Company Group;

(g)not waive, compromise or settle any Proceedings or material right or claim with respect to any of the Assets, except for the settlement of a claim that (i) requires payment of less than $250,000 by the Company Group, and (ii) would not impose any material obligations or restrictions on the Assets or the Business, in each case, after Closing;

(h)maintain the books, accounts and Records of the Company Group in the Ordinary Course of Business;

(i)not amend or otherwise change the Organizational Documents of the Company Group;

(j)not issue, sell, pledge, transfer, dispose of, or otherwise subject to any Encumbrance any Interests in the Company Group, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other Interest in the Company Group;

(k)not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any Interests in the Company Group;

(l)not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Interests in the Company Group, or make any other change with respect to the Company’s capital structure, including the formation of any Subsidiaries;

(m)not acquire any corporation, partnership, limited liability company, other business organization, or division thereof or any material amount of assets, or otherwise enter into any joint venture, strategic alliance, exclusive dealing, noncompetition, or similar contract or arrangement other than acquisitions as to which the aggregate amount of the consideration paid or transferred by the Company Group in connection with all such acquisitions would not exceed $100,000;

(n)maintain its existence and not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation, or other reorganization or otherwise effect any transaction that would impact or alter any of the Company’s corporate structure;

(o)not hire any employees or terminate any Employees or Contingent Workers;

(p)not grant any new, or increase the existing, or accelerate the vesting, payment or funding of any, compensation or benefits of the current or former Employees;

(q)not adopt, amend, terminate or modify any Benefit Plans;

(r)not make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(s)maintain its existing insurance policies relating to the Assets in such amounts and with such deductibles as are currently maintained by the Company Group;

(t)(i) not make any material Tax election or amend any Tax Return, in each case, outside of the Ordinary Course of Business or otherwise inconsistent with past Tax practice and procedure of the Company Group, (ii) not waive, concede or compromise any right to or in a Tax credit, holiday or abatement or (iii) not file or permit to be filed any election to change the Tax classification of any member of the Company Group;

(u)not grant or create any Preferential Purchase Rights with respect to the Assets or the Company Group;

(v)not elect to participate in or non-consent for any operations proposed by a Third Party; provided that the Company Group may non-consent to an operation if Purchaser fails to provide its consent to participate in such operation within five (5) Business Days of receiving a written request for such consent;

(w)unless required by any Material Contract or Lease, not propose, effectuate or agree to any operation to plug and abandon any Well or other tangible personal property;

(x)not acquire any material assets or properties except for inventory in the Ordinary Course of Business;

(y)except in accordance with Section 8.10, not enter into or become a party to any Hedge that will burden the Assets or the Company Group from and after Closing;

(z)not voluntarily relinquish its position as operator to anyone other than Purchaser with respect to any of its Assets, or voluntarily abandon any of its Assets other than as required pursuant to the terms of a Lease or applicable Law;

(aa)not drill and/or complete any well described on Schedule 8.2 or incur property costs (from and after the Execution Date) with respect thereto in excess of $250,000 in the aggregate;

(bb)provide Purchaser prompt notice of any (i) written alleged material breach of a Material Contract by the Company Group, (ii) written alleged material violation of Law by the Company Group or with respect to the operation of the Assets operated by the Company Group, (iii) written threat to terminate, cancel, rescind or procure judicial reformation of any Lease, (iv) written threat of condemnation with respect to the Assets or (v) Proceedings that arise or are threatened in writing after the Execution Date with respect to the Assets, in each case, received by the Company Group; and

(cc)not commit to or enter into an agreement with respect to any of the foregoing.

Requests for approval of any action restricted by this Section 8.2 shall be delivered in writing to all of the following individuals by electronic correspondence (at the email addresses set forth below), each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser (such approval not to be unreasonably withheld, conditioned or delayed): Andrew Williamson at andrew.williamson@epsilonenergyltd.com, Jason Stabell at jason.stabell@epsilonenergyltd.com, or Henry Clanton at henry.clanton@epsilonenergyltd.com. Purchaser’s approval of any action restricted by this Section 8.2 shall be considered granted within five (5) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Sellers’ Representative’s  notice) after Sellers’ Representative’s written notice to Purchaser requesting such consent unless Purchaser notifies Sellers’ Representative to the contrary during that period. In the event of an emergency, Sellers (or the Company Group) may take such action as a prudent owner or operator would take and shall notify Purchaser of such action promptly thereafter. Purchaser acknowledges the Company Group may own undivided interests in certain of the properties comprising the Assets, and Purchaser agrees that the acts or omissions of the other owners or operators who are neither the Company or an Affiliate of the Company shall not constitute a breach of the provisions of this Section 8.2 by Sellers or the Company Group, and no action required by a vote of such other owners shall constitute such a breach so long as Sellers have caused the Company Group to vote its interests in a manner that complies with the provisions of this Section 8.2.

Section 8.3Interim Information. From the Execution Date to Closing, Sellers’ Representative shall give Purchaser notice of any breach of Sellers’ or the Company’s representations and warranties if (a) Sellers’ Representative reasonably believes that such breach is reasonably likely to result in a failure of Purchaser’s condition to Closing under Section 9.2(a), or (b) such notice is made pursuant to written requests from Purchaser or its Representatives. Any such notice by Sellers’ Representative shall be in writing and shall state the basis on which such notice is being given as contemplated by the preceding sentence. If Sellers’ Representative provides Purchaser notice of a matter described in clause (a) of the immediately preceding sentence and, based upon the matters relating to such notice, Purchaser does not deliver written notice to Sellers’ Representative pursuant to Section 11.1(d) to terminate this Agreement on or before the expiration of five (5) Business Days after receipt of such notice by Purchaser (the “Consideration Period”), then Purchaser shall be deemed to have waived the matters relating to such notice with respect to Purchaser’s obligation to close under Section 9.2(a), and Purchaser shall not be entitled to terminate or make a claim against Sellers under this Agreement with respect to any such matter.

Section 8.4Further Assurances.

(a)Except as otherwise expressly set forth herein, the Parties shall cooperate and use their respective Commercially Reasonable Efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Party in doing, all things necessary, proper or advisable (subject to applicable Laws) to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby.

(b)After Closing, the Parties agree to take such further actions and to execute, acknowledge, and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any other Transaction Document.

Section 8.5Employee Matters.

(a)On or before the Closing, Purchaser may offer full-time employment or a transition services agreement to such of the Employees as Purchaser shall select, in its sole discretion, such employment or service to begin on the Closing Date and to be upon such terms and conditions as determined by Purchaser in its sole discretion. For the avoidance of doubt, the Parties acknowledge and agree that Purchaser has no obligation to employ any Person except in accordance with this Section 8.5(a). No later than thirty (30) days prior to the Closing, Purchaser shall provide Sellers with a list of the Employees that Purchaser does not intend to hire or provide a transition services agreement to, and, prior to the Closing, Sellers will cause the Company to terminate such Employees and will pay to all such Employees all amounts earned or accrued for wages, commissions, salaries, bonuses, and holiday and vacation pay as of the Closing Date. Purchaser will provide such Employees who are terminated on, before, or within ninety (90) days after Closing with severance benefits, including, without limitation, continued medical and health benefits coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (with such Employees (rather than Purchaser) paying the continuation fees and costs associated with such coverage), pursuant to the Benefit Plans or other group health plans sponsored by Purchaser or an Affiliate thereof (and upon such other terms and conditions as determined by Purchaser in its sole discretion), and Purchaser will be responsible for all liabilities and obligations arising out of or based upon such termination of such Employees on, before or after Closing that are made at Purchaser’s direction or discretion.

(b)Purchaser or an Affiliate thereof shall offer (i) to enter into a transition services agreement with Jack Vaughn and (ii) employment for executive officer positions to Justin Vaughn and Glen Christiansen, with terms consistent with and no less favorable than the terms provided to other executive officers of Purchaser, to be agreed upon between such individuals and Purchaser or its Affiliate.

(c)Notwithstanding the foregoing, Purchaser (or its Affiliate) shall make offers of employment to a sufficient number of employees of Company, and on sufficient terms and conditions, so that no notices or other obligations under WARN, or under any similar provision of any state or local Laws will be required or incurred as a result of the transactions contemplated herein or otherwise.

Section 8.6R&W Insurance Policy.

(a)The Parties acknowledge and agree that, as of or prior to the Execution Date, Purchaser has procured the R&W Conditional Binder in connection with the R&W Insurance Policy attached hereto as Exhibit E. Purchaser acknowledges that obtaining such R&W Conditional Binder and the R&W Insurance Policy is a material inducement to Sellers entering into the transactions contemplated by this Agreement, and that Sellers are relying on Purchaser’s covenants and obligations set forth in this Section 8.6.

(b)Following the Execution Date, Purchaser shall take all actions reasonably necessary to ensure that the conditions in the R&W Conditional Binder are met so that the R&W Insurance Policy will remain effective from and after the Closing. Purchaser shall cause the R&W Insurance Policy to be issued at Closing on terms and substantially in the form provided or made available to Sellers’ Representative prior to the Execution Date, which policy shall, for the avoidance of doubt, include terms to the effect that the R&W Insurer expressly waives its rights to bring (and agrees not to pursue, directly or indirectly) any claim against any member of the Sellers Group by way of subrogation, claims for contribution or otherwise, other than with respect to a claim for Fraud, and shall cause the R&W Insurance Policy to name the Sellers Group as express third-party beneficiaries of such waiver. Purchaser shall not amend, modify or otherwise change in a manner materially adverse to the Sellers Group the R&W Insurance Policy without Sellers’ Representative’s prior written consent. From and after the Execution Date, Purchaser shall not (and shall cause its Affiliates to not) grant any right of subrogation, contribution or other right or otherwise amend, modify, terminate, or waive any term or condition of the R&W Insurance Policy in a manner inconsistent with Section 8.6(a).

(c)From and after the Closing, Purchaser agrees that Purchaser will:

(i)comply with the terms of any post-Closing deliverables set forth in the R&W Insurance Policy; and

(ii)not agree to any amendment, variation or waiver of the R&W Insurance Policy (or do anything that has a similar effect) that would be adverse to Sellers’ subrogation rights without Sellers’ Representative’s prior written consent.

(d)From and after the Closing, Purchaser may notify Sellers’ Representative in connection with any claim made by Purchaser under the R&W Insurance Policy and to the extent requested in writing, Sellers’ Representative shall, and shall direct Sellers and their Affiliates to, reasonably cooperate with Purchaser (at Purchaser’s sole cost and expense) in connection with any claim made by such Person under the R&W Insurance Policy.

Section 8.7Directors and Officers.

(a)Purchaser agrees that all rights to indemnification, exculpation or advancement now existing in favor of any present or former directors, officers, employees, partners, members and agents of the Company Group (the “D&O Indemnified Parties”), as provided in the Organizational Documents of the Company Group, whether asserted or claimed prior to, at or after the Closing (including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification, exculpation or advancement right of any of the foregoing), shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years and that the Company Group will perform and discharge the obligations to provide such indemnity, exculpation and advancement after the Closing; provided, however, that all rights to indemnification, exculpation and advancement in respect of any Proceeding arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six-year period shall continue until the final disposition of such Proceeding. From and after the Closing, Purchaser shall not, and shall cause each of its Subsidiaries and Affiliates (including the Company Group) not to, amend, repeal or otherwise modify the indemnification provisions of its Organizational Documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties. Notwithstanding the foregoing, a D&O Indemnified Party shall not be entitled to indemnification and the advancement of expenses as contemplated above to the extent such D&O Indemnified Party, solely in its capacity as Seller (and not as a director or officer of the Company), is the subject of a claim by Purchaser or its Affiliates against Sellers or their Affiliates pursuant to this Agreement solely in its capacity as a Seller.

(b)Purchaser hereby covenants, for itself and its Affiliates, successors and assigns, that it and they shall not institute any Proceeding in any court or before any administrative agency or before any other tribunal against any present or former D&O Indemnified Parties, in their capacity as such, with respect to the execution of their duties up to the termination of their appointment, including in connection with, arising out of, resulting from or in any way related to the transactions contemplated by this Agreement with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), excluding however, in each case, instances of Fraud.

(c)In the event Purchaser or the Company Group or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Purchaser shall make proper provision so that the successors and assigns of Purchaser or the Company Group, as the case may be, shall assume the obligations set forth in this Section 8.7.

(d)The provisions of this Section 8.7 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 8.7 is intended to benefit the directors, officers, employees, partners, members and agents of the members of the Company Group and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 8.7 or indemnified hereunder, each of whom may enforce the provisions of this Section 8.7 (whether or not parties to this Agreement). Each of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 8.7.

(e)Prior to the Closing, the Company Group shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Closing with at least the same coverage and amount and containing terms and conditions that are not less advantageous in the aggregate to the D&O Indemnified Parties as the Company Group’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Closing Date (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”).  Purchaser shall bear the cost of the D&O Tail Policy, which cost, for the avoidance of doubt, shall not constitute Leakage.  During the term of the D&O Tail Policy, Purchaser shall not (and shall cause the Company Group not to) take any action to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

Section 8.8Certain Disclaimers.

(a)EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE BY SELLERS OR THE COMPANY IN ARTICLE 5 AND ARTICLE 6 (OR CONFIRMED IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(B)), SELLERS DO NOT MAKE, SELLERS EXPRESSLY DISCLAIM, AND PURCHASER WAIVES, REPRESENTS, AND WARRANTS THAT PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS, STATUTORY, OR IMPLIED, IN THIS OR ANY OTHER INSTRUMENT, AGREEMENT, OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, ORAL OR WRITTEN, AS TO (i) TITLE TO ANY OF THE COMPANY INTERESTS OR THE ASSETS, (ii) THE CONTENTS, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, OR RESERVE INFORMATION (OR ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE COMPANY INTERESTS OR THE ASSETS, (iii) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (v) ANY ESTIMATES OF THE VALUE OF THE COMPANY INTERESTS OR THE ASSETS OR FUTURE REVENUES GENERATED BY THE COMPANY INTERESTS OR THE ASSETS, (vi) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (vii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (viii) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (ix) ANY OTHER RECORD, FILES, MATERIALS, OR

INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS, OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER, PURCHASER PARENT, PURCHASER GROUP, OR ANY INVESTORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ACCOUNTING MATERIALS, LEASE OPERATING STATEMENTS, OR OTHER ITEMS PROVIDED IN CONNECTION WITH SECTION 8.1); AND SELLERS FURTHER DISCLAIM, AND PURCHASER WAIVES, ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS, STATUTORY, OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE BY SELLERS OR THE COMPANY IN ARTICLE 5 AND ARTICLE 6 (OR CONFIRMED IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(B)), THE COMPANY INTERESTS AND THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS. PURCHASER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLERS OR ANY MEMBER OF THE SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND PURCHASER EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT PURCHASER DOES NOT HAVE, WILL NOT HAVE, AND WILL NOT ASSERT ANY CLAIM, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE SELLER GROUP EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST SELLERS FOR BREACH AN EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF A SELLER UNDER THIS AGREEMENT.  PURCHASER ACKNOWLEDGES AND AGREES THAT NONE OF THE SELLERS GROUP SHALL HAVE ANY RESPONSIBILITY FOR ANY BREACH OF A REPRESENTATION OR WARRANTY IN ARTICLE 5 OR ARTICLE 6 FOR FAILING OR OMITTING TO DISCLOSE ANY CONDITION, AGREEMENT, DOCUMENT, DATA, INFORMATION OR OTHER MATERIALS RELATING TO THE COMPANY INTERESTS OR THE ASSETS THAT IS NOT EXPRESSLY ADDRESSED BY THIS AGREEMENT, EXCEPT IN THE EVENT OF FRAUD.

(b)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4 OR IN SELLERS’ REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 6.17 AND SECTION 6.18 (AS RELATED TO PERMITS UNDER ENVIRONMENTAL LAWS), SELLERS SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAVE NOT AND WILL NOT MAKE (AND HEREBY DISCLAIM) ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS, OR NORM INTO THE ENVIRONMENT, OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES, OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION, WARRANTY, OR OTHER STATEMENT, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS, WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION. AT CLOSING, PURCHASER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT, EACH

OTHER TRANSACTION DOCUMENT, AND ITS OWN INSPECTION OF THE COMPANY INTERESTS AND THE ASSETS. AS OF CLOSING, PURCHASER SHALL HAVE MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE COMPANY INTERESTS AND THE ASSETS AND THE RECORDS AS PURCHASER HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

(c)PURCHASER ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO (i) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS (INCLUDING ANY PRICING DIFFERENTIALS) FROM AND AFTER THE EXECUTION DATE; (ii) SUBJECT TO SECTION 4.7, PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE EXECUTION DATE; AND (iii) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

(d)SELLERS AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5, ARTICLE 6, AND THIS SECTION 8.8 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 8.9Affiliate Contracts. Unless otherwise agreed to in writing by Sellers and Purchaser, Sellers shall, and shall cause the Company Group to, terminate all transactions and Contracts between any member of the Company Group, on the one hand, and Sellers or any of Sellers’ other Affiliates, on the other hand, including those listed on Schedule 6.33 prior to or effective as of the Closing Date and provide to Purchaser, in form and substance reasonably satisfactory to Purchaser, evidence of the termination of, all such transactions and Contracts.

Section 8.10Hedges. From and after the Execution Date, until the earlier of Closing and the termination of this Agreement, Sellers shall not and shall cause their Affiliates not to (a) voluntarily terminate, unwind, amend or modify any of the Company Hedges and (b) enter into any additional Hedges, including as are required by the Existing Secured Credit Facility, in each case, without the prior written consent of Purchaser (such consent not to be unreasonably delayed, conditioned or withheld).

Section 8.11Post-Closing Confidentiality. Sellers acknowledge that any non-public information about the Company Group, the Company Interests, the Business or the Assets (the “Confidential Information”) is the property of the Company and from and after the Closing, such Confidential Information will be the property of Purchaser and its Affiliates (including after the Closing, the Company Group). From and after the Closing Date, Sellers shall, and shall cause their Affiliates and Sellers’ and their respective Representatives to, maintain all Confidential Information in strict confidence and secrecy, and shall not, directly or indirectly, disclose any Confidential Information to any Person other than Purchaser or its Affiliates, except to the extent that such information (through no fault of Sellers or its respective Affiliates or Representatives) (i) is generally available to the public, (ii) is lawfully acquired by Sellers or their Affiliates or their respective Representatives from and after the Closing from sources that are not known to Sellers to be prohibited from disclosing such information by a legal or contractual obligation, or (iii) is required to be disclosed under applicable Law or is requested by a Governmental Body (by oral questions, interrogatories, requests for information or documents in legal Proceedings, subpoena, civil investigative demand or other similar process) or in connection with a routine audit to be disclosed; provided that if Sellers or any of their Affiliates or their respective Representatives is so compelled to disclose any such Confidential Information, then Sellers’ Representative shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Sellers are legally required to disclose (provided that no such notice need be provided in the case of any routine regulatory examination pursuant to which neither the Company, Purchaser nor any of their respective Affiliates is a stated target); provided, further, that Sellers shall use their Commercially Reasonable Efforts to cooperate with Purchaser to obtain an appropriate protective order upon Purchaser’s request and at Purchaser’s sole expense or other reasonable assurance that confidential treatment will be accorded such information. This Section 8.11 shall not prohibit disclosure of any Confidential Information to any Representatives of Sellers or their Affiliates who agree to keep such Confidential Information confidential and are informed of the terms of this Section 8.11; provided that such Sellers shall be responsible for any breach of this Section 8.11 by such Representatives to which it disclosed such Confidential Information.

Section 8.12Insurance Matters.

(a)After Closing, Purchaser, on behalf of the Company Group, may pursue any claims or losses covered under any insurance policies maintained by Sellers or their Affiliates or with respect to which any member of the Company Group is a named insured or otherwise the beneficiary of coverage, but only with respect to claims that are made or losses that occurred prior to the Closing, and only to the extent that (i) such claims or claims associated with such losses are claims or losses of the Company Group and (ii) Sellers have not borne or incurred any costs or damages in respect thereof (“Pre-Closing Insurance Claims”). Sellers shall use Commercially Reasonable Efforts to cooperate with Purchaser in the pursuit of such Pre-Closing Insurance Claims, and Purchaser shall promptly reimburse Sellers for documented out-of-pocket costs and expenses that Sellers reasonably incurred after Closing in connection with such claims, exclusive of any costs and expenses to the extent relating to any expenses for which Sellers would be required to indemnify Purchaser pursuant to Section 12.1(b). In the event that, after Closing, Sellers or any of their Affiliates receives insurance proceeds with respect to Pre-Closing Insurance Claims, then, within ten (10) Business Days of receipt, Sellers shall pay, or cause to be paid, to the account(s) designated by Purchaser an amount equal to such insurance proceeds, less Sellers’ documented out-of-pocket costs and expenses reasonably incurred in connection with obtaining such insurance proceeds.

(b)To the extent that there is a claim against one or more of the D&O Indemnified Parties for which Purchaser or the Company Group is required to indemnify such D&O Indemnified Parties or otherwise advance expenses to such D&O Indemnified Parties in accordance with Section 8.7, then Sellers shall reasonably cooperate with Purchaser and the Company Group in connection with such claim and shall use its Commercially Reasonable Efforts to submit such claim under the D&O Insurance Policy(ies). Unless prohibited under the applicable D&O Insurance Policy(ies) or applicable Law, to the extent that Sellers or their Affiliates receive any proceeds from the D&O Insurance Policy(ies) in connection with any such claim, Sellers shall remit or otherwise assign such proceeds to Purchaser and/or the Company Group when received, but only to the extent that Purchaser and/or the Company has actually paid expenses, costs or monies in satisfaction of and pursuant to Purchaser’s and/or the Company Group’s indemnification obligations in connection therewith.

(c)Notwithstanding anything to the contrary in this Agreement, the Parties agree that nothing in this Agreement is intended to or does in any way waive, release or discharge any insurance coverage, whether as insured, additional insured or otherwise, to which the Company Group is entitled before Closing, including for claims asserted after Closing for pre-Closing occurrences.

Section 8.13Board Representation at Purchaser Parent. At the Closing, Purchaser Parent shall appoint two (2) designees of Sellers to the Board of Directors of Purchaser Parent, and each committee of the Board of Directors other than the Audit Committee; provided, that such designees shall be subject to, and comply with, all compliance procedures (including background checks) and qualification and expertise requirements applicable to the current Directors of the Board of Directors of Purchaser Parent. Such designees will be nominated for re-election at the 2026 annual meeting of stockholders of Purchaser Parent.

Section 8.14Registration Rights; Lock-Up. At Closing, Purchaser Parent shall enter into the Registration Rights Agreement. Certain Sellers who would be post-closing Affiliates of Purchaser Parent will execute and deliver Lock-Up Agreements, which shall include a lock-up period of one hundred eighty (180) days following Closing.

Section 8.15Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party (or any of its Affiliates) shall make any other press release or public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed) (collectively, the “Public Announcement Restrictions”).  The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Bodies or Third Parties holding rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required, in the reasonable opinion of the disclosing Party, by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, or in response to comments from the SEC, (iii) made to Representatives, (iv) that such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised promptly, or (v) made to its employees. In the case of the disclosure described in the foregoing clauses (i) and (ii), each Party shall use its Commercially Reasonable Efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement; provided, that the Party making such release or announcement shall not be obligated to delay the release or announcement.

Section 8.16Access to Books and Records. Following the Closing, Purchaser shall cause the Company to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company in existence at the Closing that are required to be retained under current retention policies for a period of six (6) years from the Closing Date, and to use Commercially Reasonable Efforts to make the same available after the Closing for inspection by Sellers or its representatives at Sellers’ sole expense, during regular business hours and upon reasonable written request with advance notice.

Section 8.17Listing Matters. Purchaser Parent shall cause the Purchaser Parent common shares comprising the Purchaser Parent Common Stock to be approved for listing on the Nasdaq Global Market, subject to official notice of issuance, prior to the Closing.

Section 8.18Conduct of Purchaser Parent. Except (i) as set forth on Schedule 8.18, (ii) as may be required by Law (including as may be requested or compelled by any Governmental Body), (iii) as expressly contemplated by this Agreement or (iv) as otherwise approved in writing by Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), from the Execution Date until the earlier of the Closing and termination of this Agreement pursuant to Article 11, Purchaser Parent shall and shall cause Purchaser to:

(a)not amend or otherwise change the Organizational Documents of Purchaser Parent or Purchaser (other than de minimis amendments for administrative purposes);

(b)not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, combination or other reorganization (other than in connection with secondary offerings in the stock exchange);

(c)not make any material change in any method of accounting or accounting practice or policy, except as required by GAAP or applicable Laws (or as required to confirm to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto)); and

(d)not enter into any agreement or commitment that would cause Purchaser Parent or Purchaser to violate any of the foregoing covenants in this Section 8.18.

Nothing contained in this Agreement shall give Sellers, directly or indirectly, the right to control or direct the operations of Purchaser Parent or any of its Subsidiaries prior to the consummation of the transactions contemplated hereby. Prior thereto, Purchaser Parent and its Subsidiaries shall have the right exercise, consistent with the terms and conditions of this Agreement, control and supervision over their business operations.

Sellers’ Representative approval of any action included in this Section 8.18 shall be considered granted with forty-eight (48) hours after Purchaser’s notice to Sellers’ Representative requesting such consent in accordance with this Section 8.18 unless Sellers’ Representative notifies Purchaser to the contrary or requests additional time during that period. In the event of an emergency, Purchaser Parent or its applicable Subsidiary may take such action as a prudent owner or operator would take and shall notify Sellers’ Representative of such action promptly thereafter, but in any event within three (3) Business Days of the taking of such action.

Article 9

CONDITIONS TO CLOSING

Section 9.1Sellers’ Conditions to Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sellers’ Representative) on or prior to Closing of each of the following conditions precedent:

(a)Representations. (i) Each of Purchaser’s representations and warranties set forth in Article 7 (other than Purchaser’s Fundamental Representations) shall be true and correct (without regard to materiality, Material Adverse Effect or similar qualifiers) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except in the case of this clause (i) for all such breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect (solely as described in subsection (b) of the definition of Material Adverse Effect) and (ii) Purchaser’s Fundamental Representations set forth in Article 7 shall be true and correct  as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b)Performance. Purchaser shall have performed and observed, in all material respects, all covenants, obligations and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;

(c)No Action. No Order restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall (i) have been issued, enacted, promulgated, enforced or entered by any Governmental Body having jurisdiction over any Party, and (ii) remain in force and no Proceeding shall have been commenced by any Governmental Body for the purpose of obtaining any such Order;

(d)Impairments. The sum of (without duplication of any amounts) (i) the aggregate Title Defects Amounts (less any Title Benefit Amounts) and Remediation Amounts determined pursuant to Section 4.2(a) and Section 4.4(a), as applicable, in each case, subject to the application of the Individual Defect Threshold and Aggregate Defect Deductible in accordance with Section 4.3(b) and Section 4.6, as applicable, plus (ii) the amount of Casualty Losses, does not equal or exceed 20% of the Unadjusted Purchase Price; provided that, if either Party claims the requirements of this Section 9.1(d) are not met as of the Outside Date and the Parties have not agreed upon all Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, Environmental Defects or Remediation Amounts (or the asserted cure thereof), the Parties shall submit all unresolved disputes with respect to any Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, Environmental Defects or Remediation Amounts (or the asserted cure thereof) to expert arbitration in accordance with Section 4.6; provided that, in lieu of the timing provided in Section 4.6, the Parties shall select a Consultant within five (5) Business Days from the Outside Date, each Party shall submit such Party’s position to the Consultant within ten (10) Business Days of the delivery of such notice and each Party shall instruct the Consultant to deliver a determination of (A) the Remediation Amount(s) attributable to all disputed Environmental Defects (including the asserted cure thereof), (B) the Title Defect Amount(s) attributable to all disputed Title Defects (including the asserted cure thereof) and/or (C) the Title Benefit Amount(s) attributable to all disputed Title Benefits, as applicable within twenty (20) days of the delivery of such notice, in which case the Outside Date shall be tolled and extended by the number of days between the Outside Date and the date which is five (5) days following the date the Consultant has issued its written determinations for such disputed matters. For the avoidance of doubt, a Party’s initiation of arbitration in accordance with this Section 9.1(d), shall not prevent Purchaser from electing to waive any asserted Title Defect or Environmental Defect, as applicable;

(e)Consent of Shareholders of Purchaser Parent. Purchaser Parent shall have received the Shareholder Consent;

(f)Closing of Peak BLM MIPA Transaction. The closing of the transactions contemplated by the Peak BLM MIPA shall have occurred (or shall be ready to occur simultaneously with Closing);

(g)Deliveries. Purchaser shall deliver (or be ready, willing, and able to deliver at Closing) to Sellers’ Representative duly executed counterparts of the documents and certificates to be delivered by Purchaser under Section 10.3; and

(h)Nasdaq Global Market Listing Approval. The Purchaser Parent common shares issuable to Sellers as the Purchaser Parent Common Stock shall have been authorized for listing on the Nasdaq Global Market, subject to official notice of issuance.

Sellers may not rely on the failure of any condition set forth in this Section 9.1 to be satisfied if such failure was caused primarily by the failure of Sellers to perform any of its obligations under this Agreement. If the Closing occurs, all closing conditions set forth in this Article 9 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Sellers solely for purposes of this Article 9 (and, for the avoidance of doubt, such waiver shall not apply to or limit the rights of the Parties under this Agreement or the Transaction Documents after the Closing).

Section 9.2Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) on or prior to Closing of each of the following conditions precedent:

(a)Representations. (i) Each of Sellers’ representations and warranties set forth in Article 5 and the Company’s representations and warranties set forth in Article 6 (other than Sellers’ and the Company’s Fundamental Representations) shall be true and correct (without regard to materiality, Material Adverse Effect or similar qualifiers) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except in the case of this clause (i) for all such breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect, and (ii) Sellers’ Fundamental Representations set forth in Article 5 and the Company’s Fundamental Representations set forth in Article 6 shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b)Performance. Sellers and Sellers’ Representative shall have performed and observed, in all material respects, all covenants, obligations and agreements to be performed or observed by Sellers, Sellers’ Representative or the Company under this Agreement prior to or on the Closing Date;

(c)No Action. No Order restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall (i) have been issued, enacted, promulgated, enforced or entered by any Governmental Body having jurisdiction over any Party, and (ii) remain in force and no Proceeding shall have been commenced by any Governmental Body for the purpose of obtaining any such Order;

(d)Impairments. The sum of (without duplication of any amounts) (i) the aggregate Title Defects Amounts (less any Title Benefit Amounts) and Remediation Amounts determined pursuant to Section 4.2(a) and Section 4.4(a), as applicable, in each case, subject to the application of the Individual Defect Threshold and the Aggregate Defect Deductible in accordance with Section 4.3(b) and Section 4.6, as applicable, plus (ii) the aggregate amount of Casualty Losses, does not equal or exceed 20% of the Unadjusted Purchase Price; provided that, if either Party claims the requirements of this Section 9.2(d) are not met as of the Outside Date and the Parties have not agreed upon all Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, Environmental Defects or Remediation Amounts (or the asserted cure thereof), the Parties shall submit all unresolved disputes with respect to any Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, Environmental Defects or Remediation Amounts (or the asserted cure thereof) to expert arbitration in accordance with Section 4.6; provided that, in lieu of the timing provided in Section 4.6, the Parties shall select a Consultant within five (5) Business Days from the Outside Date, each Party shall submit such Party’s position to the Consultant within ten (10) Business Days of the delivery of such notice and each Party shall instruct the Consultant to deliver a determination of (A) the Remediation Amount(s) attributable to all disputed Environmental Defects (including the asserted cure thereof), (B) the Title Defect Amount(s) attributable to all disputed Title Defects (including the asserted cure thereof) and/or (C) the Title Benefit Amount(s) attributable to all disputed Title Benefits, as applicable within twenty (20) days of the delivery of such notice, in which case the Outside Date shall be tolled and extended by the number of days between the Outside Date and the date which is five (5) days following the date the Consultant has issued its written determinations for such disputed matters. For the avoidance of doubt, a Party’s initiation of arbitration in accordance with this Section 9.2(d), shall not prevent Purchaser from electing to waive any asserted Title Defect or Environmental Defect, as applicable;

(e)Consideration Period. The Consideration Period, if any, shall have expired pursuant to the terms contemplated by Section 8.3;

(f)Closing of Peak BLM MIPA Transaction. The closing of the transactions contemplated by the Peak BLM MIPA shall have occurred (or shall be ready to occur simultaneously with Closing); and

(g)Deliveries. Sellers’ Representative shall deliver (or be ready, willing, and able to deliver at Closing) to Purchaser duly executed counterparts of the Transaction Documents and other documents and certificates to be delivered by Sellers’ Representative under Section 10.2.

Purchaser may not rely on the failure of any condition set forth in this Section 9.2 to be satisfied if such failure was caused primarily by the failure of Purchaser to perform any of its obligations under this Agreement. If the Closing occurs, all closing conditions set forth in this Article 9 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Purchaser solely for purposes of this Article 9 (and, for the avoidance of doubt, such waiver shall not apply to or limit the rights of the Parties under this Agreement or the Transaction Documents after the Closing).

Article 10

CLOSING

Section 10.1Time and Place of Closing. Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Sellers’ Representative, take place by electronic transmission at 10:00 a.m., Mountain Time, on the later of (a) October 27, 2025, and (b) the date that is two (2) Business Days after the last of the conditions to Closing set forth in Article 9 has been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), subject to the rights of the Parties under Article 11. The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 10.2Obligations of Sellers’ Representative at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 10.3, Sellers’ Representative shall deliver or cause to be delivered to Purchaser the following:

(a)counterparts of the Assignment Agreements, duly executed by each Seller or by Sellers’ Representative on behalf of such Seller pursuant to Section 14.20(a), as applicable;

(b)a certificate duly executed by an authorized officer of Sellers’ Representative on behalf of each Seller, dated as of the Closing Date, certifying that the conditions applicable to such Seller set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(c)a properly completed and duly executed Internal Revenue Service Form W-9 (or applicable successor form) with respect to each Seller, dated no earlier than twenty (20) days prior to the Closing Date;

(d)a certificate of good standing or the equivalent, dated no earlier than five (5) days prior to the Closing Date, for each of the Company and its Subsidiaries (from their jurisdictions of formation and each jurisdiction in which they are qualified to do business);

(e)duly executed, written resignations of the officers, managers and directors of the Company or its Subsidiaries set forth in Schedule 10.2(e), effective as of the Closing Date, in form and substance reasonably acceptable to Purchaser;

(f)counterparts to the Registration Rights Agreement, duly executed by each Seller or by Sellers’ Representative on behalf of such Seller pursuant to Section 14.20(a), as applicable;

(g)(i) releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings, liens, and other recorded Encumbrances, in each case, burdening the Company Interests and/or the Assets and securing borrowed monies incurred by Sellers or any of their Affiliates (including the Company Group), including under any debt instrument that is burdening the Company Interests and/or the Assets and (ii) authorizations to file UCC-3 termination statements in all applicable jurisdictions to evidence the release of all such liens on the Company Interests and/or the Assets securing due and payable obligations, including under any debt instrument;

(h)a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, certifying to and attaching as an exhibit, the consent of a Supermajority Interest of the Members (as defined in the Company Organizational Documents) authorizing and approving the execution, delivery and performance of this Agreement and each of the other Transaction Documents, and the consummation of the transactions contemplated herein;

(i)duly executed amendments to, or waivers of applicable provisions of, those Contracts set forth on Schedule 10.2(i), effective as of the Closing Date, providing that such Contracts will continue in full force and effect following Closing, in forms reasonably satisfactory to the Company;

(j)evidence that the Tier II Options set forth on Schedule 6.6(c) issued to Employees have been fully and validly extinguished without any further liability to the Company, in form and substance reasonably acceptable to Purchaser; and

(k)all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

Section 10.3Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers’ Representative of their obligations pursuant to Section 10.2, Purchaser shall deliver or cause to be delivered to Sellers’ Representative the following:

(a)evidence of the issuance of the Purchaser Parent Common Stock to Sellers, allocated among Sellers as directed in writing by Sellers’ Representative at least two (2) Business Days prior to the Closing, in an aggregate amount equal to the Adjusted Purchase Price, free and clear of all Encumbrances;

(b)counterparts of the Assignment Agreements, duly executed by Purchaser;

(c)a certificate duly executed by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 9.1(a), Section 9.1(b) and Section 9.1(e) have been fulfilled;

(d)evidence that the outstanding principal, all accrued interest and any other amounts payable pursuant to the Company’s Existing Secured Credit Facility has been paid-off;

(e)a counterpart to the Registration Rights Agreement, duly executed by Purchaser Parent; and

(f)all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Sellers.

Section 10.4Settlement Statement.

(a)At the Closing, Purchaser shall issue Purchaser Parent Common Stock to Sellers in an amount equal in value to the Adjusted Purchase Price as determined in accordance with Section 10.4(b).

(b)At least five (5) Business Days prior to the Closing, Sellers’ Representative shall prepare in good faith and deliver to Purchaser, in accordance with GAAP and based upon the best information then available to Sellers, a settlement statement (the “Settlement Statement”) (i) setting forth Sellers’ Representative’s calculation of the Adjusted Purchase Price, after giving effect to all adjustments to the Unadjusted Purchase Price set forth in Section 3.3, (ii) setting forth the calculations for each adjustment contemplated by Section 3.3, and (iii) enclosing reasonable documentation available to support any credit, charge, receipt, or other item included in such statement. Within two (2) Business Days after Purchaser’s receipt of the Settlement Statement, Purchaser may deliver to Sellers’ Representative a written report containing all changes that Purchaser proposes in good faith to be made to the Settlement Statement, together with the explanation therefor and the supporting documents thereof, if available.

(c)The Parties shall in good faith attempt to agree in writing on the Settlement Statement as soon as possible after Sellers’ Representative’s receipt of Purchaser’s written report, but in any event prior to the Closing. The Settlement Statement, as agreed upon in writing by the Parties, will be used to adjust the Unadjusted Purchase Price at the Closing and to determine the Adjusted Purchase Price at the Closing; provided, that if the Parties do not agree in writing upon any of the adjustments set forth in the Settlement Statement within fifteen (15) days after Sellers’ Representative’s receipt of Purchaser’s written report, then any amounts or items remaining in dispute at the end of such period (collectively, the “Disputed Amounts”) shall be submitted for resolution to the office of an impartial nationally-recognized firm of independent certified public accountants other than Sellers’ Accountants or Purchaser’s Accountants determined by mutual agreement of Purchaser and Sellers’ Representative (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Settlement Statement necessary to reflect the resolution of the Disputed Amounts.

(d)The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Settlement Statement and Purchaser’s written report, respectively. The Independent Accountant shall base its determination solely on the written submissions of the Parties and the definitions and other provisions of this Agreement and shall not conduct any independent investigations. No Party shall have any ex parte communications with the Independent Accountant.

(e)The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Purchaser, respectively, bears to the aggregate amount actually contested by Sellers and Purchaser.

(f)The Independent Accountant shall be directed to make a determination on all Disputed Amounts as soon as practicable, but no later than thirty (30) days after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Settlement Statement shall become conclusive and binding upon the Parties at the time such determination is made, in the absence of negligence, fraud or manifest error.

Article 11

TERMINATION

Section 11.1Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing (by written notice from the terminating Party to the other Party):

(a)by the mutual prior written consent of the Parties;

(b)by Sellers’ Representative or Purchaser if the consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal by the terms of a final, non-appealable Order of a Governmental Body; provided that the right to terminate under this Section 11.1(b) shall not be available to a Party if any of the foregoing is due to the failure of such Party to perform its obligations under this Agreement;

(c)by Sellers’ Representative, at Sellers’ Representative’s option, if there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Purchaser pursuant to this Agreement that (i) would render a condition precedent to Sellers’ obligations specified in Section 9.1(a) or Section 9.1(b), as applicable, not capable of being satisfied by the Outside Date, and (ii) after the giving of written notice thereof to Purchaser, such breach, inaccuracy or failure to perform has not been waived in writing by Sellers’ Representative, is not capable of being fully cured or has not been fully cured by the earlier of (A) fifteen (15) Business Days after the delivery of such notice and (B) three (3) Business Days prior to the Outside Date;

(d)by Purchaser, at Purchaser’s option, if there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Sellers or Sellers’ Representative pursuant to this Agreement that (i) would render a condition precedent to Purchaser’s obligations specified in Section 9.2(a) or Section 9.2(b), as applicable, not capable of being satisfied by the Outside Date, and (ii) after the giving of written notice thereof to Sellers’ Representative, such breach, inaccuracy or failure to perform has not been waived in writing by Purchaser, is not capable of being fully cured or has not been fully cured by the earlier of (A) fifteen (15) Business Days after the delivery of such notice and (B) three (3) Business Days prior to the Outside Date;

(e)by any Party if Closing has not occurred on or before one hundred and eighty (180) days after the Execution Date (the “Outside Date”);

(f)by Purchaser pursuant to Section 8.3; or

(g)by Sellers’ Representative, at Sellers’ Representative’s option, if the condition set forth in Section 9.1(e) has not been satisfied as of the Parent Shareholder Consent Deadline;

provided, however, that no Party shall be entitled to terminate this Agreement under Section 11.1(c), Section 11.1(d) or Section 11.1(e) if the Closing has failed to occur because such Party failed to perform or observe in any material respect its covenants or agreements hereunder or is otherwise in material breach under this Agreement.

Section 11.2Effect of Termination.

(a)If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 5.7, Section 7.6, Section 8.1(i), Article 11, Article 14 (other than Section 14.14 and Section 14.16) and Appendix A, which shall continue in full force and effect) and, without prejudice to its rights under Section 11.2(c) (if applicable), Sellers shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets or the Company Interests to any Person without any restriction under this Agreement.

(b)In the event that Purchaser has the right to terminate this Agreement pursuant to Section 11.1(d) in the instance where (i) all conditions precedent to the obligations of Sellers set forth in Section 9.1 have been satisfied or waived by Sellers’ Representative (or would have been satisfied except for the breach or failure of any of Sellers’ representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing (but which are capable of being satisfied at or in connection with the occurrence of Closing)), and (ii) Purchaser is ready, willing and able to proceed with Closing and the Closing has not occurred solely as a result of the breach or failure of any of Sellers’ representations, warranties, or covenants hereunder, including, if and when required, Sellers’ obligations to consummate the transactions contemplated hereunder at Closing, then Purchaser shall be entitled, as the sole and exclusive remedy of the Purchaser against any member of the Sellers Group for the failure to consummate the transactions contemplated hereunder at Closing, to either (A) exercise its right to specific performance of this Agreement pursuant to Section 14.16, or (B) terminate this Agreement.

(c)In the event that Sellers’ Representative has the right to terminate this Agreement pursuant to Section 11.1(c) in the instance where (i) all conditions precedent to the obligations of Purchaser set forth in Section 9.2 have been satisfied or waived by Purchaser (or would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing (but which are capable of being satisfied at or in connection with the occurrence of Closing)), and (ii) Sellers are ready, willing and able to proceed with Closing and the Closing has not occurred solely as a result of the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at Closing, then Sellers shall be entitled, as the sole and exclusive remedy of Sellers against any member of the Purchaser Group for the failure to consummate the transactions contemplated hereunder at Closing, to either (A) exercise their right to specific performance of this Agreement pursuant to Section 14.16, or (B) terminate this Agreement.

(d)In the event that Sellers’ Representative has the right to terminate this Agreement pursuant to Section 11.1(g) in the instance where (i) all conditions precedent to the obligations of Purchaser set forth in Section 9.2 have been satisfied or waived by Purchaser (or would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing (but which are capable of being satisfied at or in connection with the occurrence of Closing)), and (ii) Sellers are ready, willing and able to proceed with Closing and the Closing has not occurred solely as a result of Purchaser’s failure to satisfy its obligations under Section 9.1(e), then Sellers’ sole and exclusive remedy against the Purchaser Group for the failure to consummate the transactions contemplated hereunder at Closing, shall be to terminate this Agreement and receive the Termination Fee from Purchaser as liquidated damages in lieu of any other damages or remedies available at Law or in equity, including any right of specific performance or other equitable relief against Purchaser or the Purchaser Group.

(e)IT IS EXPRESSLY STIPULATED BY THE PARTIES THAT THE ACTUAL AMOUNT OF DAMAGES RESULTING FROM THE FAILURE TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREUNDER AT CLOSING WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO DETERMINE ACCURATELY BECAUSE OF THE UNIQUE NATURE OF THIS AGREEMENT, THE UNIQUE NATURE OF THE COMPANY INTERESTS AND ASSETS, THE UNCERTAINTIES OF APPLICABLE COMMODITY MARKETS AND DIFFERENCES OF OPINION WITH RESPECT TO SUCH MATTERS, AND THAT THE LIQUIDATED DAMAGES PROVIDED FOR HEREIN ARE A REASONABLE ESTIMATE BY THE PARTIES OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DO NOT CONSTITUTE A PENALTY.

(f)Notwithstanding anything to the contrary in this Agreement, each Party acknowledges and agrees that if the Closing fails to occur for any reason, SUCH PARTY’S SOLE AND EXCLUSIVE REMEDY AGAINST THE OTHER PARTIES SHALL BE TO EXERCISE AN APPLICABLE REMEDY SET FORTH IN THIS ARTICLE 11, ALL OTHER RIGHTS AND REMEDIES AT LAW OR IN EQUITY BEING HEREBY EXPRESSLY DISCLAIMED AND WAIVED; provided, however, each of Purchaser and Sellers acknowledge that as express consideration for the other Party entering into this Agreement, the Parties covenant and agree that solely with respect to each Party’s rights under Section 11.2(b) or Section 11.2(c), as applicable, (i) each Party would be irreparably harmed by any breaches by the other Party of their obligation to consummate the transactions hereunder as and when required hereunder, (ii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement solely with respect to each Party’s rights under Section 11.2(b) or Section 11.2(c), as applicable, (iii) each Party shall be entitled to seek equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance, in the event of any breach of the provisions of this Agreement solely with respect to such Party’s rights under Section 11.2(b) or Section 11.2(c), as applicable, in addition to all other remedies available pursuant to Section 11.2(b) or Section 11.2(c), as applicable, and (iv) no Party, nor its Representatives, shall oppose the granting of specific performance or any such relief as a remedy with respect to any other Party’s rights under Section 11.2(b) or Section 11.2(c), as applicable.

Article 12

INDEMNIFICATION

Section 12.1Indemnification.

(a)From and after Closing, subject to the limitations set forth in Section 12.3, Purchaser shall indemnify, defend, and hold harmless the Sellers Group from and against all Damages incurred by, suffered by, or asserted against such Persons caused by, arising out of, or resulting from:

(i)any breach of or failure to perform any covenant or agreement made by Purchaser contained in this Agreement; or

(ii)any breach of any of Purchaser’s representations and warranties set forth in Article 7, or confirmed in the certificate delivered by Purchaser at Closing pursuant to Section 10.3(c);

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF SELLERS, BUT EXCLUDING HOWEVER, IN EACH SUCH CASE, DAMAGES TO THE EXTENT ACTUALLY CAUSED BY THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLERS.

(b)From and after Closing, subject to the limitations set forth in Section 12.3, Sellers shall indemnify, defend, and hold harmless the Purchaser Group from and against all Damages incurred by, suffered by, or asserted against such Persons caused by, arising out of, or resulting from Sellers’ or Sellers’ Representatives’ breach of or failure to perform any covenant or agreement made by Sellers or Sellers’ Representative contained in this Agreement;

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF PURCHASER, BUT EXCLUDING HOWEVER, IN EACH SUCH CASE, DAMAGES TO THE EXTENT ACTUALLY CAUSED BY THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PURCHASER.

(c)Notwithstanding anything to the contrary contained in this Agreement, subject to, and without limitation of Section 8.1(i), Article 11, Section 14.16 and Purchaser’s rights under the R&W Insurance Policy from and after the Closing, this Section 12.1 contains the Parties’ sole and exclusive remedies against each other with respect to the transactions contemplated hereby (except with respect to Fraud), including any breaches of the representations, warranties, covenants, and agreements of the Parties in this Agreement or any of the other Transaction Documents. Subject to the preceding sentence, PURCHASER KNOWINGLY, WILLINGLY, IRREVOCABLY, EXPRESSLY, AND TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, RELEASES, REMISES, AND FOREVER DISCHARGES SELLERS AND THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF (I) THIS AGREEMENT, THE TRANSACTION DOCUMENTS AND ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) SELLERS’ OWNERSHIP OR USE OF THE COMPANY INTERESTS AND (III) THE BUSINESS OR OPERATIONS OF THE COMPANY GROUP, EVEN IN EACH CASE IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY RELEASED PERSON; PROVIDED, HOWEVER, THAT THE FOREGOING PROVISIONS OF THIS Section 12.1(c) SHALL NOT LIMIT ANY PARTY’S RIGHTS TO PURSUE CLAIMS FOR FRAUD.

(d)The indemnity of each Party provided in this Section 12.1 shall be for the benefit of and extend to each Person included in the Sellers Group and the Purchaser Group, as applicable. Any claim for indemnity under this Section 12.1 by any Third Party must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the Sellers Group and the Purchaser Group) other than the Parties shall have any rights against Sellers or Purchaser under the terms of this Section 12.1 except as may be exercised on its behalf by Purchaser or Sellers, as applicable, pursuant to this Section 12.1(d). The Parties may elect to exercise or not exercise indemnification rights under this Section 12.1 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 12.1.

Section 12.2Indemnification Actions. All claims for indemnification under Section 12.1 shall be asserted and resolved as follows:

(a)For purposes of this Article 12, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 12 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 12.

(b)To make a claim for indemnification under Section 12.1, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 12.2, including the reasonable details of and basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 12.2 shall not relieve the Indemnifying Person of its obligations under Section 12.1 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Person Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against the Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a covenant or agreement, the Claim Notice shall specify the covenant or agreement that was inaccurate or breached.

(c)In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Person Claim under this Article 12. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period whether the Indemnifying Person admits or denies its obligations to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Person, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)If the Indemnifying Person admits its obligation to defend and indemnify the Indemnified Person, it shall have the right and obligation to diligently defend and indemnify the Indemnified Person against, at the Indemnifying Person’s sole cost and expense, the Third Person Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate, at the Indemnifying Person’s cost and expense, in contesting any Third Person Claim that the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross- complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 12.2(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Person from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity for which the Indemnifying Person has full responsibility).

(e)If the Indemnifying Person does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Person against a Third Party Claim, but fails to diligently defend, prosecute, indemnify against or settle such Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder) with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Person Claim at any time prior to settlement or final determination thereof. If settlement has been offered and the Indemnifying Person has not yet admitted its obligation to defend and indemnify the Indemnified Person with respect to a Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to indemnify and defend the Indemnified Person with respect to the Third Person Claim, and if its obligation and liability is so admitted, either (A) consent to the proposed settlement, subject to the terms in this Section 12.2(e) or (B) reject, in its reasonable judgment, the proposed settlement or (ii) deny its liability. Any failure by the Indemnifying Person to respond to such notice shall be deemed to be an election under clause (ii) immediately above.

(f)In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its liability with respect to such Damages, or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be deemed to have disputed such claim for indemnification. If the Indemnifying Person does not admit or otherwise does not deny its liability against a claim for indemnification not based upon a Third Person Claim within the thirty (30) day period set forth in this Section 12.2(f), then the Indemnified Person shall pursue its rights and remedies under this Agreement with respect to such claim for indemnification.

(g)Irrespective of which Party controls the defense of any indemnification claim pursuant to this Article 12, the other Parties will, and will cause any non-party Affiliate to, reasonably cooperate with the controlling Party in such defense and make available to the controlling Party all witnesses, pertinent records, materials and information in such non- controlling Party’s possession or under its control relating thereto as is reasonably required by the controlling Party; provided that the Parties agree that all communications between any Party and counsel responsible for or participating in the defense of any indemnification claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege. In furtherance of and not in limitation of the foregoing, with respect to any claim for indemnification pursuant to this Article 12, the Indemnified Person acknowledges and agrees that it shall reasonably cooperate with the Indemnifying Person in connection with such claims, including using Commercially Reasonable Efforts, and causing its Affiliates, and any employees, consultants or other individuals with knowledge of the claim or the underlying matters related to such claim to use Commercially Reasonable Efforts, to fully cooperate with the Indemnifying Person in connection with the defense, litigation, arbitration and other matters related to such claim, including by providing access, upon reasonable prior notice and during normal business hours, to the applicable books and records of the Indemnified Person and the officers and employees of such Indemnified Person (or, as appropriate, its Affiliates) with knowledge of such matters.

Section 12.3Limitations on Actions.

(a)The representations and warranties of Sellers and the Company in Article 5 and Article 6 shall, without limiting Purchaser’s rights under the R&W Insurance Policy, terminate as of the Closing Date. The representations and warranties of Purchaser in Article 7 shall terminate as of the date that is twelve (12) months following the Closing Date. Each of the respective covenants and performance obligations of Sellers, Sellers’ Representative and Purchaser set forth in this Agreement that are to be complied with or performed by Sellers, Sellers’ Representative or Purchaser, as applicable, at or prior to the Closing shall terminate sixty (60) days after the Closing Date. All other respective covenants and performance obligations of Sellers, Sellers’ Representative and Purchaser set forth in this Agreement that by their terms require performance after the Closing and the corresponding indemnity obligations hereunder shall survive the Closing and remain in full force and effect until fully satisfied and/or performed in accordance with the terms hereof. Notwithstanding anything to the contrary in this Section 12.3, the acknowledgements, disclaimers, and other terms, as applicable in Section 7.8, Section 7.9, Section 8.8, Section 14.17, Section 14.18 and Section 14.19 shall survive the Closing indefinitely. The provisions of Article 13 shall survive Closing until sixty (60) days after the expiration of the applicable statute of limitations to which the subject Taxes relate. For purposes of clarification and avoidance of doubt, this Section 12.3 shall not affect the time periods during which Purchaser may make a claim in the event of Fraud and shall not otherwise affect the time periods during which Purchaser may make a claim under, or otherwise limit any claim made by Purchaser under, the R&W Insurance Policy.

(b)Purchaser knowingly, willingly, irrevocably, and expressly acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action it may have against Sellers relating to the Assets (including the operation or condition thereof), or relating to the subject matter of this Agreement or any other document contemplated hereby, and the transactions contemplated by this Agreement (other than, and solely with respect to, (i) claims based on Fraud, (ii) the indemnification obligations of Sellers set forth in Section 12.1(b) and (iii) any of the covenants in this Agreement that survive the Closing pursuant to Section 12.3(a) whether or not arising under, or based upon, any Law (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy)) are hereby irrevocably waived.

(c)Purchaser knowingly, willingly, irrevocably, and expressly acknowledges and agrees that the agreements contained in Section 12.3(a) and Section 12.3(b) (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing indefinitely; and (ii) are an integral part of the transactions contemplated by this Agreement and that, without the agreements set forth in this Section 12.3, Sellers would not enter into this Agreement.

(d)From and after the Closing, Purchaser will not be entitled to rescind this Agreement or, subject to Article 11, treat this Agreement as terminated by reason of any breach of this Agreement, and Purchaser knowingly, willingly, irrevocably, and expressly waives any and all rights of rescission it may have in respect of any such matter. Purchaser knowingly, willingly, irrevocably, and expressly agrees to indemnify and hold harmless Sellers from and against, and in respect of, any and all liabilities, losses, damages, obligations, costs, or expenses incurred by or on behalf of Sellers as a result of any such action, suit, claim, or proceeding brought, encouraged, supported, or maintained by Purchaser against any of Sellers in contravention of this Section 12.3.

(e)The indemnities in Section 12.1(a) and Section 12.1(b) shall terminate as of the termination date of each covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.

(f)The foregoing provisions of this Section 12.3 shall not limit any Party’s rights to pursue claims for Fraud; provided that in no event shall Sellers be liable for any aggregate amount under this Agreement in excess of the Unadjusted Purchase Price.

(g)The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 12 shall be reduced by the amount of insurance proceeds actually received by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, including any reasonable out of pocket expenses incurred in obtaining such recovery, any deductible under any insurance policy (including the retention under the R&W Insurance Policy)).

(h)In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award, or judgment under more than one provision of this Agreement and the Transaction Documents.

(i)Each Indemnified Person shall use Commercially Reasonable Efforts to take all reasonable steps to mitigate all Damages or other liabilities, losses, costs, and expenses after becoming actually aware of any event that would reasonably be expected to give rise to any Damages or other liabilities, losses, costs, or expenses that are indemnifiable or recoverable under this Agreement. If an Indemnified Person fails to so mitigate pursuant to the preceding sentence, the Indemnifying Person shall have no liability for any portion of such Damages or other liabilities, losses, costs, or expenses that reasonably could have been avoided had the Indemnified Person made such efforts.

(j)For purposes of determining a breach of this Agreement for purposes of this Article 12, the representations and warranties set forth in Article 5, Article 6, and Article 7 of this Agreement that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining whether any breach of any representation or warranty in this Agreement has occurred and the amount of Damages resulting from, arising out of or relating to any breach of such representation or warranty. Notwithstanding anything to the contrary contained herein, Purchaser has no right hereunder against Sellers for indemnity in respect of any breach of the representations and warranties set forth in Article 5 or Article 6, except in the event of Fraud.

(k)Effective as of the Closing:

(i)Each Seller, for itself and on behalf of its Affiliates and Representatives and each of their respective equity holders, successors and assigns hereby fully and unconditionally releases, acquits and forever discharges Purchaser and the Company Group from any and all manner of actions, causes of actions, claims obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, of any kind, that such Seller now has or has ever had against the Company Group, arising out of or relating to such Seller’s ownership of the Company Interests, including, indirectly, the Assets. The foregoing notwithstanding, the release and discharge provided for herein shall not release (A) Purchaser from its obligations or liabilities, if any, pursuant to this Agreement, (B) the Company Group of any indemnification and/or exculpation obligations of such Person to Sellers as a manager of such Person, in Sellers’ capacity as such, pursuant to the Organizational Documents of the Company Group or applicable Law or (C) be deemed to constitute a waiver of the availability of insurance to cover claims.

(ii)Purchaser, for itself and on behalf of the Company Group and its successors and assigns, hereby fully and unconditionally releases, acquits, and forever discharges (A) Sellers and (B) all directors, managers, officers, employees, members, partners, and agents of the Company Group and its respective Affiliates holding such position at any time prior to the Closing who were not retained by the Company Group as of the Closing Date from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, of any kind, which the Company Group now has or has ever had against such Persons, arising out of or relating to (x) in respect of Sellers’ ownership of the Company Interests and (y) in respect of such directors, managers, officers, employees, members, partners, and agents, acts and omissions on behalf of the Company Group or its Affiliates, other than with respect to their respective obligations and liabilities, if any, under this Agreement or the Transaction Documents or for claims of Fraud.

Article 13

TAX MATTERS

Section 13.1Tax Filings. Sellers’ Representative shall prepare, or cause to be prepared, all Pass-Through Tax Returns of the Company Group (including the final IRS Form 1065 of the Company) required to be filed after the Closing Date for any Pre-Closing Tax Period. With respect to any such Pass-Through Tax Return, (i) such Tax Return shall be prepared on a basis consistent with past practice, except to the extent otherwise required by applicable Law, (ii) Sellers’ Representative shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Purchaser for its review and reasonable comment reasonably in advance of the due date of such Tax Return, (iii) Sellers’ Representative shall consider in good faith and incorporate any reasonable comments of Purchaser, and (iv) the Party required by applicable Law to file such Tax Return shall cause such Tax Return, as revised in accordance with this Section 13.1, to be timely filed with the appropriate Governmental Body and shall promptly provide a copy thereof to the other Party. The Parties agree that Deal-Generated Deductions will, in each case, be allocated and attributable to the Pre-Closing Tax Period to the extent required by law (at a “more likely than not” or higher level of comfort); provided, however, notwithstanding the foregoing, severance payments, benefits payments, or retention payments (including, for the avoidance of doubt, stay bonuses, retention bonuses and similar payments) payable on or after the Closing will, in each case, be allocated and attributable to the post-Closing Tax period to the extent permitted by law (at a “more likely than not” or higher level of comfort). Notwithstanding anything in the preceding sentence to the contrary, Deal Generated Deductions resulting from the payment of amounts that resulted in a downward adjustment to the Purchase Price pursuant to Section 3.3(b), including payments of Company Transaction Expenses in excess of the Fee Cap or payments of amounts constituting Leakage, shall be allocated and attributable to the Pre-Closing Tax Period to the extent permitted by law. Any dispute regarding Pass-Through Tax Returns or allocation of Deal-Generated Deductions shall, if not resolved by the Parties within thirty (30) days of such dispute first arising, be submitted to the Independent Accountant who shall resolve the disagreement in a final binding manner in accordance with the dispute resolution procedures set forth in Section 10.4, mutatis mutandis.

Section 13.2Transfer Taxes. As the Company Interests are intangibles, the Parties do not expect that any Transfer Taxes will be incurred as a result of or with respect to the transactions contemplated by this Agreement.  In the event that any Transfer Taxes are due, Sellers will be responsible for the payment of any such Transfer Taxes.  Purchaser and Sellers’ Representative will cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.   Notwithstanding that Sellers shall economically bear any such Transfer Taxes, the Company or the Party responsible under applicable Law for filing any Tax Returns with respect to Transfer Taxes shall prepare and timely file such Tax Returns and provide a copy of such Tax Return to the other Party no later than ten (10) days before the due date thereof.

Section 13.3Cooperation. Purchaser and Sellers’ Representative shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with (a) the preparing and/or filing of any Tax Returns pursuant to this Article 13 and (b) any Tax examination, audit, litigation or similar proceeding relating to Taxes imposed on or with respect to the Company Group. Such cooperation shall include the retention and (upon the other Party’s request) the provision of such records and information which are reasonably relevant to any such Tax Return or examination, audit, litigation, or similar proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 13.4Tax Audits. Purchaser shall notify Sellers’ Representative promptly following the receipt of any notice, or becoming aware, of any audit or other similar examination with respect to any Pass-Through Tax Return of any member of the Company Group for a Pre-Closing Tax Period (each, a “Tax Contest”).  Sellers’ Representative shall be entitled to control the conduct of any Tax Contest; provided that (A) Purchaser, at its sole cost and expense, shall have the right to participate in such Tax Contest (including in any material in-person or telephonic conferences and in preparing any material written submissions), (B) Sellers’ Representative shall keep Purchaser reasonably apprised of the progress of such Tax Contest, and (C) Sellers shall not settle such Tax Contest without Purchaser’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement or the Company Organizational Documents to the contrary, each Seller hereby agrees and consents to the Company making, and the Parties shall cause the Company to make, the election under Section 6226(a) of the Code (and any corresponding or similar election under state or local Laws) with respect to any Tax Contest for which such election is available.

Section 13.5Tax Treatment. For U.S. federal and applicable state or local Income Tax purposes, Purchaser and Sellers acknowledge and agree that Purchaser’s acquisition of Company Interests contemplated by this Agreement shall be treated in a manner consistent with the principles set forth in Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2): (i) as to Sellers, a taxable sale of Sellers’ Company Interests and (ii) as to Purchaser, a purchase of all of the Assets in exchange for the Purchase Price. The Parties acknowledge and agree that the transactions contemplated under this Agreement will cause the Company’s status as a partnership to terminate for U.S. federal and applicable state and local Income Tax purposes. The Parties shall not file any Tax Return, nor permit any of their respective Affiliates to file, or otherwise take any position for Tax purposes that is inconsistent with contrary to the treatment described in this Section 13.5 unless required by a “determination” within the meaning of Code Section 1313(a) or any corresponding provision of applicable U.S. state or local Law.

Section 13.6Tax Withholding. So long as each Seller delivers a duly completed and valid IRS Form W-9 in accordance with Section 10.2(c), Purchaser and Sellers agree that no withholding should be required with respect to the transactions contemplated by this Agreement. However, Purchaser and its Affiliates shall have the right to deduct and withhold any Taxes from amounts payable pursuant to this Agreement to the extent that any such deduction or withholding is required by applicable Laws; provided that, other than with respect to withholding as a result of the failure to provide a duly completed and valid IRS Form W-9 in accordance with Section 10.2(c), Purchaser will (a) notify Sellers’ Representative of any anticipated withholding, (b) consult with Sellers’ Representative in good faith to determine whether such deduction and withholding is required under applicable Tax Law and (c) cooperate with Sellers’ Representative to minimize the amount of any applicable withholding. For purposes of this Agreement, any amounts so deducted or withheld and paid over to the appropriate Taxing Authority shall be considered to have been paid to the Person in respect of whom such deduction or withholding was made.

Section 13.7Post-Closing Actions.  Without the prior written consent of Sellers’ Representative (not to be unreasonably withheld, conditioned, or delayed), except to the extent required by Law, Purchaser shall not, and shall cause its Affiliates (including, after the Closing, the Company Group) not to, (i) re-file, supplement, or amend any Pass-Through Tax Return of the Company Group for a Pre-Closing Tax Period; (ii) file any ruling or request with any Governmental Body with respect to any Pass-Through Tax Return of the Company Group for a Pre-Closing Tax Period; (iii) make or initiate any voluntary contact with any Governmental Body (including any voluntary disclosure agreement or similar process) with respect to the filing of any Pass-Through Tax Return of the Company Group for a Pre-Closing Tax Period, including in any jurisdictions where the Company Group did not file a Pass-Through Tax Return; or (iv) make or change any Tax election or accounting method that relates to, or is retroactive to, any Pass-Through Tax Return of the Company Group for a Pre-Closing Tax Period.

Article 14

MISCELLANEOUS

Section 14.1Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Each Party’s delivery of an executed counterpart signature page by email is as effective as executing and delivering this Agreement in the presence of the other Parties. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 14.2Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English, and shall be deemed to have been given (a) when delivered personally, by courier, to the addressee, (b) when received by the addressee if sent by registered or certified mail, postage prepaid, or (c) on the date sent by email if sent during normal business hours of the recipient or on the next day if sent after normal business hours of the recipient with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt. Such notices and other communications must be sent to the following addresses or email addresses:

If to Sellers or Sellers’ Representative:

Yorktown Energy Partners XI, L.P.

410 Park Avenue, 20th Floor

New York, NY 10022

Attn: Bryan H. Lawrence

Email: blawrence@yorktownenergy.com

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

2828 Routh Street

Dallas, TX 75201

Attn: Jesse Betts

Email: jbetts@willkie.com

If to the Company (prior to the Closing Date):

Peak Exploration & Production, LLC

1910 Main Avenue

Durango, CO 81301

Attn: Glen E. Christiansen

Email: gchristiansen@colopeaks.com

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

2828 Routh Street

Dallas, TX 75201

Attn: Jesse Betts

Email: jbetts@willkie.com

If to Purchaser or Purchaser Parent:

Epsilon Energy USA, Inc.

500 Dallas Street, Ste 1250

Houston TX 77002

Attn: Andrew Williamson

Email: andrew.williamson@epsilonenergyltd.com

With a copy to (which shall not constitute notice):

Gray Reed & McGraw LLP

1601 Elm Street, Suite 4600

Dallas, Texas 75201

Attn: Philip Jordan

Email: pjordan@grayreed.com

Any Party may change its address or email address for notice purposes by written notice to the other Parties in the manner set forth above.

Section 14.3Expenses and Fees. Except as otherwise provided herein (including with respect Company Transaction Expenses pursuant to Section 3.3(b)(v)), all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. For the avoidance of doubt, all fees, costs and expenses of the R&W Insurance Policy and the D&O Tail Policy shall be paid by Purchaser, and Sellers will not have any liability with respect thereto.

Section 14.4Governing Law; Jurisdiction.

(a)THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN TORT, CONTRACT, OR STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF, OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (INCLUDING ITS STATUTES OF LIMITATIONS) WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL OR STATE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS (INCLUDING THE BUSINESS COURTS LOCATED IN HARRIS COUNTY, TEXAS) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT (EXCEPT TO THE EXTENT A DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF, IN RELATION TO, OR IN CONNECTION WITH THE RESOLUTION OF ANY DISPUTED MATTERS PURSUANT TO SECTION 4.6, OR THE DETERMINATION OF PURCHASE PRICE ADJUSTMENTS PURSUANT TO SECTION 10.4(B) IS REFERRED TO AN EXPERT PURSUANT TO THOSE SECTIONS), AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS, AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, (i) ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE

LAYING OF VENUE OF ANY SUCH ACTION, SUIT, OR PROCEEDING IN ANY OF THE AFORESAID COURTS, (ii) ANY CLAIM IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION, SUIT, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (iii) THE RIGHT TO OBJECT, IN CONNECTION WITH SUCH ACTION, SUIT, OR PROCEEDING, THAT ANY SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES, OR PROCESS AT THE ADDRESS SET OUT IN SECTION 14.2 OF THIS AGREEMENT IN CONNECTION WITH ANY ACTION, SUIT, OR PROCEEDING AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF THE OTHER PARTIES TO SERVE ANY SUCH PAPERS, NOTICES, OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c)EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(d)EACH PARTY, FOR ITSELF OR ANY OF ITS ASSETS, HEREBY WAIVES ANY IMMUNITY TO THE FULLEST EXTENT PERMITTED BY THE LAWS OF ANY APPLICABLE JURISDICTION. THIS WAIVER INCLUDES IMMUNITY FROM: (i) JURISDICTION; (ii) SERVICE OF PROCESS; (iii) ANY LITIGATION, EXPERT DETERMINATION, MEDIATION, OR ARBITRATION PROCEEDING COMMENCED UNDER THIS AGREEMENT; (iv) ANY JUDICIAL, ADMINISTRATIVE, OR OTHER PROCEEDINGS THAT ARE PART OF, OR IN AID OF, THE LITIGATION, EXPERT DETERMINATION, MEDIATION, OR ARBITRATION COMMENCED UNDER THIS AGREEMENT; AND (v) ANY EFFORT TO CONFIRM, ENFORCE, OR EXECUTE ANY DECISION, SETTLEMENT, AWARD, JUDGMENT, SERVICE OF PROCESS, EXECUTION ORDER, OR ATTACHMENT (INCLUDING PRE-JUDGMENT ATTACHMENT) THAT RESULTS FROM LITIGATION, EXPERT DETERMINATION, MEDIATION, ARBITRATION, OR ANY JUDICIAL OR ADMINISTRATIVE PROCEEDINGS COMMENCED UNDER THIS AGREEMENT. FOR THE PURPOSES OF THIS WAIVER, PURCHASER ACKNOWLEDGES THAT ITS RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT ARE OF A COMMERCIAL AND NOT A GOVERNMENTAL NATURE.

Section 14.5Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.6Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties (which consent may be withheld in such other Parties’ sole discretion) and any assignment or delegation made without such consent shall be null and void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 14.7Entire Agreement. This Agreement (including, for purposes of certainty, the Annexes, Appendices, Exhibits, and Schedules attached hereto), the Confidentiality Agreement and the other Transaction Documents, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 14.8Amendment. This Agreement may be amended or modified only by an agreement in writing executed by Purchaser and Sellers’ Representative and expressly identified as an amendment or modification.

Section 14.9No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than the Parties to any claims, cause of action, remedy, or right of any kind, except the rights expressly provided in Section 8.1(d), Section 8.7, Section 12.1(c), and Section 14.18 to the Persons described therein.

Section 14.10Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arm’s-length negotiations from equal bargaining positions, and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 14.11Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY AND WITHOUT LIMITATION OF PURCHASER’S RIGHTS UNDER THE R&W INSURANCE POLICY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF PURCHASER, SELLERS, OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES FROM THE OTHER PARTIES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, PURCHASER AND SELLERS, FOR PURCHASER AND SELLERS AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES, HEREBY EXPRESSLY WAIVE ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES FROM THE OTHER PARTIES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.12Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 14.13Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right such Party might otherwise have to challenge its failure to meet any performance or rights election date applicable to such Party on the basis that its late action constitutes substantial performance, to require the other Parties to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action (including any payment required hereunder) is not a Business Day (or if the period during which any notice is required or permitted to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required or permitted to be given or action taken) shall be the next day that is a Business Day.

Section 14.14Delivery of Records. Sellers’ Representative, at Purchaser’s sole cost and expense, shall ensure that the Records are delivered to the Company within thirty (30) days following the Closing Date. Sellers’ Representative may retain copies of the Records pursuant to any applicable bona fide record retention policies.

Section 14.15Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

Section 14.16Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist, and damages would be difficult to determine, and the Parties shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief, in addition to any other remedy available at Law or in equity; provided, however, the Parties acknowledge and agree that the Parties shall not have any rights to specific performance until after the Closing, if any, solely with respect to the Party’s covenants which are to be performed after the Closing. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. Notwithstanding anything herein to the contrary, Sellers acknowledge and agree that they have no right, and hereby expressly waive any right, of specific performance or other equitable relief against Purchaser for any failure to consummate the transactions contemplated hereunder, Sellers’ sole and exclusive remedy being set forth in Section 11.2(d).

Section 14.17Reliance on Own Judgment; Disclaimer of Reliance. THE PARTIES AGREE THAT THE TERMS OF THIS AGREEMENT ARE NEGOTIATED TERMS AND NOT BOILERPLATE. PRIOR TO SIGNING THIS AGREEMENT, ALL TERMS WERE OPEN FOR NEGOTIATION. THE PARTIES ACKNOWLEDGE THAT THEY WERE EACH REPRESENTED BY COUNSEL AND RELIED UPON SUCH COUNSEL TO ADVISE THEM IN CONNECTION WITH THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE EACH SOPHISTICATED AND KNOWLEDGEABLE IN BUSINESS MATTERS AND HAVE DEALT WITH EACH OTHER AT ARM’S LENGTH IN NEGOTIATING THIS AGREEMENT. BY SIGNING BELOW, EACH PARTY REPRESENTS THAT IT HAS CAREFULLY REVIEWED THIS AGREEMENT, UNDERSTANDS ITS TERMS, HAS SOUGHT AND OBTAINED INDEPENDENT LEGAL ADVICE WITH RESPECT TO THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT, HAS RELIED WHOLLY UPON ITS OWN JUDGMENT, KNOWLEDGE, AND INVESTIGATION, AND THE ADVICE OF ITS RESPECTIVE COUNSEL, AND THAT IT HAS NOT RELIED UPON OR BEEN INFLUENCED TO ANY EXTENT IN MAKING OR ENTERING INTO THIS AGREEMENT BY ANY REPRESENTATIONS OR STATEMENTS MADE BY ANY OTHER PARTY, OR BY ANYONE ACTING ON BEHALF OF ANY OTHER PARTY, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR CONFIRMED IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO Section 12.2(b), OR IN ANY OTHER TRANSACTION DOCUMENT OR THE DISCLOSURE SCHEDULES. THE PARTIES EXPRESSLY DISCLAIM RELIANCE ON ANY REPRESENTATION OR STATEMENT NOT MADE IN THIS AGREEMENT IN DECIDING TO ENTER INTO THIS AGREEMENT OR CONFIRMED IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO Section 12.2(b), OR IN ANY OTHER TRANSACTION DOCUMENT OR THE DISCLOSURE SCHEDULES. IT IS

UNDERSTOOD AND AGREED THAT, IN ENTERING INTO THIS AGREEMENT, EXCEPT IN THE EVENT OF FRAUD, EACH OF THE PARTIES EXPRESSLY ASSUMES THE RISK THAT A FACT NOW BELIEVED TO BE TRUE MAY HEREAFTER BE FOUND TO BE OTHER THAN TRUE, OR FOUND TO BE DIFFERENT IN MATERIAL OR IMMATERIAL RESPECTS FROM THAT WHICH IS NOW BELIEVED, AND THE PARTIES FURTHER UNDERSTAND AND AGREE THAT THIS AGREEMENT SHALL BE AND WILL REMAIN EFFECTIVE WITHOUT REGARD FOR ANY DIFFERENCES IN FACT, OR DIFFERENCES IN THE PERCEPTION OF FACTS, THAT MAY HEREAFTER BE FOUND. THE PARTIES WAIVE AND DISCLAIM ANY RIGHT OR ABILITY TO SEEK TO REVOKE, RESCIND, VACATE, OR OTHERWISE AVOID THE OPERATION AND EFFECT OF THIS AGREEMENT ON THE BASIS OF AN ALLEGED FRAUDULENT INDUCEMENT, MISREPRESENTATION, OR MATERIAL OMISSION, OR ON THE BASIS OF A MUTUAL OR UNILATERAL MISTAKE OF FACT OR LAW, OR NEWLY DISCOVERED INFORMATION; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT ANY CAUSE OF ACTION FOR DAMAGES BASED ON FRAUD.

Section 14.18Limitation on Recourse. THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT IN THE EVENT OF FRAUD, NO PAST, PRESENT, OR FUTURE DIRECTOR, MANAGER, OFFICER, EMPLOYEE, INCORPORATOR, MEMBER, PARTNER, STOCKHOLDER, AGENT, ATTORNEY, REPRESENTATIVE, OR AFFILIATE AND THEIR RESPECTIVE PAST, PRESENT, OR FUTURE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, INCORPORATORS, MEMBERS, PARTNERS, STOCKHOLDERS, AGENTS, ATTORNEYS, REPRESENTATIVES, AFFILIATES (OTHER THAN ANY OF THE PARTIES), (EACH, A “NON-RECOURSE PERSON” FOR PURPOSES OF THIS PROVISION), IN SUCH CAPACITY, SHALL HAVE ANY LIABILITY OR RESPONSIBILITY (IN CONTRACT, TORT, OR OTHERWISE) FOR ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, AT LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH ARE ARISING FROM, BASED UPON, RELATED TO, OR ASSOCIATED WITH THE NEGOTIATION, PERFORMANCE, AND CONSUMMATION OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREUNDER. EXCEPT IN THE EVENT OF FRAUD, THIS AGREEMENT MAY ONLY BE ENFORCED AGAINST, AND ANY DISPUTE, CONTROVERSY, MATTER, OR CLAIM ARISING FROM, BASED UPON, RELATED TO, OR ASSOCIATED WITH THIS AGREEMENT, OR THE NEGOTIATION, PERFORMANCE, OR CONSUMMATION OF THIS AGREEMENT, MAY ONLY BE BROUGHT AGAINST THE ENTITIES THAT ARE EXPRESSLY NAMED AS PARTIES, AND THEN ONLY WITH RESPECT TO THE SPECIFIC OBLIGATIONS SET FORTH HEREIN WITH RESPECT TO SUCH PARTY. EACH NON-RECOURSE PERSON IS EXPRESSLY INTENDED AS A THIRD PARTY BENEFICIARY OF THIS Section 14.18 AND, NOTWITHSTANDING ANYTHING TO THE CONTRARY, SHALL HAVE THE RIGHT TO ENFORCE THIS PROVISION.

Section 14.19Schedules. Neither the Disclosure Schedules, any disclosure made in or by virtue of the Disclosure Schedules, nor the inclusion of any matter or information on a Schedule, (a) constitutes or implies any representation, warranty, or covenant by Sellers not expressly set out in this Agreement, (b) has the effect of, or may be construed as, adding to, broadening, deleting from, or revising the scope of any of the representations, warranties, or covenants of Sellers in this Agreement, (c) is not an admission of liability under any applicable Law and does not mean that such information is required to be disclosed by this Agreement, that such information is material, or that such information does, or may, have a Material Adverse Effect, and (d) shall not be deemed an indication that such matter necessarily would, or may, breach a representation, warranty, or covenant absent its inclusion on such Schedule; rather, the Schedules, any disclosure made in or by virtue of the Schedules, and the inclusion of any matter or information on a Schedule are intended only to qualify the representations, warranties, and covenants in this Agreement and to set forth other information as may be required by this Agreement. Matters reflected in the Schedules are not limited to matters required by this Agreement to be reflected in the Schedules and may be set forth on a Schedule for information purposes only. Neither the specification of any Dollar amount, item, or matter in any representation, warranty, or covenant contained in this Agreement, nor the inclusion of any specific item or matter in any Schedule, is intended to imply that such amount, or a higher or lower amount, or the item or matter so included, or any other item or matter, is or is not material or in the Ordinary Course of Business, and no Person shall use the setting forth of any such amount or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item, or matter described or not described therein or included or not included in the Schedules is or is not material or in the Ordinary Course of Business for purposes of this Agreement. The information set forth on the Schedules shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Material Adverse Effect,” or any similar qualification in this Agreement. The disclosure of any matter in any Schedule shall be deemed to be a disclosure under any other Schedule to the extent that the relevance of such matter to such other Schedule is readily apparent on its face. Headings have been inserted in the Schedules for reference only and do not amend the descriptions of the disclosed items set forth in this Agreement.

Section 14.20Sellers’ Representative.

(a)Each Seller (other than Yorktown IX, Yorktown X, Yorktown XI, Murchison Capital Partners, L.P., Tecovas Partners V, L.P. and HarbourVest Real Assets – Energy Fund II, L.P.) hereby makes, constitutes and appoints Sellers’ Representative as its agent and attorney-in-fact with full power of substitution for such Party, for and on behalf of such Party, as the Party authorized (i) to negotiate and agree to the final execution versions of the Registration Rights Agreement and Assignment Agreements (based on substantially final forms attached as Exhibits to this Agreement) as well as any other final execution version of any other Transaction Document required to be executed and delivered by a Seller and (ii) to sign, execute and deliver all final execution versions on behalf of such Sellers required to be delivered at Closing.  Notwithstanding the foregoing, in no event shall any such attorney-in-fact so act as attorney-in-fact with respect to any such Seller pursuant to this Section 14.20(a) without first giving such Seller forty-eight (48) hours to execute the applicable Registration Rights Agreement, Assignment Agreements or other Transaction Document and deliver such document to Sellers’ Representative.

(b)Sellers’ Representative is hereby appointed by each Seller (and any of their respective successors and assigns) as agent and attorney-in-fact with full power of substitution for such Party, for and on behalf of such Party, as the Party authorized to: (i) negotiate, defend, dispute, contest, assert, compromise and settle all claims and matters arising under this Agreement and any other Transaction Document; (ii) agree to, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims and matters, and to take all actions necessary or appropriate in the reasonable judgment of Sellers’ Representative for the accomplishment of the foregoing; (iii) initiate or refrain from initiating or dispute or refrain from disputing any claim under this Agreement or any other Transaction Document; (iv) take any other action expressly delegated to Sellers’ Representative under the other terms of this Agreement or any other Transaction Document; (v) consent to and execute any amendment, waiver or consent of or under this Agreement or any other Transaction Document; and (vi) give and receive notices and communications to or from Sellers relating to this Agreement or any other the Transaction Document and the transactions contemplated by this Agreement or the Transaction Documents, in each case, without having to seek or obtain any additional consent of any Seller.  In addition to the authority and powers granted in the foregoing sentence, and without limiting the foregoing, Sellers’ Representative is also appointed by each Seller (and any of their respective successors and assigns) as agent and attorney-in-fact with full power of substitution for such Party, for and on behalf of such Party, as the Party authorized to take any action, negotiate, or enter into any agreement or document, or receive or make any communication or decision expressly delegated to “Representative” under the terms of the Registration Rights Agreement and to act on behalf of each Seller individually and on behalf of the Sellers collectively, as the “Representative” under the terms of, or in connection with, the Registration Rights Agreement, which full power and authority will include but not be limited to the following under the Registration Rights Agreement: (i) to receive and provide all notices and communications for any Seller as required of the Representative under the Registration Rights Agreement, (ii) to make any and all determinations and decisions, and to take any actions or to refrain from taking any actions, as required of the Representative on behalf of any Seller under the Registration Rights Agreement, (iii) to select, engage and manage legal counsel that is designated as the Sellers’ counsel under the Registration Rights Agreement, and (iv) to review, negotiate, approve and execute (as applicable) registration statements, prospectuses, amendments, supplements, agreements or other documents, certifications or instruments or to act in any other manner as required of the Representative under the Registration Rights Agreement (including but not limited with respect to the registration, offer or sale of any Registrable Securities, as defined under the Registration Rights Agreement).

(c)Sellers’ Representative shall not be liable to Sellers for any act done or omitted hereunder as Sellers’ Representative, and Sellers waive in advance any conflict of interest that may arise from any interest that Sellers’ Representative may have with respect to any action taken by, and consents and approvals given by, the Sellers’ Representative under this Agreement or any other Transaction Document.  Any Person dealing with Sellers’ Representative is entitled to rely on all actions taken by, and consents and approvals given by, Sellers’ Representative without the need for further investigation and each such action shall be binding on each Seller as fully as if such Person had taken such action. A Person shall be entitled to rely on Sellers’ Representative’s actions, consents and approvals notwithstanding any knowledge of the relying Person. No Person shall have any liability for relying on Sellers’ Representative in the foregoing manner. Each Seller agrees that Purchaser shall be entitled to rely without inquiry on any action taken by Sellers’ Representative on behalf of Sellers in accordance with this Section 14.20 (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action.

(d)The grant of authority by Sellers to Sellers’ Representative provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, (ii) shall survive the consummation of the transactions contemplated hereby and (iii) shall continue without interruption until such time that every provision or obligation of Sellers or Sellers’ Representative under this Agreement or any other Transaction Document has expired and has no further force or effect.

(e)All actions taken by Sellers’ Representative under this Agreement or under any other Transaction Document shall be binding upon all Sellers and their successors as if expressly confirmed and ratified in writing by such Persons. Sellers agree that any action taken by Sellers’ Representative on their behalf pursuant to the terms of this Agreement or any other Transaction Document shall be fully binding on Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(f)Sellers’ Representative may resign at any time and for any reason. In the event of such resignation, a new Sellers’ Representative shall be designated by a majority-in-interest of Sellers. Sellers’ Representative shall promptly notify Purchaser of its resignation and designation of its successor. Any such successor shall succeed to the rights and obligations of Sellers’ Representative as representative of Sellers hereunder, effective upon the later of the date such replacement designation occurs or the date that notice thereof is received by Purchaser.

(g)Each Seller shall, ratably, indemnify, defend and hold harmless Seller’s Representative and Sellers’ Representative’s Affiliates and their respective partners, directors, officers, managers, members, agents, attorneys, employees and shareholders of each of the foregoing against any claim that such indemnitees may suffer or incur in connection with its capacity as Sellers’ Representative, or any action taken or omitted by such indemnitees hereunder or under the Transaction Documents (except such resulting from such indemnitees’ willful misconduct).

(h)Each Seller shall, ratably pay or reimburse Sellers’ Representative, upon presentation of an invoice, for all costs and expenses of Sellers’ Representative (including, without limitation, fees and expenses of counsel to Sellers’ Representative) in connection with (i) the enforcement of this Agreement and any of the Transaction Documents and/or the protection or preservation of the rights of each Seller and/or Sellers’ Representative against Purchaser, or any of their respective assets, and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any of the other Transaction Documents (whether or not any such amendment, modification or waiver is signed or becomes effective).

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

SELLERS:

Yorktown Energy Partners IX, L.P.

By:	Yorktown IX Company LP, its general partner
By:	Yorktown IX Associates LLC, its general partner

By:	/s/ Bryan H. Lawrence
Name:	Bryan H. Lawrence
Title:	Member

YORKTOWN ENERGY PARTNERS X, L.P.

By:	Yorktown X Company LP, its general partner
By:	Yorktown X Associates LLC, its general partner

By:	/s/ Bryan H. Lawrence
Name:	Bryan H. Lawrence
Title:	Member

YORKTOWN ENERGY PARTNERS XI, L.P.

By:	Yorktown XI Company LP, its general partner
By:	Yorktown XI Associates LLC, its general partner

By:	/s/ Bryan H. Lawrence
Name:	Bryan H. Lawrence
Title:	Member

Signature Page to Membership Interest Purchase Agreement

HE ASSETS, INC.

By:	/s/ Wanda M. Cook
Name:	Wanda M. Cook
Title:	President

Signature Page to Membership Interest Purchase Agreement

HILLMAN FAMILY FOUNDATIONS

By:	/s/ David K. Roger
Name:	David K. Roger
Title:	President

Signature Page to Membership Interest Purchase Agreement

MAIN TRUST U/A DORA B. HILLMAN DATED 8/25/68 F/B/O HOWARD B. HILLMAN AND HIS ISSUE (A-1 TRUST)

By:	/s/ Joshua M. D. Hall, III, Trustee
Joshua M. D. Hall, III, Trustee

By:	/s/ Nathan R. Allen, III, Trustee
Nathan R. Allen, III, Trustee

By:	/s/ Noah F. Rhodes, III, Trustee
Noah F. Rhodes, III, Trustee

Signature Page to Membership Interest Purchase Agreement

MAIN TRUST U/A DORA B. HILLMAN DATED 8/25/68 F/B/O TATNALL L. HILLMAN AND HIS ISSUE (B-1 TRUST)

By:	/s/ Mickey MacMillan, Trustee
Mickey MacMillan, Trustee

By:	/s/ David Crocker, Trustee
David Crocker, Trustee

Signature Page to Membership Interest Purchase Agreement

MURCHISON CAPITAL PARTNERS, L.P.

By:	Murchison Management Corp.,
its general partner

By:	/s/ Robert F. Murchison
Name:	Robert F. Murchison
Title:	President

Signature Page to Membership Interest Purchase Agreement

TECOVAS PARTNERS V, L.P.

By:	Marsh Operating Company,
its general partner

By:	/s/ Charles Marsh
Name:	Charles Marsh
Title:	President

Signature Page to Membership Interest Purchase Agreement

HARBOURVEST REAL ASSETS – ENERGY FUND II L.P.

By:	HarbourVest Real Assets Associates II L.P.,
its general partner
By:	HarbourVest Real Assets Associates II LLC,
its general partner
By:	HarbourVest Partners, LLC,
its general partner

By:	/s/ Michael H. Dean
Name:	Michael H. Dean
Title:	Managing Director

Signature Page to Membership Interest Purchase Agreement

/s/ Jack E. Vaughn
Jack E. Vaughn

Spouse of Jack E. Vaughn, if applicable

Signature Page to Membership Interest Purchase Agreement

VAUGHN CAPITAL, LLC

By:	/s/ Jack E. Vaughn
Name:	Jack E. Vaughn
Title:	Manager

Signature Page to Membership Interest Purchase Agreement

BEVERLY L. SERVI TRUST 2012 TRUST

By:	/s/ Beverly Servi
Name:	Beverly Servi
Title:	Trustee

Signature Page to Membership Interest Purchase Agreement

/s/ Justin Vaughn
Justin Vaughn

Spouse of Justin Vaughn, if applicable

Signature Page to Membership Interest Purchase Agreement

/s/ Glen Christiansen
Glen Christiansen

Spouse of Glen Christiansen, if applicable

Signature Page to Membership Interest Purchase Agreement

/s/ Matt Gray
Matt Gray

Spouse of Matt Gray, if applicable

Signature Page to Membership Interest Purchase Agreement

/s/ Harald Jordan
Harald Jordan

Spouse of Harald Jordan, if applicable

Signature Page to Membership Interest Purchase Agreement

/s/ Doug McCrady
Doug McCrady

Spouse of Doug McCrady, if applicable

Signature Page to Membership Interest Purchase Agreement

/s/ William Sawyer
William Sawyer

Spouse of William Sawyer, if applicable

Signature Page to Membership Interest Purchase Agreement

/s/ Jim Bonaventura
Jim Bonaventura

Spouse of Jim Bonaventura, if applicable

Signature Page to Membership Interest Purchase Agreement

/s/ Jeff Lowe
Jeff Lowe

Spouse of Jeff Lowe, if applicable

Signature Page to Membership Interest Purchase Agreement

/s/ Vic Rudolph
Vic Rudolph

Spouse of Vic Rudolph, if applicable

Signature Page to Membership Interest Purchase Agreement

/s/ Mike Gray
Mike Gray

Spouse of Mike Gray, if applicable

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COMPANY:

PEAK EXPLORATION & PRODUCTION, L.L.C.

By:	/s/ Jack E. Vaughn
Name:	Jack E. Vaughn
Title:	Chairman & CEO

Signature Page to Membership Interest Purchase Agreement

PURCHASER:

EPSILON ENERGY USA, INC.

By:	/s/ Jason Stabell
Name:	Jason Stabell
Title:	Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement

PURCHASER PARENT:

EPSILON ENERGY LTD.

By:	/s/ Jason Stabell
Name:	Jason Stabell
Title:	Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement

SELLERS’ REPRESENTATIVE:

YORKTOWN ENERGY PARTNERS XI, L.P.

By:
Name:
Title:

Signature Page to Membership Interest Purchase Agreement

APPENDIX A

DEFINITIONS

“Actual Knowledge” means the actual knowledge of an entity or individual as of the Execution Date (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate), after reasonable inquiry of his or her direct reports.

“Adjusted Purchase Price” has the meaning set forth in Section 3.3.

“Administrative Services Agreement” means that certain Administrative Services Agreement, dated effective as of February 7, 2017, by and between the Company, Peak BLM and Peak Powder River Acquisitions.

“AFEs” means authorization for expenditures issued pursuant to a Contract.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person. Notwithstanding anything to the contrary herein, (a) prior to Closing, the Company Group shall be deemed to be an Affiliate of Sellers, and not Purchaser, and (b) from and after the Closing, the Company Group shall be deemed to be an Affiliate of Purchaser, and not Sellers. Notwithstanding anything in the foregoing to the contrary, except with respect to the definition of “Third Party,” none of Yorktown IX, Yorktown X nor Yorktown XI nor any portfolio company of any fund managed by Yorktown IX, Yorktown X nor Yorktown XI any of their respective investors, general partners and any of their respective Affiliates (other than the respective Seller and its Subsidiaries) shall constitute an Affiliate of Sellers.

“Affiliate Operator” means any Affiliate of Sellers that is an operator of the Assets (or any portion thereof).

“Aggregate Defect Deductible” has the meaning set forth in Section 4.5(a).

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocated Value” has the meaning set forth in Section 3.4.

“Annual Financial Statements” has the meaning set forth in Section 6.39(a).

“Applicable Contracts” has the meaning set forth in the definition of “Assets”.

“Assets” means all of the assets and properties, wherever situated and of whatever kind and nature, whether real, personal (tangible or intangible) or mixed, owned (including any fee interest) or leased (including any lesser or leasehold interests) by the Company Group, including all of the Company Group’s right, title, and interest in and to the following:

(a)the oil, gas, and mineral leases, subleases, and other leaseholds, royalties, overriding royalties, net profits interests, carried interests, farmout rights, and mineral fee interests described on Exhibit A-1, whether producing or non-producing, together with all leasehold estates created thereby, in each case, subject to the terms, conditions, covenants, and obligations set forth in such leases (collectively, the “Leases”), together with all pooled, communitized, or unitized acreage or rights that includes or constitutes all or part of any Leases (the “Units”), and all tenements, hereditaments, and appurtenances belonging to the Leases and Units;

(b)all oil, gas, water, disposal, injection, monitoring, and other wells located on the Leases or Units, whether producing, shut-in, completed, or temporarily or permanently plugged and abandoned, including the wells described on Exhibit A-2 (collectively, the “Wells” and together with the Units and the Leases, the “Properties”); and all tangible personal property, supplies, inventory, equipment, fixtures, and improvements, including pipelines, tanks, production facilities, gathering systems and appurtenant facilities and equipment, in each case, to the extent they are primarily owned or held for use in connection with the operation, production, treating, gathering, storing, transportation, or marketing of Hydrocarbons from the Wells (the “Equipment”);

(c)all Contracts (including any amendments thereto) to which any member of the Company Group is a party or is bound by or that are binding on the Assets, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, bottom-hole agreements, participation agreements, exchange agreements, balancing agreements, Hydrocarbon gathering and transportation agreements, marketing agreements, agreements for the sale and purchase of Hydrocarbons, processing agreements, confidentiality agreements, Hydrocarbon storage agreements, acreage contribution agreements, saltwater disposal agreements, facilities or equipment leases and other similar Contracts and agreements; provided, however, the foregoing shall not include the Leases, the Surface Interests, the Permits, and other instruments creating or evidencing an interest in the ownership of real property (subject to such exclusions, the “Applicable Contracts”);

(d)all easements, licenses, servitudes, rights-of-way, surface leases, and other surface rights appurtenant to, and used or held for use primarily in connection with, the Properties, including those surface interests set forth on Exhibit A-3, and all improvements, fixtures, structures, facilities and appurtenances (including any field offices or yards) located thereon or relating thereto (the “Surface Interests”);

(e)all interests in real property owned in fee, including those interests set forth on Exhibit A-4;

(f)all office leases, office spaces, yards and field offices, including those interest set forth on Exhibit A-5;

(g)all Permits used or held for use primarily in connection with the other Assets, including those Permits set forth on Exhibit A-6; and

(h)the Operations Assets.

“Assignment Agreements” means those certain Assignment Agreements, to be dated as of the Closing Date, by and between Purchaser and each Seller, substantially in the form attached hereto as Exhibit B.

“Authorized Action” has the meaning set forth in Section 14.20.

“Benefit Plan” has the meaning set forth in Section 6.29(a).

“Burdens” means royalties (including lessor’s royalty), overriding royalties, net profits interests, non-participating royalty interests or other burdens on or measured by production of Hydrocarbons.

“Business” means the business and operations of the Company Group as conducted over the twelve (12) months prior to the Execution Date and including those being performed as of the Execution Date.

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in Houston, Texas are authorized or required by applicable Law to be closed for business.

“Casualty Loss” has the meaning set forth in Section 4.7.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim Date” has the meaning set forth in Section 4.2(a).

“Claim Notice” has the meaning set forth in Section 12.2(b).

“Closing” has the meaning set forth in Section 10.1.

“Closing Date” has the meaning set forth in Section 10.1.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercially Reasonable Efforts” means reasonable efforts of a Party under existing circumstances; provided, however, that such efforts shall not include the incurring of any liability or obligation or the payment of any money unless the other applicable Party has agreed in writing to pay such costs.

“Company” has the meaning set forth in the Recitals of this Agreement.

“Company Group” means Company and its Subsidiaries.

“Company Hedges” has the meaning set forth in Section 6.36(a).

“Company Intellectual Property” has the meaning set forth in Section 6.31(a).

“Company Interests” has the meaning set forth in the Recitals of this Agreement.

“Company Organizational Documents” has the meaning set forth in Section 5.6(a).

“Company Transaction Expenses” means (a) all (i) investment banking fees, costs and expenses, (ii) consulting fees, costs and expenses and (iii) legal fees, costs and expenses, in each case, incurred by the Company Group, Peak BLM or Peak Powder River Acquisitions prior to and outstanding as of the Closing in connection with the preparation for, negotiating or consummation of the transactions contemplated by this Agreement, including this Agreement and the other Transaction Documents, and (b) all transaction bonuses, sale bonuses, change of control bonuses or similar bonus payments, severance payments (excluding severance payments or severance benefits arising from the execution or delivery of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby), or other retention or compensatory payments payable to any current or former employees, directors or managers of the Company Group, including the employer-portion of any payroll Taxes arising in connection with any of the foregoing amounts or items. For the avoidance of doubt, no Indebtedness shall be included in “Company Transaction Expenses”.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of January 18, 2025, by and between Purchaser Parent, the Company, Peak BLM, Peak Resources GP, LLC and the other parties thereto.

“Confidential Information” has the meaning set forth in Section 8.11.

“Consideration Period” has the meaning set forth in Section 8.3.

“Consultant” has the meaning set forth in Section 4.6(b).

“Consultant Decision” has the meaning set forth in Section 4.6(d).

“Contingent Workers” has the meaning set forth in Section 6.28(a).

“Contract” means any written or oral contract, agreement, understanding, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, commitment or instrument, but excluding, however, any Lease, Surface Interests or assignment or similar instrument in the chain of title of an Asset.

“Control” means the ability to direct, directly or indirectly, the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Cure Period” has the meaning set forth in Section 4.2(b)(i).

“Customary Post-Closing Consents” means the consents from Governmental Bodies with respect to the transactions contemplated hereunder that are customarily obtained after the consummation of similar transactions.

“Data Security Requirements” has the meaning set forth in Section 6.31(e).

“D&O Indemnified Parties” has the meaning set forth in Section 8.7(a).

“Damages” means the amount of any liability, loss, payment, charge, cost, expense, penalty, fine, fee, claim, award, settlement, assessment or judgment incurred or suffered by any Person, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, statutory or common law claims or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and monitoring of such matters, and the reasonable costs of enforcement, including any of the foregoing that arise in connection with the defense or prosecution of any claim.

“Data Room” means the information provided to Purchaser at https://epsilonenergy.files.com/f/e4d504ba377aa6fe-EOeeUiGNJl_9bU5Xo/Peak%20VDR.

“Deal-Generated Deductions” means the amount that is incurred by the Company Group in connection with the consummation of the transactions contemplated by this Agreement and that is deductible for income Tax purposes at a “more likely than not” or higher level of comfort, in respect of (a) the payment of stay bonuses, sales bonuses, transaction bonuses, change in control payments, severance payments, retention payments or similar payments included in the computation of Company Transaction

Expenses or Leakage; (b) the fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees), in each case, incurred by the Company Group with respect to the payment of Indebtedness by (or for the benefit of) the Company Group on or prior to the Closing Date; and (c) the employer portion of the amount of any employment Taxes with respect to the amounts set forth in clause (a) of this definition paid by the Company Group on or prior to the Closing Date or that are included in Company Transaction Expenses or Leakage. The amount of the Deal-Generated Deductions will be computed assuming that an election is made under Revenue Procedure 2011-29 to deduct 70% of any Deal-Generated Deductions that are success-based fees (as described in Revenue Procedure 2011-29).

“Defensible Title” means such record title or beneficial title arising under operating agreements, unitization agreements, pooling agreements, farmout agreements or joint development agreements, which, subject to the Permitted Encumbrances, as of the Claim Date and Closing Date:

(a)with respect only to the Target Formation of each Lease or Well, entitles the Company Group to receive Hydrocarbons within, produced, saved, and marketed from the Target Formation of such Lease or Well throughout the duration of the productive life of such Lease or Well, as applicable, of not less than the Net Revenue Interest shown on Exhibit A-1 or Exhibit A-2 (as applicable) for such Lease or Well, except for (i) decreases in connection with those operations in which the Company Group may be a nonconsenting co-owner after the Execution Date (if and to the extent permitted by this Agreement), (ii) decreases resulting from the reversion of interests to co-owners with operations in which such co-owners elected not to consent after the Execution Date, (iii) decreases resulting from the establishment or amendment of pools or units from and after the Execution Date (if and to the extent permitted by this Agreement), (iv) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under-deliveries after the Execution Date, and (v) as otherwise shown on Exhibit A-1 or Exhibit A-2 (as applicable);

(b)with respect only to the Target Formation of each Well, obligates the Company Group to bear a percentage of the costs and expenses for the ownership, operation, maintenance, development and plugging, decommissioning and abandonment of, and operations relating to, such Well not greater than the Working Interest shown in Exhibit A-2 for such Well without increase throughout the productive life of such Well, except for (i) increases that are accompanied by at least a proportionate increase in the Company Group’s Net Revenue Interest with respect to the Target Formation of the affected Well, (ii) increases resulting from contribution requirements with respect to defaults by co-owners after the Execution Date under the applicable operating agreement, and (iii) as otherwise shown on Exhibit A-2;

(c)with respect only to the Target Formation of each Lease, entitles the Company Group to not less than the Net Mineral Acres for such Lease as set forth on Exhibit A-1 throughout the life of such Lease, except for (i) decreases resulting from the establishment or amendment of pools or units from and after the Execution Date (if and to the extent permitted by this Agreement), (ii) decreases resulting from the drilling of a Well on such Lease (if and to the extent permitted by this Agreement); and

(d)with respect to each Lease and Well, is free and clear of Encumbrances.

“Disclosure Schedules” means those certain Disclosure Schedules delivered pursuant to this Agreement.

“Disputed Amounts” has the meaning set forth in Section 10.4(c).

“Disputed Matters” has the meaning set forth in Section 4.6(a).

“Disputing Party” has the meaning set forth in Section 4.6(a).

“Dollars” means U.S. Dollars.

“Durango Building” means that certain real property located at 1910 Main Avenue, Durango, CO 81301.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee” means those Person(s) employed by the Company Group.

“Encumbrance” means any charge, claim, license, limitation, condition, equitable interest, mortgage, deed of trust, lien, pledge, security interest, right of first refusal and/or right of first offer, hypothecation, production payment, option, collateral assignment, defect, equitable interest, privilege, pre-emptive right, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” shall mean any Proceeding, Order, claim, demand, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging losses of whatever kind or nature (including losses or responsibility for the costs of enforcement proceedings, investigations, natural resources damages, cleanup, governmental response, removal or remediation, abatement, capital expenditures, property damages, personal injuries, medical monitoring, penalties, court costs, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (a) the presence, Release or threat of Release, or actual or alleged exposure to, any Hazardous Substances, (b) circumstances forming the basis of any actual or alleged non-compliance with or losses pursuant to any Environmental Law or Environmental Permit, or (c) any other matters for which losses or other liabilities are imposed under Environmental Laws or any Environmental Permit.

“Environmental Defect” means, as to the Assets, (a) a condition on or affecting an Asset that causes the violation of or failure to meet requirements or standards under applicable Environmental Laws where such requirements or standards are in effect on or before the Closing Date or (b) a condition on or affecting an Asset with respect to which Remediation or corrective action is currently required under applicable Environmental Laws in effect on or before the Closing Date; provided, however, that the following shall not be considered Environmental Defects for any purpose of this Agreement: (i) any matter listed on Schedule 6.17, (ii) any matter caused by, and to the extent affecting an Asset that is operated by, Purchaser or any of its Affiliates as of the Execution Date, (iii) the failure to meet good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or recommended (but not required) by a Governmental Body, and (iv) liabilities to the extent caused by or relating to NORM, asbestos, or asbestos-containing materials, in each case to the extent located on Equipment and not presently in violation of or requiring Remediation under Environmental Laws. For the avoidance of doubt, (A) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Defect, (B) the fact that a Well should be temporarily plugged or abandoned or permanently plugged and abandoned if the time frame for performing such activities under Environmental Laws has not expired, or facts or conditions based on the quantity of Hydrocarbon production from a Lease or Well, shall, in each case, not form the basis of an Environmental Defect, and (C) except with respect to equipment (1) that causes or has caused contamination of soil, surface water or groundwater or other unauthorized Release of Hazardous Substances, or (2) the use or condition of which violates or requires Remediation under Environmental Law, the physical condition of any surface or subsurface production equipment, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Defect.

“Environmental Defect Notice” has the meaning set forth in Section 4.4(a).

“Environmental Defect Property” has the meaning set forth in Section 4.4(a).

“Environmental Laws” means, as the same have been amended prior to or on the Closing Date, any and all applicable Laws pertaining to (a) pollution, contamination or the protection, restoration or remediation of, or prevention of harm or any adverse or deleterious effect to, the environment or the protection of the natural environment, including natural resources, (b) the protection of human health and safety as it pertains to exposure to Hazardous Substances, (c) the manufacture, processing, registration, distribution, formulation, packaging or labeling of Hazardous Substances or products containing Hazardous Substances, (d) the transport or handling, use, presence, generation, treatment, incineration, landfilling, storage, disposal, Release of or exposure to any Hazardous Substances, or (e) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, including CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar and other Laws as of the Closing Date of any Governmental Body having jurisdiction over the property in question.

“Environmental Liabilities” means direct, indirect, pending or threatened indebtedness, liability, claim, loss, damage, fine, penalty, cost, expense, deficiency or  responsibility, whether known or unknown, arising under or relating to any Environmental Claim, Environmental Law, Environmental Permit, or Release, whether based on negligence, strict liability or otherwise (including costs and liabilities for investigation, government response, removal, remediation, restoration, abatement, monitoring, personal injury, medical monitoring, monitoring, penalties, contribution, indemnification, injunctive relief, property damage, natural resource damages, court costs, costs of enforcement proceedings or government responses, and attorneys’ fees in connection with each of the foregoing), including (a) pursuant to any order, notice of responsibility (including requirements embodied in Environmental Laws), injunction, judgment, or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any actual or alleged violation of, or liability or remediation obligation or other loss arising under, any Environmental Laws that are attributable to the current or former ownership or operation of the Assets, including any actual or alleged generation, use, handling, transportation, storage, treatment, disposal, Release, or threatened Release of, or exposure to, any Hazardous Substances at any facility or location, (b) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation, response costs or other liability to the extent arising out of any Environmental Laws, including or exposure to, any Hazardous Substances at any facility or location, that are attributable to the current or former ownership or operation of the Assets, and (c) any liabilities arising under Environmental Law assumed or retained by contract, operation of Law, or otherwise.

“Environmental Permit” shall mean any Permit required under or issued, granted, given, authorized by, or made pursuant to Environmental Law.

“Equipment” has the meaning set forth in the definition of “Assets”.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 401(c)(1) of ERISA that includes the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Defect” has the meaning set forth in the definition of “Title Defect”.

“Execution Date” has the meaning set forth in the Preamble to this Agreement.

“Existing Secured Credit Facility” means that certain Existing Secured Credit Facility with Fortress Credit Corporation and Cargill Incorporated in the aggregate amount of $52,000,000 as of December 31, 2024.

“Fee Cap” means $500,000.

“Financial Statements” has the meaning set forth in Section 6.39(a).

“Fraud” means an actual, intentional and willful misrepresentation by a Party with respect to the making of any representation or warranty set forth in Article 5, Article 6, or Article 7 of this Agreement, as applicable; provided, that (a) the Party making such representation or warranty had actual knowledge that the applicable representation or warranty was false at the time such representation or warranty was made, (b) the representation or warranty was made with the intention that the other applicable Party rely thereon to its detriment, (c) the representation or warranty was relied upon by the other applicable Party to such other applicable Party’s detriment, and (d) “Fraud” does not include constructive fraud or other claims based upon constructive knowledge, negligent misrepresentation, recklessness, or other similar theories.

“Fundamental Representations” means (a) with respect to Sellers, the representations and warranties of Sellers in Section 5.2, Section 5.3, Section 5.4, Section 5.5(a), Section 5.6, Section 5.7, (b) with respect to the Company, the representations and warranties of the Company in Section 6.2, Section 6.3, Section 6.4, Section 6.5(a), Section 6.6(a) and Section 6.7, and (c) with respect to Purchaser, the representations and warranties of Purchaser in Section 7.2, Section 7.3, Section 7.4, Section 7.5(a), Section 7.6 and Section 7.12(a).

“GAAP” means U.S. generally accepted accounting principles, applied on a consistent basis.

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official, or other authority of the United States or any other country or any federal, state, province, prefect, municipality, locality, tribal, or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, regulatory, legislative, police, regulatory, taxing, importing, tribal, or other governmental or quasi-governmental authority.

“Hazardous Substances” means any (a) constituent, material, substance, chemical, or waste (or combination thereof) that is listed, defined, designated, that is regulated or classified by any Environmental Law as hazardous, toxic, explosive, corrosive, deleterious, flammable, infectious, toxic, a pollutant, a contaminant, solid waste or words of similar meaning or effect under any Environmental Law or for which liabilities or standards of conduct may be imposed under Environmental Laws, (b) substance that is subject to regulation, investigation or control, or the presence of which requires closure, decommissioning, removal or remediation, under any Environmental Law, (c) substance that can give rise to losses or liabilities under any Environmental Law or the presence of which requires investigation, financial assurance, clean up, removal, abatement, remediation or other management, mitigative, corrective or Remedial Action under any Environmental Law, and (d) metals, petroleum or petroleum by-products, asbestos or asbestos-containing materials or products, PFAS Chemicals, polychlorinated biphenyls (PCBs), volatile organic compounds, or materials containing same, radioactive materials, lead or lead-containing materials, radon, and mold in quantities or concentrations that may adversely affect human health or materially affect the value or utility of the building(s) in which it is present.

“Hedges” means any future, hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk, or the price of commodities.

“Hydrocarbons” means oil, gas, condensate, and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalances” means any (a) imbalance at the wellhead between the amount of Hydrocarbons produced from any of the Wells and allocated to the interests of the Company Group therein and the shares of production from the relevant Well to which the Company Group was entitled, (b) any marketing imbalance between the amount of Hydrocarbons nominated by or allocated to the Company Group and the Hydrocarbons actually delivered on behalf of the Company Group, including any imbalance relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and (c) amounts owed (whether volumes of Hydrocarbons or liquidated dollar amounts) by the Company Group as a result of any minimum volume commitment, “take or pay”, minimum revenue commitment or similar arrangement.

“Income Tax” means any net income, gross receipts, franchise or similar Taxes.

“Indebtedness” of any Person means, as of any time, regardless of whether contingent, without duplication, (a) the principal of and accrued and unpaid interest, prepayment premiums or penalties, and fees and expenses in respect of indebtedness of such Person for borrowed money (including all principal, accrued interest, premiums, penalties, termination fees or breakage fees), whether or not represented by bonds, debentures, notes or other securities (and whether or not convertible into any other security), including the amount drawn on any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security (and whether or not convertible into any other security), (c) reimbursement and other obligations with respect to letters of credit and bankers’ acceptances and letters of guaranty or similar instruments, to the extent drawn upon, (d) all obligations (contingent or otherwise) of such Person issued or assumed as the deferred purchase price for any asset, property, business or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (including any earn-outs or vehicle loans and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable incurred in the ordinary and usual course of business of normal day-to-day operations of the business consistent with past practice), (e) obligations as lessee under capital leases (as defined by GAAP), including all obligations to pay rent or other amounts under any such capital lease, and obligations of such Person in respect of synthetic leases, (f) any deferred revenue obligations arising from customer prepayments or deposits, (g) all obligations of the type referred to in clauses (a) through (f) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, and (h) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided that the definition of “Indebtedness” shall not include any liabilities or obligations of any kind or character of Sellers (including the Company Group) with respect to Hedges.

“Indemnified Person” has the meaning set forth in Section 12.2(a).

“Indemnifying Person” has the meaning set forth in Section 12.2(a).

“Independent Accountant” has the meaning set forth in Section 10.4(c).

“Individual Defect Threshold” has the meaning set forth in Section 4.5(a).

“IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals and similar or related items of automated, computerized or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed or used (including through cloud-based or other third-party service providers) by or for, or otherwise relied on by, the Company Group or by a Seller with respect to the Business.

“Intellectual Property” means all U.S. and foreign: (a) patents and patent applications; (b) trademarks, service marks, logos, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (whether or not filed), including all goodwill associated therewith; (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof (whether or not filed) and other works of authorship, whether or not published; (d) trade secrets and proprietary information, software, firmware and databases; and (e) the right to sue and collect damages for any past, present, and future infringement, misappropriation, or other violation of any of the foregoing.

“Interests” means, with respect to any Person: (a) any and all capital stock, membership interests, units, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person (including the right to participate in the management and business and affairs or otherwise Control such Person); (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 6.39(a).

“Invasive Activities” has the meaning set forth in Section 8.1(b).

“Laws” means all Permits, statutes, rules, regulations, ordinances, Orders, codes, rulings, writs, injunctions, decrees or other official acts of or by any Governmental Body. All references to “Laws” shall be deemed to include any amendments thereto and also to all rules and regulations promulgated thereunder, and any successor Laws, unless the context otherwise requires.

“Leakage” means any of the following, without duplication of any other adjustment to the Unadjusted Purchase Price, arising after the Effective Time and prior to the Closing:

(a)except as disclosed in Schedule 6.6(d), any dividend, interest on capital, advance or distribution (whether in cash or in kind) declared, paid or made (whether actual or deemed), or any return of capital (whether by reduction of capital or redemption, amortization or purchase of equity interests or quotas), loans, any management, monitoring or sponsor advisory fees, or any other payment made on or with respect to any Company Interests to or on behalf of or for the benefit of, Sellers or any Affiliate of Sellers or other direct or indirect owner of Sellers; provided, for the avoidance of doubt, that this clause (a) shall not include payments otherwise made pursuant to the Administrative Services Agreement;

(b)any sale, transfer or surrender of any assets or rights from the Company Group to Sellers or any Affiliate of Sellers (other than the Company Group);

(c)any waiver, forgiveness or release by the Company Group of any amount owed to it by (or any right or any claim against) Sellers or any Affiliate of Sellers;

(d)the amount of any payments by the Company Group of any cash to or for the account of Sellers’ or their Affiliates’ directors, officers, partners, members, equity holders, contractors, consultants, advisors or employees;

(e)the fair market value of any assets, rights or benefits sold or otherwise transferred by the Company Group to Sellers or any Affiliate of Sellers (net of any proceeds received by (or receivable by) the Company Group);

(f)the amount of any liabilities or obligations of Sellers or any Affiliate of Sellers that are (i) unrelated to the ownership or operation of the Company Group or its business or Assets and (ii) guaranteed or otherwise assumed by the Company Group (including any agreement or undertaking by the Company Group to assume, indemnify, guarantee or secure any such liability or obligation);

(g)the positive amount, if any, incurred or paid by the Company Group for or with respect to the cure or attempt to cure Title Defects and/or Environmental Defects to the extent such amounts reduce (or would reduce if actually resulting in a cure) the aggregate total of all Title Defect Amounts and Environmental Defect Amounts to an amount equal to the Defect Deductible, excluding any costs or expenses incurred in the Ordinary Course of Business in connection with reporting, auditing and maintenance requirements the failure to comply with would result in a Title Defect or Environmental Defect;

(h)the positive amount, if any, incurred or paid by the Company Group for or with respect to: (i) the cure or attempt to cure of any breach by Sellers or any Affiliate of Sellers of their representations and warranties set forth in this Agreement, or (ii) the cure or attempt to cure of any breach by Sellers or any Affiliate of Sellers of any of their covenants set forth in this Agreement;

(i)the incurrence of any Tax by the Company Group as a consequence of any of the foregoing matters (provided that, for the avoidance of doubt, the incurrence of any Tax attributable to a Tax period (or portion thereof) ending prior to the Effective Time shall not be deemed Leakage);

(j)any unpaid bonuses to Employees not accrued as of the Effective Time (in each case, including the employer portion of any social security, payroll, unemployment or similar Taxes payable by the Company Group in connection with any such amounts, computed as though all such amounts were paid at the Effective Time);

(k)the expenses that were incurred in connection with the contemplated initial public offering of securities of Peak Resources LP and Peak Resources GP LLC that Sellers have allocated to the Company and paid as of the Closing; and

(l)any expense, liability or obligation arising under any agreement or arrangement entered into by the Company Group to give effect to any matter referred to in clauses (a) through (l) above, the amount of which shall constitute Leakage whether paid before, at or after the Closing.

“Leases” has the meaning set forth in the definition of “Assets”.

“Lock-Up Agreements” means those certain Lock-Up Agreements, to be dated as of the Closing Date, by and between Purchaser Parent and each Lock-Up Party, substantially in the form of Exhibit C.

“Lock-Up Party” means each of (i) Yorktown IX, (ii) Yorktown X and (iii) Yorktown XI.

“Material Adverse Effect” means any event, change, circumstance, development, state of facts, effect, result, occurrence or condition, whether foreseeable or not, that, individually or in the aggregate, (a) has been, or would be reasonably likely to be, materially adverse to (I) the ownership, operation or condition (financial or otherwise) of the Company Group or the Assets taken as a whole and as currently owned and operated, or (II) as to Purchaser, the business, liabilities, financial condition, or results of operations of Purchaser Parent, or (b) materially and adversely affects the ability of the applicable Party to consummate the transactions contemplated hereby and perform its material obligations hereunder or would reasonably be expected to do so; provided, however, that in the case of subsection (a) above, none of the following, either alone or in combination, shall be deemed to constitute or contribute to a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred or is existing: (i) any change in applicable Laws or accounting standards or the interpretation or enforcement thereof from and after the Execution Date; (ii) any change in economic, political, or business conditions or financial, credit, debt, or securities market conditions generally, including changes in interest rates, exchange rates, commodity prices, electricity prices, or fuel costs; (iii) any legal, regulatory, or other change generally affecting the industries, industry sectors, or geographic sectors of the Assets, including any change in the prices of oil, natural gas, or other Hydrocarbon products or the demand for related gathering, processing, transportation, and storage services; (iv) any change resulting or arising from the execution or delivery of this Agreement or the other Transaction Documents, the consummation of the transactions contemplated hereby or thereby, or the announcement or other publicity or pendency with respect to any of the foregoing; (v) any change resulting or arising from political, geopolitical, social, or regulatory conditions, including any outbreak, continuation, or escalation of any military conflict, declared or undeclared war, armed hostilities, terrorism, civil unrest, public demonstrations, or acts of foreign or domestic terrorism or sabotage (including any cyber-attack or hacking), or the escalation of any of the foregoing; (vi) any epidemic, pandemic, or outbreak of disease (including, for the avoidance of doubt, COVID-19), or the escalation of any of the foregoing; (vii) any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person; (viii) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes, and wild fires, or other force majeure events, or the escalation of any of the foregoing; (ix) any failure by the Company Group to meet any internal or external estimates, expectations, budgets, projections, or forecasts (provided that the underlying cause of such failure may be taken into account when determining if a Material Adverse Effect has occurred); or (x) any change resulting or arising from the taking of, or the failure to take, any action by Sellers, the Company Group, or any of their respective Affiliates, required or otherwise expressly contemplated by this Agreement or consented to or requested by Purchaser in writing; provided, however, except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i), (ii), (iii), (v), (vi), (vii) or (viii) disproportionately adversely affect Sellers or the Company Group, taken as a whole, as compared to other similarly situated participants operating in the oil and gas exploration, development or production industry in the region in which the Company Group operates (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate). For the avoidance of doubt, “Material Adverse Effect” shall not be measured against any forward-looking statements, financial projections, or forecasts applicable to the Assets.

“Material Contracts” has the meaning set forth in Section 6.12(a).

“Mountain Time” means the mountain time zone of the United States of America.

“Net Mineral Acres” means, as computed separately with respect to each Lease, (a) the number of gross acres in the land covered by such Lease, multiplied by (b) the lessor’s undivided mineral interest in the Hydrocarbons in the Target Formation in such lands covered by such Lease, multiplied by (c) the Company Group’s Working Interest in such Lease; provided, however, if items (a) and (b) of this definition vary as to different areas or depths within any tracts or parcels burdened by such Lease, a separate calculation shall be performed with respect to each such area or depths.

“Net Revenue Interest” means, with respect to each Well (limited, however to the Target Formation with respect to such Well), the interest in and to all Hydrocarbons produced and saved or sold from or allocated to the Target Formation of such Well, in each case, after giving effect to all Burdens.

“NORM” means naturally occurring radioactive material.

“Operations Assets” means printers, vehicles, trailers, SCADA equipment (modems, antennas, solar, batteries), and any hardware associated with permanently installed fiber down hole (interrogators and data loggers), in each case used or held for use in connection with the operation of the Assets and/or the Company Group.

“Order” means any award, writ, decision, injunction, judgment, order, ruling, edict, decree, pronouncement, determination, sentence, subpoena, or verdict entered, issued, made, enacted, promulgated, enforced or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means when used in reference to any Person, the ordinary course of business of such Person consistent in scope and nature with past customs and practices of such Person.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document, (e) in each case of the preceding clauses, all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of any such Person, including any amendments thereto, and (f) with respect to any other Person, its comparable organizational documents.

“Outside Date” has the meaning set forth in Section 11.1(e).

“Ownership Reference Date” means January 1, 2020.

“Parent Shareholder Consent Deadline” means January 8, 2026.

“Parent Financial Statements” has the meaning set forth in Section 7.14(a).

“Party” and “Parties” has the meaning set forth in the Preamble to this Agreement.

“Pass-Through Income Taxes” means any U.S. federal (and state or local) income, franchise or similar Taxes imposed on the direct or indirect owners of any entity on a “pass-through” basis by allocating or attributing to such owners all or certain of such entity’s items of income, gain, loss, deduction and other relevant tax attributes.

“Pass-Through Tax Return” shall mean any U.S. federal income Tax Return and any state or local income, franchise or similar Tax Return prepared on a “pass-through” basis, in each case, of any member of the Company Group related to Pass-Through Income Taxes imposed on any Seller (or any of its direct or indirect owners).

“Peak BLM” means Peak BLM Lease LLC, a Delaware limited liability company.

“Peak BLM MIPA” means that certain Membership Interest Purchase Agreement, dated as of the Execution Date, by and among Yorktown Energy Partners XI, L.P., Peak BLM and Purchaser.

“Peak Powder River Acquisitions” means Peak Powder River Acquisitions LLC, a Delaware limited liability company.

“Permits” means any permits, approvals, authorizations, certificates, registrations, Consents, licenses, franchises, exemptions by, notifications to, or filings with, Governmental Bodies, including any Environmental Permit.

“Permitted Encumbrances” means any or all of the following:

(a)royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests, and other similar burdens on production to the extent that the net cumulative effect of such burdens does not (i) reduce the Company Group’s Net Revenue Interest with respect to the Target Formation for any Well or Lease below that shown in Exhibit A-2 and Exhibit A-1, as applicable, (ii) increase the Company Group’s Working Interest with respect to the Target Formation in any Well above that shown in Exhibit A-2, without a proportionate increase in the Net Revenue Interest of the Company Group with respect to the Target Formation or (iii) decrease the Company Group’s Net Mineral Acres with respect to the Target Formation in any Lease below that shown in Exhibit A-1;

(b)all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders, and other contracts, agreements, and instruments applicable to the Properties, to the extent that the net cumulative effect of such instruments does not (i) reduce the Company Group’s Net Revenue Interest with respect to the Target Formation for any Well or Lease below that shown in Exhibit A-2 and Exhibit A-1, as applicable, (ii) increase the Company Group’s Working Interest with respect to the Target Formation in any Well above that shown in Exhibit A-2, without a proportionate increase in the Net Revenue Interest of the Company Group with respect to the Target Formation, or (iii) decrease the Company Group’s Net Mineral Acres with respect to the Target Formation in any Lease below that shown in Exhibit A-1;

(c)liens for Taxes or assessments not yet delinquent or, if delinquent, are being contested in good faith by appropriate actions disclosed on Schedule 6.9, with it being understood that this clause (c) sets for the sole and exclusive liens and other encumbrances relating to Taxes included for purposes of this definition;

(d)any (i) inchoate liens or charges constituting or securing the payment of expenses incurred incidental to maintenance, development, production, or operation of the Properties or for the purpose of developing, producing, or processing Hydrocarbons therefrom or therein, and (ii) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or charges arising in the ordinary course of business, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, are being contested in good faith by appropriate actions which are described on Schedule 6.9;

(e)all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the transactions contemplated hereby, if they are not required or customarily obtained in the region where the Assets are located prior to sale or conveyance, including Customary Post-Closing Consents;

(f)excepting circumstances where such rights have already been triggered or will be triggered prior to the Closing Date, rights of reassignment under Leases arising upon final intention to abandon or release the Assets, or any of them;

(g)easements, rights-of-way, restrictions, covenants, servitudes, Permits, surface leases, rights in respect of surface operations, and other encumbrances or rights that do not materially impair the use, operation or ownership of any Asset as currently used and operated;

(h)calls on production under existing Material Contracts;

(i)Imbalances;

(j)rights of a common owner of any Surface Interests currently held by the Company Group and such common owner as tenants in common or through common ownership that do not materially impair the use, operation or ownership of any Asset as currently used and operated;

(k)all rights reserved to or vested in any Governmental Bodies (i) to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use, or operation thereof, or revenue, income, or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Body or under any right, franchise, grant, license, or Permit issued or afforded by any Governmental Body, or (ii) to terminate any right, franchise, grant, license, or Permit issued or afforded by such Governmental Body;

(l)any lien, charge, or other Encumbrance on or affecting the Assets that is discharged by Sellers, Sellers’ Representative, the Company Group or Purchaser at or prior to Closing (including the Existing Secured Credit Facility);

(m)any lien or trust arising under worker’s compensation, unemployment insurance, pension or employment Laws or regulations;

(n)the terms and conditions of the Leases, including any depth limitations or similar limitations that may be set forth therein, to the extent that the net cumulative effect of such instruments does not (i) reduce the Company Group’s Net Revenue Interest with respect to the Target Formation for any Well or Lease below that shown in Exhibit A-2 and Exhibit A-1, as applicable, (ii) increase the Company Group’s Working Interest with respect to the Target Formation in any Well above that shown in Exhibit A-2, without a proportionate increase in the Net Revenue Interest of the Company Group with respect to the Target Formation, or (iii) decrease the Company Group’s Net Mineral Acres with respect to the Target Formation in any Lease below that shown in Exhibit A-1;

(o)the terms and conditions of the Material Contracts to the extent that the net cumulative effect of such instruments does not (i) reduce the Company Group’s Net Revenue Interest with respect to the Target Formation for any Well or Lease below that shown in Exhibit A-2 and Exhibit A-1, as applicable, (ii) increase the Company Group’s Working Interest with respect to the Target Formation in any Well above that shown in Exhibit A-2, without a proportionate increase in the Net Revenue Interest of the Company Group with respect to the Target Formation or (iii) decrease the Company Group’s Net Mineral Acres with respect to the Target Formation in any Lease below that shown in Exhibit A-1;

(p)any matters shown on Exhibit A-1, Exhibit A-2, Schedule 3.4, Schedule 5.8 or Schedule 6.8, as applicable;

(q)any lien, mortgage, security interest, pledge, charge, or similar encumbrance resulting from Sellers’, Sellers’ Representative or the Company’s conduct of business in compliance with this Agreement;

(r)any other liens, charges, encumbrances, defects, or irregularities that (i) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby, (ii) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the Assets are located and (iii) do not (1) reduce the Company Group’s Net Revenue Interest with respect to the Target Formation for any Well or Lease below that shown in Exhibit A-2 or Exhibit A-1, as applicable, (2) increase the Company Group’s Working Interest with respect to the Target Formation in any Well above that shown in Exhibit A-2, without a proportionate increase in the Net Revenue Interest of the Company Group with respect to the Target Formation or (3) decrease the Company Group’s Net Mineral Acres with respect to the Target Formation in any Lease below that shown in Exhibit A-1;

(s)any (i) lien, mortgage, security interest, pledge, charge or similar Encumbrance in favor of, or held by, any member of the Purchaser Group, and (ii) consent to assignment or similar transfer restriction in favor of, or held by, any member of the Purchaser Group; and

(t)any Excluded Defects.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Body.

“Personal Information” means, in addition to all information defined or described by the Company Group as “personal data,” “personal information,” “personally identifiable information,” “PII,” or any similar term in the Company Group’s privacy policies or other public-facing statement, any information (i) that identifies, relates to, describes, regards or is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, an individual Person, household, or device, including any personally identifiable data, or (ii) that is otherwise protected by or subject to any applicable Law or defined as “personal information”, “personal data”, “personally identifiable information”, “protected health information” or similar term under applicable Law.

“PFAS Chemicals” means per- and polyfluoroalkyl substances including any perfluorooctanoic acid, perfluorooctane sulfonate, perfluorobutane sulfonate, perfluorobutane sulfonic, perfluorononanoic acid, perfluorohexane sulfonate and GenX compounds.

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials ASTM-1527-13 or 1527- 21, or any other similar non-invasive environmental assessment or review that examines the condition or compliance of property or operations pursuant to Environmental Laws.

“Phase II Environmental Site Assessment” has the meaning set forth in Section 8.1(b).

“Pre-Closing Insurance Claims” has the meaning set forth in Section 8.12.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Preferential Right” means any preferential rights to purchase, rights of first refusal or similar rights triggered by the transactions contemplated by this Agreement.

“Proceeding” means any proceeding, action, cause of action, arbitration, audit, investigation, litigation or suit (whether civil, criminal, administrative, investigative, informal or otherwise, whether in contract, in tort or otherwise) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or auditor.

“Properties” has the meaning set forth in the definition of “Assets”.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 3.2.

“Purchaser” has the meaning set forth in the Preamble to this Agreement.

“Purchaser Group” means Purchaser, its current and former Affiliates, and each of its and their respective officers, directors, employees, agents, advisors, and other Representatives.

“Purchaser Parent” has the meaning set forth in the Preamble to this Agreement.

“Purchaser Parent Common Stock” has the meaning set forth in Section 3.1.

“Purchaser Parent SEC Documents” has the meaning set forth in Section 7.14(a).

“Purchaser’s Accountants” means BDO USA, LLP.

“Qualified Benefit Plan” has the meaning set forth in Section 6.29(c).

“R&W Conditional Binder” means the conditional binder attached hereto as Exhibit E.

“R&W Insurance Policy” means that certain buyer-side representations and warranties insurance policy described in Section 8.6, in the name and for the benefit of Purchaser, its Affiliates, and their respective officers, directors, employees, and agents.

“R&W Insurer” means the insurer providing the R&W Insurance Policy.

“Records” means the books, records, information, data and files of the Company Group, to the extent in the possession or control of Sellers or their Affiliates, whether written or electronically stored, including: (a) land, lease and title records (including abstracts of title, title opinions, and title curative documents); (b) Contract files; (c) operations, environmental, permitting, production, and accounting records; (d) production, facility, and well records and data; (e) electric logs; (f) books and records or documents relating to Taxes of the Company Group; and (g) ledgers, minute books and Company Organizational Documents.

“Registration Rights Agreement” means that certain Registration Rights Agreement, to be dated as of the Closing Date, by and among Purchaser Parent and Sellers or Sellers’ Representative on behalf of Sellers, substantially in the form of Exhibit D.

“Related Party” shall mean (a) any Person who is an equity holder of Purchaser and any Affiliate of such Person, and (b) an entity owned directly or indirectly by the equity holders of the Company in substantially the same proportion as their ownership of the Company.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, seeping, leaching, depositing, placing, dispersal, dumping or disposing or other release into, or migrating through, soil, air, water, groundwater, wetland or any other environmental medium.

“Remedial Action” shall mean all actions as specifically required by any applicable Environmental Law or a Governmental Body to (i) clean up, remove, treat or in any other way address any Hazardous Substances in accordance with applicable Environmental Law, (ii) prevent or remediate the Release or threat of Release of any Hazardous Substances, (iii) prevent human exposure to Hazardous Substances, and (iv) perform pre-remedial studies and investigations or post-remedial monitoring and care; in each case of the foregoing clauses (i)-(iv) as approved or deemed necessary by a Governmental Body.

“Remediation” means with respect to an Environmental Defect, the implementation and completion of any remedial, removal, response, or other corrective or responsive actions, including monitoring, to the extent (but only to the extent) required under Environmental Laws to correct, or remove such Environmental Defect.

“Remediation Amount” means, with respect to an Environmental Defect, the reasonable cost (net to the Company Group’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective Remediation of such Environmental Defect (considered as a whole, taking into consideration any material impacts such response may have on the operations of the relevant Assets and the use of the relevant property) as compared to any other response that is required or allowed under the least stringent standard provided for under Environmental Laws. The most cost- effective Remediation may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices, activity and use limitations or similar approaches, if such responses are allowed under Environmental Laws and the environmental provisions of applicable Leases; provided that the most cost-effective Remediation shall always include Remediation required by any Governmental Body under Environmental Law. The Remediation Amount shall not include (a) the costs of Purchaser’s or any of its Affiliate’s employees, project manager(s) or attorneys; (b) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Properties, or in connection with permit renewal/amendment activities) regardless of the presence of an Environmental Defect; (c) internal overhead costs of Purchaser or its Affiliates; (d) costs and expenses that would not have been required under Environmental Laws as they exist on or before the Closing Date; (e) any costs or expenses relating to any obligations to plug, abandon or decommission wells located on or comprising part of the Properties in the ordinary course of business, and not as a result of the applicable Environmental Defect; (f) the assessment, remediation, removal, abatement, transportation, disposal, or any other corrective actions of any asbestos, asbestos-containing materials or NORM that may be present on Equipment that do not represent a present violation of or liability under Environmental Laws; or (g) duplicative costs or losses included in another Remediation Amount or adjustment to the Unadjusted Purchase Price hereunder.

“Representatives” means (a) partners, employees, officers, directors, managers, members, other direct and indirect equity owners, and counsel of a Party or any of its Affiliates; (b) any consultant or agent retained by a Party, including financial, legal and other advisors, financing sources and other representatives; and (c) any bank, other financial institution, or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution, or entity.

“Required Parent SEC Documents” has the meaning set forth in Section 7.14(a).

“Scheduled Closing Date” has the meaning set forth in Section 10.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers” has the meaning set forth in the Preamble to this Agreement.

“Sellers Group” means Sellers, their current and former Affiliates (except, from and after the Closing, the Company), and each of their respective officers, directors, employees, agents, advisors, and other Representatives.

“Sellers’ Accountants” means PricewaterhouseCoopers LLP.

“Sellers’ Representative” has the meaning set forth in the Preamble to this Agreement.

“Settlement Statement” has the meaning set forth in Section 10.4(b).

“Shareholder Consent” means the consent of the shareholders of Purchaser Parent approving the transactions contemplated by this Agreement, including the issuance of the Purchaser Parent Common Stock.

“Specified Bank Accounts” has the meaning set forth in Section 6.20.

“Specified Consent Requirement” means a requirement to obtain a lessor’s or other Person’s prior consent to assignment or transfer of an interest in a Company Interest or an Asset that is triggered by the transactions contemplated by this Agreement and the instrument creating the consent and expressly provides that (a) any purported assignment or transfer in the absence of such consent first having been obtained is void, voidable, invalid, or unenforceable against such Person, (b) the Person holding the right may terminate the applicable Lease, Permit, Contract, or other instrument creating Sellers’ or the Company Group’s rights in the affected Company Interest or Asset, or (c) the Person holding the right may impose additional conditions on the proposed assignee or transferee that involve the payment of money, the posting of collateral security, or the performance of other obligations by the assignee or transferee that would not be required in the absence of the transactions contemplated by this Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person or of which such Person or its Affiliates controls the management or has the power to elect a majority of the board of directors or managers or other Persons performing similar functions.

“Surface Agreements” has the meaning set forth in Section 6.35.

“Surface Interests” has the meaning set forth in the definition of “Assets”.

“Suspense Funds” has the meaning set forth in Section 6.19.

“Target Formation” means (a) with respect to each Well, the currently producing formation of such Well (provided, if a Well is “shut-in” and/or not producing as of the Execution Date, then the formation to which such Well was completed), and (b) with respect to each Lease, the formation(s) set forth on Exhibit A-1 for such Lease(s).

“Tax” or “Taxes” means all taxes, including without limitation, federal, state, local or foreign taxes, income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees, or charges imposed by any Taxing Authority, including any escheat obligations, interest, penalties, or additional amounts that may be imposed with respect to any of the foregoing, in each case, whether or not disputed, and any liability in respect of such amounts or items arising as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to or transferee of another Person, by Contract or agreement, by operation of Law or otherwise.

“Tax Contest” has the meaning set forth in Section 13.4.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund, or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority with respect to any Tax.

“Taxing Authority” means any Governmental Body responsible for the administration or imposition of any Tax.

“Termination Fee” means $750,000.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Person Claim” has the meaning set forth in Section 12.2(b).

“Title Benefit” means any right, circumstance, or condition that operates to (a) increase the Net Revenue Interest of the Company Group in the Target Formation of any Well or Lease as set forth on Exhibit A-2 or Exhibit A-1 above that shown on Exhibit A-2 or Exhibit A-1, as applicable, and which does not result in a greater than proportionate increase in the Company Group’s Working Interest above that shown in Exhibit A-2 for the applicable Well or Exhibit A-1 for the applicable Lease or (b) in the case of any Lease, increase the Net Mineral Acres for such Lease in the Target Formation as set forth in Exhibit A-1 above that shown on Exhibit A-1 as a result of an increase in (i) the number of gross acres in the lands covered by such Lease or (ii) the undivided percentage interest in oil, gas, and other minerals covered by the Lease in such lands.

“Title Benefit Amount” has the meaning set forth in Section 4.3(b).

“Title Benefit Notice” has the meaning set forth in Section 4.3(a).

“Title Benefit Property” has the meaning set forth in Section 4.3(a).

“Title Defect” means any lien, charge, encumbrance, obligation, defect, or other matter that, if not cured, causes the Company Group not to have Defensible Title in and to the Leases or Wells, as applicable, as of the Claim Date or the Closing Date; provided, however, that the following shall not be considered Title Defects for any purpose of this Agreement (each an “Excluded Defect”):

(a)defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(b)defects arising out of lack of survey, unless a survey is expressly required by applicable Laws or necessary for the applicable Asset to be legally sufficient, valid and binding;

(c)defects based on a gap in the Company Group’s chain of title in the federal records as to federal Leases, the state’s records as to state Leases, or in the county records as to other Leases, unless, in the case of any of the foregoing, such gap is affirmatively shown to exist by an abstract of title, title opinion, or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;

(d)defects based upon the failure to record any federal, state, or Indian Leases (or assignments thereof), in any applicable county records unless Purchaser provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(e)defects based (i) solely on the lack of information, including lack of information in Sellers’ or the Company Group’s files, the lack of Third Party records, or the unavailability of information from regulatory agencies, or (ii) solely on information in Sellers’ or the Company Group’s files;

(f)defects based on a Tax assessment, Tax payment or similar records (or the absence of such activities or records) unless Purchaser provides affirmative evidence that such Tax assessment, Tax payment or similar record could reasonably be expected to result in another Person’s (including any Governmental Body’s) superior claim of title to the relevant Asset;

(g)defects based on references to a document to which the Company Group is not a party because such document is not in Sellers’ or the Company Group’s files;

(h)defects arising out of (i) lack of corporate or other entity authorization or (ii) failure to demonstrate of record proper authority for execution by a Person on behalf of a corporation, limited liability company, partnership, trust, or other entity, in each case, unless such lack of authorization or failure to demonstrate of record proper authority results in a Third Party’s actual and superior claim of title to the relevant property;

(i)defects that have been cured by the passage of time or such other means that would render such defect invalid according to applicable Laws, or as to which the applicable Laws of limitations or prescription would bar any attack or claim;

(j)defects, encumbrances, or loss of title only affecting ownership interests in formations other than the relevant Target Formation (and which have no effect on the ownership interest in the Target Formations);

(k)defects that affect only which person (other than the Company Group) has the right to receive royalty (or similar) payments (rather than the amount or the proper payment of such royalty payment);

(l)defects arising from expired oil and gas leases taken more than fifteen (15) years prior to the Effective Time in the chain of title that are not surrendered of record, unless Purchaser affirmatively demonstrates that such prior oil and gas leases had not expired prior to the creation of the Asset in question;

(m)defects or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf, unless affirmative evidence exists (and is provided) that the action was not authorized and results in a Person’s assertion of superior title;

(n)defects or irregularities resulting from the failure to record releases of liens, mortgages, security interests, pledges, charges, or similar encumbrances that have expired by their own terms;

(o)defects based on or arising out of the failure of the Company Group or any Third Party to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, declaration or order, production sharing agreement, production allocation agreement, production handling agreement, or other similar agreement with respect to any horizontal Well that crosses more than one Lease or unit, to the extent that (i) such Well has been permitted by the applicable Governmental Body and (ii) the allocation of Hydrocarbons produced from such Well among the affected units, Leases and tracts is based upon the length of the “as drilled” horizontal wellbore open for production, take points, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such unit, Lease and tract its share of such production; and

(p)defects arising from any Encumbrance created by a mineral owner, which has not been subordinated to the lessee’s interest unless Purchaser provides affirmative evidence that such Encumbrance could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset.

“Title Defect Amount” has the meaning set forth in Section 4.2(d).

“Title Defect Notice” has the meaning set forth in Section 4.2(a).

“Title Defect Property” has the meaning set forth in Section 4.2(a).

“Transaction Documents” means (i) this Agreement, (ii) the Assignment Agreements, (iii) the Registration Rights Agreement, (iv) the Lock-Up Agreement and (v) any other documents executed pursuant to or in connection with this Agreement or delivered or required to be delivered pursuant to this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, stamp duty, registration, recording, deed recording fee, value added, mortgage, and conveyance taxes (including any penalties and interest, but excluding any Tax imposed on a net income basis or any similar Tax) incurred in connection with Purchaser’s purchase of the Company Interests contemplated by this Agreement.

“Unadjusted Purchase Price” has the meaning set forth in Section 3.1.

“Units” has the meaning set forth in the definition of “Assets”.

“U.S.” means the United States of America.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended and any applicable state Law of similar principle and effect.

“Wells” has the meaning set forth in the definition of “Assets”.

“Working Interest” means for any Well or Lease, that share of costs and expenses associated with the exploration, maintenance, development, operation and plugging and abandonment of such Well or Lease that a Person is required to bear and pay, including costs and expenses of maintenance, development operations and plugging and abandonment on or in connection with such Well or Lease.

“Wyoming Tax Matter” means the ad valorem Tax liability in Wyoming totaling approximately $10,872,000.

“Yorktown IX” means Yorktown Energy Partners IX, L.P., a Delaware limited partnership.

“Yorktown X” means Yorktown Energy Partners X, L.P., a Delaware limited partnership.

“Yorktown XI” has the meaning set forth in the Preamble to this Agreement.

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ANNEX I

SCHEDULE OF SELLERS

1.	Beverly L. Servi Trust 2012 Trust
2.	Doug McCrady
3.	Glen Christiansen
4.	Harald Jordan
5.	HarbourVest Real Assets – Energy Fund II L.P.
6.	HE Assets Inc.
7.	Hillman Family Foundations
8.	Jack Vaughn
9.	Jeff Lowe
10.	Jim Bonaventura
11.	Justin Vaughn
12.	Main Trust U/A Dora B. Hillman dated 8/25/68 F/B/O Howard B. Hillman and His Issue (A-1 Trust)
13.	Main Trust U/A Dora B. Hillman dated 8/25/68 F/B/O Tatnall L. Hillman and His Issue (B-1 Trust)
14.	Matt Gray
15.	Mike Gray
16.	Murchison Capital Partners, L.P.
17.	Tecovas Partners V, L.P.
18.	Vaughn Capital, LLC
19.	Vic Rudolph
20.	William Sawyer
21.	Yorktown Energy Partners IX, L.P.
22.	Yorktown Energy Partners X, L.P.
23.	Yorktown Energy Partners XI, L.P.